Exhibit 10.1

Execution Version

EQUIPMENT SUPPLY LOAN FINANCING AGREEMENT

among

FERMI TURBINE WAREHOUSE II LLC
(Borrower)

FERMI TURBINE HOLDCO II LLC
(Holdings)

FERMI TURBINE PLEDGOR II LLC

(Pledgor)

CLMG CORP.
(as Administrative Agent for the Lenders and as Collateral Agent for the Secured Parties),

and

THE LENDERS PARTIES HERETO

i

INDEX OF EXHIBITS AND SCHEDULES

Exhibit A	Definitions and Rules of Interpretation
Exhibit B	Form of Note
Exhibit C	Form of Notice of Borrowing
Exhibit D	Form of Borrower’s Closing Certificate
Exhibit E	[Reserved]
Exhibit F-1	Form of U.S. Tax Compliance Certificate
Exhibit F-2	Form of U.S. Tax Compliance Certificate
Exhibit F-3	Form of U.S. Tax Compliance Certificate
Exhibit F-4	Form of U.S. Tax Compliance Certificate
Exhibit G	Budget
Exhibit H	Project and Equipment Deployment Forecast
Exhibit I	Turbine Options Extension Change Order

Schedule I	Commitment and Proportionate Shares
Schedule II	Collateral Listing
Schedule III	Approved Transferees
Schedule IV	Consents
Schedule V	Equipment
Schedule 2.7	Lenders/Lending Offices
Schedule 4.7	Existing Debt
Schedule 4.14	Applicable Permits
Schedule 4.21	Material Equipment Agreements
Schedule 5.20	Delivery Point, Transportation and Storage Covenants

v

EQUIPMENT SUPPLY LOAN FINANCING AGREEMENT

This EQUIPMENT SUPPLY LOAN FINANCING AGREEMENT is dated as of March 26, 2026 (this “Agreement”), by and among Fermi Turbine Warehouse II LLC, a Texas limited liability company (“Borrower”), Fermi Turbine HoldCo II LLC, a Texas limited liability company (“Holdings”), Fermi Turbine Pledgor II LLC, a Texas limited liability company(“Pledgor”), and CLMG Corp., as Administrative Agent for the Lenders and Collateral Agent for the Secured Parties, and the Lenders party hereto from time to time.

RECITALS

WHEREAS, as of the Closing Date (defined herein), Fermi Inc., a Texas corporation (“Sponsor”), is the indirect owner of one hundred percent (100%) of Pledgor, Pledgor is the direct owner of one hundred (100%) of the membership interests in Holdings, and Holdings is the direct owner of one hundred percent (100%) of the membership interests in Borrower.

WHEREAS, Sponsor, through its wholly owned Subsidiary, Fermi Equipment Holdco, LLC, a Delaware limited liability company (“Fermi Equipment”), entered into that certain Contract for Gas Turbine Generator Equipment Supply dated as of October 24, 2025, as assigned from Fermi Equipment to Borrower pursuant to that certain Assignment, Assumption and Consent Agreement, dated March 26, 2026, by and between Fermi Equipment and Siemens Energy, Inc., a Delaware corporation (the “Equipment Supply Agreement”), for the acquisition of the Equipment, with such Equipment to be incorporated into one or more Project(s) (defined herein).

WHEREAS, as of the Closing Date, Sponsor has made Progress Payments (as defined herein) in the amount of $38,430,000.

WHEREAS, Borrower has requested that the Lenders extend, and the Lenders have agreed to extend, on the terms and conditions set forth in this Agreement, a senior secured term loan facility in an aggregate principal amount not exceeding $165,000,000.00 for the purposes of paying Equipment Acquisition Costs and Financing Costs (defined herein), including interest payments due to be made hereunder by Borrower to Lenders on the Loans, and fees, expenses and transaction costs related thereto.

In consideration of the agreements herein and in the other Financing Documents (defined herein) and in reliance upon the representations and warranties set forth herein and therein, the parties agree as follows:

Article 1
Definitions

Section 1.1 Definitions. Except as otherwise expressly provided, capitalized terms used in this Agreement and its exhibits shall have the meanings given in Exhibit A.

Section 1.2 Rules of Interpretation. Except as otherwise expressly provided, the rules of interpretation set forth in Exhibit A shall apply to this Agreement and the other Financing Documents.

Article 2
The Credit Facilities

Section 2.1 Equipment Loan Facility.

(a) Availability. Subject to the terms and conditions set forth in this Agreement, each Lender severally agrees to advance to Borrower from time to time during the Loan Availability Period such loans as Borrower may request under this Section 2.1 (collectively, the “Loans”), but not more than forty-five (45) total Borrowings during the Loan Availability Period (the “Borrowing Frequency Limit”), in an aggregate principal amount not to exceed such Lender’s Loan Commitment; provided, that after giving effect to the making of any such Loan, in no event shall the Outstanding Loan Amount exceed the Total Loan Commitment, provided further that, (i) up to $22,900,000 of the Total Loan Commitment remaining after making the Loans on the Closing Date shall be requested by Borrower solely to pay interest on the Loan in accordance with Section 2.2 and Commitment Fees and Other Fees in accordance with Section 2.3 and (ii) up to $139,080,000 of the Total Loan Commitment remaining after making the Loans on the Closing Date shall be requested by Borrower and applied by Borrower for any purpose permitted pursuant to Section 5.1. At the end of the Loan Availability Period, all unused portions of the Commitment shall be automatically and permanently terminated in whole.

(b) Notice of Borrowing. Borrower shall request Loans by delivering to Administrative Agent an irrevocable written notice in the form of Exhibit C, appropriately completed (a “Notice of Borrowing”), which specifies, among other things:

(i) the amount of the requested Borrowing, which shall be in the minimum amount of one million Dollars ($1,000,000.00) or such lesser amount agreed to by Administrative Agent; provided, that after giving effect to the requested Borrowing, the Outstanding Loan Amount shall not exceed the Total Loan Commitments; provided, further, that if at any time the Available Loan Commitment is less than one million Dollars ($1,000,000.00), then any Borrowing may be for the full remaining amount of the Available Loan Commitment;

(ii) the date of the requested Borrowing, which shall be a Banking Day; and

(iii) the wiring information for:

(A) Administrative Agent, to the extent such Borrowing is used (1) to pay for the interest in accordance with Section 2.2 or (2) in accordance with the Funds Flow Memorandum; and

(B) Siemens Energy, Inc. or its Affiliates, pursuant to the terms of the Equipment Supply Agreement, to the extent such Borrowing is used to pay the applicable Progress Payments.

Borrower shall deliver to Administrative Agent at least (i) if the amount of the requested Borrowing is less than or equal to ten million Dollars ($10,000,000), three (3) Banking Days or (ii) if the amount of the requested Borrowing is greater than ten million Dollars ($10,000,000), five (5) Banking Days, in each case, before the date of the requested Borrowing a Notice of Borrowing relating to each Loan, provided, however, that the Notice of Borrowing with respect to the Loans on the Closing Date may be delivered to Administrative Agent on the Closing Date.

(c) Loan Interest Rate; Default Rate.

(i) Borrower shall pay to Administrative Agent, for the ratable benefit of the Lenders, accrued interest in arrears, at a rate per annum equal to the Interest Rate.

(ii) Upon the occurrence and during the continuance of any Event of Default, interest shall be due and payable on (i) the then outstanding aggregate principal amount of the Loans and (ii) all other Obligations then due and payable, in each case, at the Default Rate from and after the date of such occurrence and during such continuance.

(d) Maturity Date

(i) On the Maturity Date, Borrower shall repay, or cause to be repaid, to Administrative Agent, for the ratable benefit of the Lenders, all unpaid principal, interest, fees, the Exit Fee and costs and other amounts with respect to the Loans, and all other Obligations, then outstanding, all of which shall be due and payable on the Maturity Date.

(e) Use of Loan Proceeds. Borrower shall use the proceeds of the Loans to pay or fund, or cause to be paid or funded, Equipment Acquisition Costs (including the payment of certain Progress Payments) and Financing Costs, including interest and fee payments due to be made hereunder by Borrower to Lenders on the Loans. All such use of proceeds of the Loans shall be as permitted by Section 5.1.

(f) Equity Contributions. Borrower shall be permitted to apply Equity Contributions received following the Closing Date towards the payment of interest, principal, fees, expenses and any other amounts due hereunder or any other Financing Document or for any other purpose not expressly restricted by this Agreement.

Section 2.2 Interest Provisions; Loan Funding; Prepayments.

(a) Interest Payment Dates. Borrower shall pay accrued interest on the then unpaid principal amount of the Loans on (i) on the last Banking Day of each March, June, September and December (each such date, a “Quarterly Date”) commencing on June 30, 2026, (ii) with respect to any principal amount repaid or prepaid, the date of such repayment or prepayment to the extent and as required pursuant to Section 2.2(f) below and (iii) the Maturity Date (each of the foregoing dates, an “Interest Payment Date”); provided, that any Default Rate interest provided for hereunder shall be payable on demand.

(b) Interest Account and Interest Computations. Borrower authorizes Administrative Agent to record in an account or accounts maintained by Administrative Agent on its books (A) the interest rates applicable to the Loans and the effective dates of all changes thereto; (B) the Interest Payment Date for each Loan; (C) the date and amount of each principal and interest payment on each Loan; and (D) such other information as Administrative Agent may determine is necessary for the computation of interest payable by Borrower hereunder consistent with the terms hereof. All computations of interest on the Loans shall be based upon a year of 365 days (or 366 days in a leap year) and the actual days elapsed. Borrower agrees that all computations by Administrative Agent of interest shall be deemed prima facie to be correct in the absence of manifest error. Administrative Agent shall deliver to Borrower a statement detailing such computations of interest.

(c) Register.

(i) Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain, at its address referred to in Section 10.2, a register for the recordation of the names and addresses of the Lenders and the Commitments and Loans of each Lender from time to time (the “Register”).

(ii) Administrative Agent shall record in the Register (A) the Commitments and the Loans from time to time of each Lender, including any transfers thereof made in accordance with Section 10.17, (B) the interest rates applicable to all Loans and the effective dates of all changes thereto, (C) the Interest Payment Date for each Loan, (D) the date and amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder, (E) each repayment or prepayment in respect of the principal amount of the Loans of each Lender, (F) the Exit Fee and other fees payable by Borrower hereunder from time to time, (G) the amount of any sum received by Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof and (H) such other information as Administrative Agent may determine is necessary for administering the Loans and this Agreement. Any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided, however, that neither failure to make any such recordation, nor any error in such recordation, shall affect any Lender’s Commitments or Borrower’s obligations in respect of any applicable Loans or otherwise; and provided, further, however, except as set forth above, that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(d) Promissory Notes. The obligation of Borrower to repay the Loans made by each Lender and to pay interest thereon shall, if requested by any Lender, be evidenced by promissory notes in the form of Exhibit B (individually, a “Note,” and collectively, the “Notes”), and each payable to such Lender and in the amount of such Lender’s Loan Commitment. Borrower authorizes each Lender to record on the schedule annexed to such Lender’s Note the date and amount of each Loan made by such Lender and each payment or prepayment of principal thereunder and to record on the schedule annexed to such Notes the date and amount of each Loan made by such Lender and each payment or prepayment of principal thereunder, and Borrower agrees that all such notations shall constitute prima facie evidence of the accuracy of the matters noted; provided that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern; and provided, further, that none of (i) the failure to make any such notation, (ii) any error in such notation or (iii) any Lender’s decision not to require a Note, shall affect the validity of Borrower’s obligations to repay the full unpaid principal amount of the Loans or the other obligations of Borrower hereunder or under the Notes. Borrower further authorizes each Lender to attach to and make a part of such Lender’s Note or Notes continuations of the schedule attached thereto as necessary. The Notes, if requested, shall be delivered on the Closing Date.

(e) Loan Funding.

(i) Notice. Each Notice of Borrowing shall be delivered to Administrative Agent in accordance with this Article 2. Administrative Agent shall promptly notify each applicable Lender of the contents of each Notice of Borrowing.

(ii) Pro Rata Loans. All Loans shall be made on a pro rata basis by the Lenders in accordance with their respective Proportionate Shares, with each Borrowing to be comprised of a Loan by each Lender equal to such Lender’s Proportionate Share of such Borrowing.

(iii) Lender Funding. Each Lender shall, before 12:00 noon (Plano, Texas time), on the date of each Borrowing, make available to Administrative Agent at its office specified in Section 10.2, in same day funds, such Lender’s Proportionate Share of such Borrowing. The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation hereunder to make its Loan on the date of such Borrowing. No Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(iv) Availability of Funds. No later than 1:00 pm (Plano, Texas time), on the date specified in each Notice of Borrowing, if the applicable conditions precedent listed in Article 3 have been satisfied or waived, as applicable, and to the extent Administrative Agent shall have received the appropriate funds from the Lenders, Administrative Agent shall make available the Loans requested in such Notice of Borrowing, in Dollars and in immediately available funds, and shall apply such funds to an account specified by Borrower from time to time.

(f) Prepayments.

(i) Terms of all Prepayments. Upon the prepayment of any Loan, Borrower shall pay to Administrative Agent for the account of the Lenders, on a pro rata basis, (A) all accrued interest to the date of such prepayment on the amount prepaid, (B) all accrued fees to the date of such prepayment corresponding to the amount being prepaid, (C) if such prepayment is made on the Exit Fee Payment Date, the Exit Fee and (D) on a day other than the last day of an Interest Payment Date for such Loan, all Liquidation Costs incurred by the Lenders as a result of such prepayment. All prepayments shall be applied in the order specified in Section 2.4(i).

(ii) Exit Fee.

(A) On the earlier of (x) the Maturity Date or (y) if Payment in Full is made prior to the Maturity Date, such date that Payment in Full is made (such date, the “Exit Fee Payment Date”), Borrower shall pay to Administrative Agent, for the account of the Lenders, the Exit Fee, which fee shall have been earned, and shall be due and payable, on the Maturity Date.

(B) EACH LOAN PARTY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE EXIT FEE. Each Loan Party expressly agrees (to the fullest extent that it may lawfully do so) that: (A) the Exit Fee is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) THE EXIT FEE SHALL NOT CONSTITUTE, OR BE DEEMED OR CONSIDERED TO BE, UNMATURED INTEREST ON THE LOANS OR OTHER AMOUNT AND NO LOAN PARTY SHALL ARGUE UNDER ANY CIRCUMSTANCE THAT THE EXIT FEE CONSTITUTES UNMATURED INTEREST ON THE LOANS; (C) the Exit Fee shall be payable notwithstanding the then prevailing market rates at the time payment is made; (D) there has been a course of conduct between the Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Exit Fee; (E) each Loan Party shall be estopped hereafter from claiming differently than as agreed to in this paragraph; and (F) in view of the impracticability and extreme difficulty of ascertaining actual damages, the parties mutually agree that the Exit Fee are a reasonable calculation of the Lenders’ lost profits as a result of any such prepayments and are not a penalty.

(iii) Optional Prepayments. Borrower shall have the right to prepay the Loans, without premium or penalty other than the Exit Fee (if due and payable at such time), in whole or in part at any time and from time to time on the following terms and conditions:

(A) Borrower shall give Administrative Agent, prior to 12:00 Noon (Plano, Texas time), at least three (3) Banking Days’ prior written notice (or telephonic notice promptly confirmed in writing) of Borrower’s intent to prepay the Loans, which notice shall specify the amount of such prepayment and the specific Borrowing or Borrowings pursuant to which such loans were made, which notice Administrative Agent shall promptly transmit to each of the Lenders;

(B) each partial prepayment of the Loans pursuant to this Section 2.2(f)(iii) shall be in an aggregate principal amount of at least $1,000,000 (or such lesser amount as is acceptable to Administrative Agent in any given case) or integral multiples of $1,000,000;

(C) any prepayment of the Loans made together with (i) accrued and unpaid interest to the date of such repayment on the principal amounts so prepaid and (ii) if applicable, the Exit Fee; and

(D) any portion of the Loans prepaid pursuant to this Section 2.2(f)(iii) may not be re-borrowed.

(iv) Mandatory Prepayments. Borrower shall make the following Mandatory Prepayments of the Loans, without penalty or premium (except for the Exit Fee, if due and payable at the time of such prepayment), together with accrued and unpaid interest thereon:

(A) Illegality. Borrower shall make a Mandatory Prepayment of the Loans to the extent and in the amounts required pursuant to Section 2.5(a); provided that prepayments shall only be due to the relevant Lender entitled thereto under Section 2.5(a).

(B) Event of Loss. Following the occurrence of an Event of Loss, all of the Net Cash Proceeds received by Borrower in respect thereof shall be forthwith paid over to Collateral Agent in the same form as received (with any necessary or requested endorsement) to be applied on the date of receipt of such Net Cash Proceeds as a Mandatory Prepayment of the Loans. Upon receipt of such Net Cash Proceeds, such Net Cash Proceeds shall be deposited into the Loss Proceeds Borrower Account and then subject to withdrawal immediately solely to make such mandatory prepayment of the Loans on the same Banking Day such Net Cash Proceeds are received by Borrower.

(C) Disposition of Equipment or Equity Interests. In connection with any Disposition of Equity Interests in Borrower by Holdings, or any Disposition of Equity Interests in Holdings by Pledgor, or any Disposition by a Loan Party as a condition precedent to the release from Collateral of such Equity Interests or such Equipment and the associated interests and rights under the Financing Documents in respect of such Equity Interests or Equipment, (1) each Loan Party, as applicable, shall deliver prior written notice of such Disposition to the Lenders and (2) Borrower shall make a Mandatory Prepayment of the Loans on the date of such Disposition in an amount equal to (x) if such Disposition is a Disposition of Equipment, then one hundred percent (100%) of the Net Cash Proceeds received in connection with such Disposition and (y) if such Disposition is a Disposition of Equity Interests, one hundred percent (100%) of the Net Cash Proceeds received in connection with such Disposition; provided, that (x) no Disposition of Equity Interests of any Loan Party shall be made without the prior written consent of the Lenders and (y) no Disposition of Equipment (other than a Permitted 3 Turbine Set Disposition) shall be made without the prior written consent of the Lenders. No release of such Equity Interests or Equipment from Collateral shall be effective unless and until such corresponding prepayment have been made in full as required by this Section 2.2(f)(iv)(B). Upon receipt of such Net Cash Proceeds, such Net Cash Proceeds shall be deposited into the Asset Disposition Borrower Account and then subject to withdrawal solely to make such mandatory prepayment of the Loans on the same Banking Day such Net Cash Proceeds are received by Borrower.

(D) Change of Control. Immediately upon any Change of Control, Borrower shall make a Mandatory Prepayment in an amount equal to the then aggregate outstanding principal amount of the Loans and all other Obligations.

(E) Liquidated Damages. To the extent of any performance liquidated damages or delay liquidated damages received by Borrower under the Supply and Storage Agreements, Borrower shall make a Mandatory Prepayment of the Loans in an amount equal to the lesser of the amount of such liquidated damages and the Equipment Acquisition Costs in respect of such Equipment.

(F) Non-Permitted Debt. Borrower shall make a Mandatory Prepayment of the Loans in an amount equal to the net cash proceeds of any Debt incurred by any Loan Party (other than Debt permitted by the Financing Agreement, but including Debt that is incurred to refinance the Financing Agreement) on the date of receipt thereof.

(G) Any Lender may, at its option, elect not to accept all or any portion of any such Mandatory Prepayments of the Loans; which amount of declined proceeds may be retained by Borrower and used for any purpose not expressly prohibited by this Agreement.

Section 2.3 Fees.

(a) Commitment Fees. Borrowers shall pay to the Administrative Agent for the account of the Lenders an unused commitment fee (the “Commitment Fees”), in U.S. Dollars, in an amount equal to 1% per annum on the actual daily unused and uncancelled amount of the Commitments of such Lender during the period from and including the Closing Date to but excluding the Maturity Date. Accrued Commitment Fees shall be payable in arrears (i) on each Quarterly Date and (ii) on the Maturity Date.

(b) Other Fees. Borrower shall pay, without duplication, to CSG Investments, Inc. solely for CSG Investments, Inc.’s account, to Administrative Agent and Collateral Agent solely for Administrative Agent’s and Collateral Agent’s account, their respective fees (“Other Fees”) on the terms and in the respective amounts thereof set forth in the Fee Letter with CSG Investments, Inc., Administrative Agent, and/or Collateral Agent.

(c) Exit Fee. Borrower shall pay, without duplication, to each Lender solely for such Lender’s Account, the Exit Fee in accordance with Section 2.2(f)(ii).

Section 2.4 Other Payment Terms.

(a) Place and Manner. Borrower shall make all payments due to each Lender hereunder to Administrative Agent, for the account of such Lender, to:

Bank Name: Federal Home Loan Bank of Dallas
ABA Number: 111040195
Credit to: Beal Bank
Account Number: 4989902
Attention: 7500134305-CLMG Cash Processing

Reference: Fermi Turbine Warehouse II LLC

or as otherwise directed by Administrative Agent in writing from time to time, in lawful money of the United States and in immediately available funds not later than 12:00 pm (Plano, Texas time) time, on the date on which such payment is due. Any payment made after such time on any day shall be deemed received on the next Banking Day after such payment is received. Administrative Agent shall disburse to each Lender each such payment received by Administrative Agent for such Lender, such disbursement to occur by 4:00 pm (Plano, Texas time) time, on the day such payment is received if received by 2:00 pm (Plano, Texas time) time; and otherwise on the next Banking Day.

(b) Date. Subject to Section 2.2, whenever any payment due hereunder shall fall due on a day other than a Banking Day, such payment shall be made on the next succeeding Banking Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

(c) [Reserved].

(d) Net of Taxes, Etc.

(i) Taxes. Any and all payments to or for the benefit of Administrative Agent or any Lender by or on behalf of Borrower hereunder or under any other Financing Document shall be made free and clear of and without withholding or deduction of any kind whatsoever for any Taxes, unless required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.4(d)), Administrative Agent or applicable Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made. In addition, the Loan Parties agree to timely pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes.

(ii) Indemnity. Borrower shall indemnify Administrative Agent and each Lender for the full amount of any Indemnified Taxes (including any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.4(d)) payable or paid by Administrative Agent or any Lender or required to be withheld or deducted from a payment to Administrative Agent or any Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payments by Borrower pursuant to this Section 2.4(d)(ii) shall be made within ten (10) days from the date Administrative Agent or such Lender makes written demand therefor (submitted through Administrative Agent). A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. If Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.4(d) (including by the payment of additional amounts pursuant to this Section 2.4(d)(ii)), it agrees to repay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.4(d)(ii) with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of Administrative Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender in the event it is required to repay such refund to such Governmental Authority. This Section 2.4(d) shall not be construed to require Administrative Agent or any Lender to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to Borrower or any other Person or to make any payment that would leave it in a worse net after-tax position than it would have been in if the tax subject to indemnification and giving rise to a refund had not been deducted, withheld or otherwise imposed.

(iii) Indemnification by Lenders. Each Lender shall severally indemnify Administrative Agent, within ten (10) days after demand therefor, for (1) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (2) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.19(b) relating to the maintenance of a Participant Register and (3) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Financing Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Financing Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this Section 2.4(d)(iii).

(iv) Notice. As soon as reasonably practicable after the date of any payment of Taxes by the Loan Parties to a Governmental Authority pursuant to this Section 2.4(d), the Loan Parties shall furnish to Administrative Agent, at its address referred to in Section 10.2, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, or if such receipt is not obtainable, a copy of the return reporting such payment or other evidence of such payment by Borrower reasonably satisfactory to Administrative Agent.

(v) Survival of Obligations. The obligations under this Section 2.4(d) and Section 2.4(f) below shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement or the Commitments hereunder, and the repayment, satisfaction or discharge of all Obligations under any Financing Document.

(vi) Defined Terms. For purposes of this Section 2.4(d) and Section 2.4(f), the term “applicable law” includes FATCA.

(e) Failure to Pay Administrative Agent. Unless Administrative Agent shall have received notice from Borrower at least two (2) Banking Days prior to the date on which any payment is due to the Lenders hereunder that Borrower will not make such payment in full, Administrative Agent may assume that Borrower has made such payment in full to Administrative Agent on such date, and Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower shall not have so made such payment in full to Administrative Agent, such Lender shall repay to Administrative Agent forthwith upon demand such amount distributed to such Lender, together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to Administrative Agent, at a rate equal to the Interest Rate. A certificate of Administrative Agent submitted to any Lender with respect to any amounts owing by such Lender under this Section 2.4(e) shall be conclusive in the absence of manifest error.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Financing Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.4(f)(ii)(A), 2.4(f)(ii)(B) and 2.4(f)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), copies of executed IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Financing Document, copies of executed IRS Form W-8BEN (or, IRS Form W-8BEN-E, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Financing Document, IRS Form W-8BEN (or, IRS Form W-8BEN-E, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) copies of executed IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) copies of executed IRS Form W-8BEN (or, IRS Form W-8BEN-E, as applicable); or

(4) to the extent a Foreign Lender is not the beneficial owner, copies of executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN (or, IRS Form W-8BEN-E, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), copies of executed versions of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Financing Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so. Administrative Agent shall deliver to Borrower a duly completed IRS Form W-9 (or, in the case of a successor Administrative Agent that is not a U.S. Person, a duly executed U.S. IRS Form W-8IMY (A) certifying that such Administrative Agent is a qualified intermediary, within the meaning of Treasury Regulation Section 1.1441-1(e)(5)(ii) (or any successor thereto) and (B) assuming primary responsibility for U.S. federal income tax withholding with respect to payments to be received by it on behalf of the Lenders or evidencing its agreement with Borrower to be treated as a U.S. Person with respect to payments for U.S. federal income tax purposes in accordance with Treasury Regulation 1.1441-1(b)(2)(iv)(A) (or any successor thereto)).

(iii) If any Lender sells, assigns, grants participations in, or otherwise transfers its rights under this Agreement, the participant shall comply and be bound by the terms of Section 2.4(d) and this Section 2.4(f) as though it were such Lender. The participant shall not be entitled to receive any greater payment under Section 2.4(d), than the applicable Lender would have been entitled to receive with respect to the participation sold, assigned or granted to such participant, except to the extent such entitlement to receive a greater payment result from a change in law that occurs after the participant acquired the applicable participation.

(g) Pro Rata Treatment. Except as otherwise provided herein, (i) each Borrowing consisting of Loans and each reduction of the Total Loan Commitment shall be made or allocated among the Lenders pro rata according to their respective Proportionate Shares, and (ii) each payment of principal of and interest on Loans shall be made or shared among the Lenders holding such Loans pro rata according to the respective unpaid principal amounts of such Loans held by such Lenders and (iii) each payment of the Exit Fee shall be shared among the Lenders pro rata according to their respective Proportionate Shares.

(h) Sharing of Payments, Etc. If any Lender (a “Benefited Bank”) shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of Obligations (or interest thereon) owed to it, in excess of its ratable share of payments on account of such Obligations owed to all Lenders entitled to such payments pursuant with this Agreement, such Lender shall forthwith purchase from the other Lenders such participations in the Obligations, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; and if after taking into account such participations the Benefited Bank continues to have access to additional funds of Borrower for application on account of its debt, then the Benefited Bank shall use such funds to reduce indebtedness of Borrower held by it and share such payments with the other Lenders; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from such Lender shall be rescinded and each other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such other Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.4(h) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

(i) Application of Payments. Except as otherwise set forth in this Agreement or the other Financing Documents, all payments made under this Agreement or the other Financing Documents and all other amounts received by Administrative Agent and the other Lenders under this Agreement or the other Financing Documents shall be applied as follows:

first, to any fees, costs, charges or expenses payable to Administrative Agent, Collateral Agent and the other Lenders hereunder or under the other Financing Documents (such application to be made on a pro rata basis among such Persons);

second, to the Exit Fee (if such payment is made hereunder, or received by the Secured Parties, on or after the Maturity Date);

third, to any accrued but unpaid interest then due and owing in respect of the Obligations;

fourth, to outstanding principal then due and owing or otherwise to be paid, repaid and/or prepaid in respect of the Obligations; and

fifth, to all other Obligations as remain outstanding.

Section 2.5 Change of Circumstances.

(a) Illegality. If, after the date of this Agreement, (i) the adoption by any Governmental Authority or taking effect of any law, rule, regulation, or treaty of any by any Governmental Authority, (ii) any change in any law, rule or regulation or treaty of any Governmental Authority or in the administration, interpretation, implementation, or application thereof by any Governmental Authority, (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority whether or not retroactively applied (a “Change of Law”) shall make it unlawful or impossible for any Lender to continue to perform its obligations to fund or maintain its Loans under this Agreement, such Lender shall promptly notify Administrative Agent and Borrower of such Change of Law. Notwithstanding anything herein to the contrary, (A) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (B) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change of Law”, regardless of the date enacted, adopted or issued. Upon receipt of such notice, the obligations of such Lender to fund any additional Loans shall be suspended, and if such Lender may not lawfully continue to maintain its outstanding Loans, Borrower shall, upon demand by such Lender (with a copy to Administrative Agent), promptly prepay such Lender’s outstanding Loans. Any such prepayment shall be made together with accrued interest and any other amounts due under Section 2.7, and shall be deemed a prepayment for purposes of Section 2.2(f) or otherwise. Such prepayment shall not affect the aggregate Commitments hereunder.

(b) Increased Costs. If, after the date of this Agreement, any Change of Law:

(i) shall subject any Lender to any Taxes with respect to any Obligation or Commitment (other than (A) Indemnified Taxes, (B)  Excluded Taxes and (C) Connection Income Taxes); or

(ii) shall impose on any Lender any other condition (other than Taxes) directly related to any Obligation or Commitment;

and the effect of any of the foregoing is to increase the cost to such Lender of making, issuing, creating, renewing, participating in or maintaining any such Obligation or Commitment or to reduce any amount receivable by such Lender hereunder or under the Notes, then Borrower shall from time to time, upon demand by such Lender, pay to such Lender additional amounts sufficient to reimburse such Lender for such increased costs or to compensate such Lender for such reduced amounts.

(c) Capital Requirements. If any Lender reasonably determines that (i) any Change of Law affects the amount of capital required or expected to be maintained by or liquidity requirements such Lender or the Lending Office of such Lender (a “Capital Adequacy Requirement”) and (ii) the amount of capital maintained by such Lender or such Lending Office which is attributable to or based upon the Loans, the Commitments or this Agreement must be increased as a result of such Capital Adequacy Requirement (taking into account such Lender’s policies with respect to capital adequacy or liquidity), Borrower shall pay to Administrative Agent on behalf of such Lender, upon demand of Administrative Agent on behalf of such Lender, such amounts as such Lender shall reasonably determine are necessary to compensate such Lender for the increased costs to such Lender of such increased capital.

(d) Notice. Each Lender will notify Administrative Agent of any event occurring after the date of this Agreement that will entitle such Lender to compensation pursuant to this Section 2.5, as promptly as is reasonable, and in no event later than two (2) days after the principal officer of such Lender responsible for administering this Agreement has actual knowledge of such claim, and Administrative Agent shall promptly notify Borrower of such event; provided that any Lender’s failure to notify Administrative Agent within such two (2)-day period of such assertion shall not relieve Borrower of its obligations under this Section 2.5 with respect to claims arising prior to the end of such period, but shall relieve Borrower of its obligations under this Section 2.5 with respect to the time between the end of such period and such time as Borrower receives notice as provided herein. Any Lender seeking compensation under this Section 2.5 shall promptly deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.5, which statement shall be conclusive and binding upon all parties hereto absent demonstrable error.

Section 2.6 Funding Losses. If Borrower shall (a) repay or prepay any Loans, on any day other than the last day of an Interest Payment Date for such Loans (whether pursuant to Section 2.2(f)(iii) or 2.2(f)(iv)), (b) fail to borrow any Loans, as applicable, in accordance with a Notice of Borrowing, delivered to Administrative Agent (whether as a result of the failure to satisfy any applicable conditions or otherwise), or (c) fail to make any prepayment of a Loan, as applicable, in accordance with any notice of prepayment delivered to Administrative Agent; then Borrower shall, upon demand by any Lender, reimburse such Lender for all costs and losses incurred by such Lender as a result of such repayment, prepayment or failure which shall include, any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained (“Liquidation Costs”). Borrower understands that such costs and losses may include losses incurred by a Lender as a result of funding and other contracts entered into by such Lender to fund Loans. Each Lender demanding payment under this Section 2.6 shall deliver to Administrative Agent a certificate setting forth and reasonably accounting for the amount of costs and losses for which demand is made, and Administrative Agent shall promptly provide such certificate to Borrower. Notwithstanding the foregoing, unless an Event of Default shall have occurred and be continuing, and except with regard to any payments pursuant to Section 2.2(f)(iii) or the events described in clauses (b) and (c) above, each Lender shall use reasonable efforts to minimize any Liquidation Costs, at Borrower’s request, by waiting to apply payments made pursuant to Section 2.2(f)(iv) until the last day of an Interest Payment Date (provided that, for purposes of clarification, Loans corresponding to such Mandatory Prepayments shall be deemed to remain outstanding for purposes of the Financing Documents until such Mandatory Prepayments are applied to Loans).

Section 2.7 Alternate Office; Minimization of Costs. (a) To the extent reasonably possible, each Lender shall designate an alternative Lending Office with respect to its Loans to reduce any liability of Borrower to such Lender under Section 2.4(d), 2.5(b) or 2.5(c), or to avoid the unavailability of any Loans under Section 2.5(a), so long as such Lender, in its reasonable discretion, does not determine that such designation is materially disadvantageous to such Lender. To the extent reasonably possible, each Lender shall otherwise take any reasonable actions to reduce any liability of Borrower to such Lender under Section 2.4(d), 2.5(b) or 2.5(c) to avoid the unavailability of any Loans under Section 2.5(a), so long as such Lender, in its reasonable discretion, does not determine that such action is materially disadvantageous to such Lender.

(b) Any Lender may designate a Lending Office other than that set forth on Schedule 2.7 and may assign all of its interests under the Financing Documents, and its Notes, to such Lending Office; provided that such designation and assignment do not at the time of such designation and assignment increase the reasonably foreseeable liability of Borrower under Section 2.4(d), 2.5(b) or 2.5(c)or make Loans unavailable under Section 2.5(a).

(c) Each Lender shall use reasonable efforts to avoid or minimize any additional costs, taxes, expense or obligation which might otherwise be imposed on Borrower pursuant to Sections 2.4(d), 2.5(a), 2.5(b) or 2.5(c); provided, however, that such efforts shall not cause the imposition on any Lender of any material additional costs or legal or regulatory burdens unless Borrower shall provide such Lender with an indemnification for such additional costs in form and substance reasonably satisfactory to such Lender and shall not in any respect other than such indemnified costs or burdens be materially disadvantageous to such Lender.

Section 2.8 Tax Treatment. The Loan Parties and each of the Lenders agree to treat the Loans as debt of Borrower (or the Person from whom Borrower is disregarded as separate for U.S. federal income tax purposes) for U.S. federal income tax purposes, and will not take or permit any of its Affiliates to take any positions inconsistent with such position unless required by applicable law following a “final determination” within the meaning of Section 1313 of the Code.

Article 3
Conditions Precedent

Section 3.1 Conditions Precedent to the Closing Date. The obligation of the Lenders party hereto on the Closing Date to enter into the transactions contemplated by this Agreement is subject to the prior satisfaction of each of the following conditions (unless waived in writing by Administrative Agent and each of the Lenders pursuant to Section 10.1):

(a) Resolutions. Administrative Agent shall have received a copy of one or more resolutions or other authorizations of each Loan Party, certified by a Responsible Officer of each such Person as being in full force and effect on the Closing Date, authorizing the execution, delivery and performance of this Agreement and the other Operative Documents and any instruments or agreements required hereunder or thereunder, in each case, to which such Person is a party, and in the case of Borrower, the Borrowings provided for herein.

(b) Incumbency. Administrative Agent shall have received a certificate satisfactory in form and substance to Administrative Agent from each Loan Party, signed by a Responsible Officer of each such Person and dated the Closing Date, as to the incumbency of the natural persons authorized to execute and deliver this Agreement and the other Operative Documents and any instruments or agreements required hereunder or thereunder to which such Person is a party.

(c) Formation Documents. Administrative Agent shall have received (i) a copy of the certificate of formation of each Loan Party, each certified by the Secretary of State of the applicable State of formation and (ii) a copy of the operating agreement of each Loan Party, certified by a Responsible Officer of such Person.

(d) Good Standing. For each Loan Party, Administrative Agent shall have received certificates issued by the Secretary of State of (i) the jurisdiction of incorporation or formation of each Loan Party and (ii) each jurisdiction such Loan Party conducts any material business, in each case, certifying that each such Person is in good standing and is qualified to do business in, and has paid all franchise Taxes or similar Taxes due to, such state.

(e) Operative Documents.

(i) Administrative Agent shall have received fully and duly executed and delivered Financing Documents then required to be in effect as of the Closing Date by each of the parties thereto, all of which Financing Documents shall be satisfactory in form and substance to Administrative Agent and the Lenders and shall have been duly authorized, executed and delivered by the parties thereto.

(ii) The Supply and Storage Agreements that have been executed prior to the Closing Date shall have been delivered to Administrative Agent and each Supply and Storage Agreement shall be certified by an authorized officer or representative of Borrower as being true, complete and correct and in full force and effect on the Closing Date pursuant to the certificate delivered as provided in Section 3.1(f), which certificate shall include a certification that (A) none of Borrower, any other Loan Party, nor, to Borrower’s knowledge, any other party to any Supply and Storage Agreement is or, but for the passage of time or giving of notice or both will be, in breach of any material obligation thereunder, (B) except as expressly set forth in such certificate with respect to Borrower and its Subsidiaries, all conditions precedent to the performance by Borrower and its Subsidiaries of their respective obligations under and, to Borrower’s knowledge, all conditions precedent to the performance by the other parties of their respective obligations under the Supply and Storage Agreements to have been performed as of the Closing Date have been satisfied and (C) the Equipment Supply Agreement was duly assigned to Borrower and acknowledged by the Equipment Supplier on or prior to the Closing Date.

(f) Certificate of Borrower. Administrative Agent shall have received a closing certificate, dated as of the Closing Date, signed by a Responsible Officer of Borrower, in substantially the form of Exhibit D (the “Borrower’s Closing Certificate”).

(g) Legal Opinions. Administrative Agent shall have received an opinion of Vinson & Elkins LLP counsel for each Loan Party, in form and substance satisfactory to Administrative Agent and the Lenders.

(h) [Reserved].

(i) Applicable Permits. Borrower and its Subsidiaries (or any authorized contractor of Borrower or its Subsidiaries on behalf of Borrower or such Subsidiaries, respectively) shall have duly obtained or been assigned and there shall be in full force and effect in Borrower’s or such Subsidiaries’ (or any authorized contractor of Borrower or such Subsidiaries on behalf of Borrower or such Subsidiaries, respectively) name and not subject to any appeal or further proceeding or to any unsatisfied condition that may allow a material adverse modification or revocation of, the Applicable Permits required to have been obtained by the Closing Date by Borrower and its Subsidiaries as set forth on Schedule 4.14, which includes all of the Applicable Permits which are, in Administrative Agent’s opinion required to have been obtained by the Closing Date. The Applicable Permits shall not be subject to any restriction, condition, limitation or other provision that could reasonably be expected to have a Material Adverse Effect.

(j) Absence of Litigation. No action, suit, administrative proceeding or investigation shall have been instituted or, to the knowledge of Borrower, threatened against any Loan Party, the Equipment or any Project, in each case that could reasonably be expected to have a Material Adverse Effect.

(k) Financial Statements. Administrative Agent shall have received the most recent quarterly financial statements from Sponsor on a consolidated basis and including a balance sheet and a statement of income together with certificates from the appropriate Responsible Officer thereof, stating that such financial statements fairly present the financial condition of the Person to whom they relate as of the date thereof and no material adverse change in the assets, liabilities, operations or financial condition of Sponsor, as applicable, has occurred from those set forth in the most recent balance sheet and statement of income, as the case may be, provided to Administrative Agent; provided, however, that for any of such Person which is a public company, and is required or permitted to file reports under the Exchange Act, the availability of such report on Form 10-Q, 10-K or 20-F or the availability on such Person’s website shall satisfy the requirements herein.

(l) UCC Reports; Litigation and Docket Reports. Administrative Agent shall have received (i) a UCC-1 (or similar) report of a recent date before the Closing Date for each of the jurisdictions in which the UCC-1 financing statements are intended to be filed in respect of the Collateral on the Closing Date, showing that upon due filing or recordation (assuming such filing or recordation occurred on the date of such respective reports), the security interests created under such Collateral Documents will be prior to all other financing statements or other security documents in respect of the Collateral (subject only to Permitted Liens), and (ii) litigation and docket search reports of a recent date before the Closing Date, satisfactory to the Lenders, for each of the jurisdiction in which Sponsor or each Loan Party has a main place of business.

(m) Budget. Administrative Agent shall have received the budget (“Budget”) setting forth the anticipated Equipment Acquisition Costs, Progress Payments, the Financing Costs and such other information as Administrative Agent may reasonably require, together with a statement of uses and anticipated sources of funds necessary to pay the Equipment Acquisition Costs, Progress Payments and the Financing Costs, which Budget shall be satisfactory to Administrative Agent and the Lenders. The Budget is attached as Exhibit G.

(n) Project and Equipment Deployment Forecast. Borrower shall have furnished Administrative Agent initial anticipated deployments of certain Equipment in Projects and a report with respect to the Projects covering the identity of each Project and for each such Project the development status, an estimate of date of closing and funding of a project financing or date of disposition, and estimate of date of commercial operations and describing any offtake agreement, interconnection agreement or other contract or agreement that has been entered into with respect to such Project (the “Project and Equipment Deployment Forecast”). The Project and Equipment Deployment Forecast form is attached hereto as Exhibit H.

(o) Material Adverse Change. There shall not have occurred any change in (i) the Budget, (ii) the Project and Equipment Deployment Forecast or (iii) the financial condition, business or property of any Loan Party or any Major Project Participant, which has had or could reasonably be expected to have a Material Adverse Effect.

(p) Title. Borrower shall have acquired all right, title and interest in and to the Collateral (excluding such Equipment that has not been delivered and with respect to which title has not yet passed to Borrower pursuant to the terms of the applicable Supply and Storage Agreement), on terms and conditions consistent with the Supply and Storage Agreements or otherwise satisfactory to Administrative Agent and the Lenders, and Borrower shall have provided Administrative Agent with such documents or other evidence thereof as Administrative Agent and the Lenders shall reasonably require.

(q) Representations and Warranties. Each representation and warranty of each Loan Party under the Financing Documents shall be true and correct in all material respects (unless such representation or warranty is qualified as to materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) as of the Closing Date (or if such representation and warranty relates solely as of an earlier date, as of such earlier date).

(r) Beneficial Ownership Regulation. Borrower shall have delivered to Administrative Agent a Beneficial Ownership Certification in relation to Borrower at least one (1) Banking Day prior to the Closing Date.

(s) Anti-Money Laundering Laws Compliance. Administrative Agent shall have received all such documentation and information requested by Administrative Agent and the Lenders in connection with Sanctions and Anti-Money Laundering Laws (including the name and address of Borrower), including for Administrative Agent and the Lenders to identify each Loan Party and owners thereof in accordance with the requirements of the Patriot Act (including the “know your customer” and similar regulations thereunder), at least three (3) days prior to the Closing Date to the extent requested at least four (4) days prior to the Closing Date.

(t) No Event of Default or Inchoate Default. No Event of Default or Inchoate Default has occurred and is continuing as of the Closing Date.

(u) Possession of Membership Interests and Instruments of Transfer. Pledgor shall have delivered to Collateral Agent original physical membership certificates or other instruments evidencing one hundred percent (100%) of the ownership interests in Holdings; and Holdings shall have delivered to Collateral Agent original physical membership certificates or other instruments evidencing one hundred percent (100%) of the ownership interests in Borrower, in each case, accompanied by duly executed irrevocable powers of attorneys and instrument of transfer or assignment in blank, each in form and substance acceptable to Administrative Agent, Collateral Agent, and the Lenders.

(v) Solvency Certificate. Administrative Agent shall have received a certificate, dated as of the Closing Date, from a Responsible Officer of Borrower certifying that each of the Loan Parties is Solvent.

(w) Sponsor Equity Contribution and Guaranty Agreement. Administrative Agent shall have received a fully executed Sponsor Equity Contribution and Guaranty Agreement.

(x) Acceptable Work; No Liens; Lien Waivers. (i) All work that has been done on the Equipment that is the subject of the Borrowing to be made on such date by Borrower has been done in accordance with the applicable Equipment Supply Agreement and Prudent Industry Standards in all material respects, (ii) there has not been filed with or served upon Borrower notice of any Lien, claim of Lien or attachment upon or claim affecting any of the Equipment which has not been released or which will not be released with the payment of such obligation out of such Loan, other than Permitted Liens and (iii) if Loans are being borrowed to pay Equipment Acquisition Costs in respect of an Equipment Supply Agreement, then Administrative Agent shall have received a copy of any invoice, partial or final lien waiver or other such similar documentation supplied by the applicable Equipment Supplier to Borrower pursuant to the applicable Equipment Supply Agreement as of the date of the Borrowing (such documentation to be in form and substance reasonably acceptable to Administrative Agent).

(y) UCC Financing Statements. Copies of UCC financing statements, naming each Loan Party as a debtor and Collateral Agent as the secured party, or other similar instruments or documents to be filed under the UCC in the jurisdiction of incorporation or formation of such Loan Party to perfect the security interests of Collateral Agent pursuant to the Pledge Agreement and Security Agreement in form and substance reasonably acceptable to Administrative Agent (at the direction of the Required Lenders).

Section 3.2 Conditions Precedent to Each Borrowing. The obligation of the Lenders party hereto on the Closing Date or any subsequent date to make a Loan is subject to the prior satisfaction of each of the following conditions (unless waived in writing by Administrative Agent with the consent of the Required Lenders pursuant to Section 10.1):

(a) Closing Date. The Closing Date has occurred (or in connection with the first Borrowing, shall occur substantially simultaneously).

(b) Notice of Borrowing. With respect to a Borrowing of Loans, Borrower shall have duly executed and delivered a Notice of Borrowing to Administrative Agent in accordance with the procedures specified in Section 2.1(b) for Loans.

(c) Certificate of Borrower. Administrative Agent shall have received a certificate from Borrower dated the date such Borrowing is proposed to be made, certifying to the matters set forth in this Section 3.2.

(d) Drawdown Frequency. Borrowings shall be made no more frequently than two (2) times per calendar month; provided that Borrower may make up to three (3) Borrowings in the month that the Closing Date occurs.

(e) Operative Documents. All of the Operative Documents shall be in full force and effect in all material respects without change or amendment since the Closing Date, except for any change or amendment otherwise permitted hereunder or otherwise entered into in accordance with the terms hereunder, including pursuant to Section 6.13 or Section 10.1.

(f) Representations and Warranties. Each representation and warranty set forth in the Financing Documents shall be true and correct in all material respects (unless such representation or warranty is qualified as to materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) as if made on such date (or if such representation and warranty relates solely as of an earlier date, as of such earlier date).

(g) Event of Default. No Event of Default or Inchoate Default shall have occurred and be continuing, and no Event of Default or Inchoate Default would result from the making of such Borrowing.

(h) No Material Adverse Effect. No event or circumstance shall have occurred and be continuing that constitutes, or could reasonably be expected to result in, a Material Adverse Effect.

(i) New Tariff Event. To the extent a New Tariff Event shall have occurred and be continuing, Borrower shall have paid all incremental duties, surtaxes, taxes or fees (including any new import duty, tax, cash deposit, tariff (including pursuant to Section 201 of the Trade Act 1974)) or other similar import charge resulting from such New Tariff Event (“Incremental Tariff Costs”) that are due and payable on or before the date of Borrowing.

(j) Fees and Expenses. All Taxes and all out of pocket costs, fees and expenses due and payable (including reasonable and documented fees and expenses of legal counsel and other advisors and consultants to the Lenders, including the Equipment Consultant and the Insurance Consultant) and other compensation or premiums due and payable to the Lenders, Administrative Agent or Collateral Agent under the Financing Documents (including the Fee Letter) on or before the date of Borrowing shall have been paid (or shall be paid from the proceeds of the Borrowing, as applicable).

(k) Evidence of Equipment Delivery or Title Transfer. If Loans are being borrowed to pay Equipment Acquisition Costs in respect of an Equipment Supply Agreement (other than Progress Payments), delivery to Administrative Agent documentation evidencing the delivery or anticipated delivery of (which may be a notice of prepayment provided by Borrower to the applicable Equipment Supplier), or the transfer of title to Borrower of, the Equipment that is the subject of such Borrowing.

(l) Minimum Equity Contributions. Other than with respect to the initial Borrowing in connection with the payment of fees pursuant to the Fee Letter, Administrative Agent shall have received reasonably satisfactory evidence that the Minimum Equity Contribution has been made.

(m) Insurance Broker’s Certificate. Other than with respect to the initial Borrowing in connection with the payment of fees pursuant to the Fee Letter, Administrative Agent shall have received certificates from one or more insurers and/or brokers authorized to bind the insurer in form and substance satisfactory to Administrative Agent and the Lenders.

(n) Surety Bond Assignment. Other than with respect to the initial Borrowing in connection with the payment of fees pursuant to the Fee Letter, Administrative Agent shall have received from Borrower evidence that the Surety Bond has been assigned to Borrower from Fermi Equipment or reissued in Borrower’s name, in form and substance satisfactory to the Lenders.

Section 3.3 No Approval of Work. The making of any Borrowing hereunder shall not be deemed an approval or acceptance by Administrative Agent or the Lenders of any Equipment furnished or supplied under the Equipment Supply Agreements.

Article 4
Representations and Warranties

Each Loan Party makes the following representations and warranties to and in favor of Administrative Agent and the Lenders as of the Closing Date and as of the date of each Borrowing (except that any representation or warranty in this Article 4 which relates expressly to an earlier date, by direct reference or by reference to a document dated a certain date, shall be deemed made only as of such date):

Section 4.1 Organization. Each Loan Party is (a) a duly constituted, validly existing limited liability company and in good standing under the laws of the State of its formation and (b) duly qualified, authorized to do business and in good standing in each other jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary, unless the failure to obtain such qualification would not cause a Material Adverse Effect. Each Loan Party has all requisite power and authority to own or hold under lease and operate the property it purports to own or hold under lease and to carry on its business as now being conducted and as proposed to be conducted under the Operative Documents, and has the requisite power and authority to execute, deliver and perform each Operative Document to which it is a party. Sponsor is the indirect owner of 100% of the membership interests in Pledgor, Pledgor is the sole member and owner of 100% of the membership interests in Holdings and Holdings is the sole member and owner of 100% of the membership interests in Borrower.

Section 4.2 Authorization; No Conflict. Each Loan Party has duly authorized, executed and delivered each Operative Document to which such Loan Party is a party, and neither such Loan Party’s execution and delivery thereof nor its consummation of the transactions contemplated thereby nor its compliance with the terms thereof (a) conflicts with or constitutes a default under or results in the violation of the provisions of the Organizational Documents or any Legal Requirement applicable to or binding to such Loan Party or any of its properties or on the Collateral, except any of the foregoing that could not reasonably be expected to result in a Material Adverse Effect; (b) constitutes a default under or results in the violation of the provisions of any contractual obligation or any indenture, mortgage, deed of trust, or agreement or other instrument to which such Loan Party is a party or by which it or any of its properties or assets is or may be bound or affected except such conflict, default or violation which could not reasonably be expected to result in a Material Adverse Effect; or (c) results in or requires the creation or imposition of (or the obligation to create or impose) any Lien (other than Permitted Liens) upon any of its property or assets under, or result in the acceleration of, any Supply and Storage Agreement. The execution, delivery and performance by each Loan Party of each Operative Document to which it is a party does not require the approval or consent of any holder or trustee of any Debt or other obligations of such Loan Party which has not been obtained.

Section 4.3 Enforceability. Each Operative Document to which each Loan Party is a party is a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights and subject to general equitable principles.

Section 4.4 Compliance with Law. (a) Each Loan Party is in compliance with and not in default under its Organizational Documents; and (b) each Loan Party is in material compliance with all Legal Requirements applicable to it, the Equipment and the Equipment storage sites.

Section 4.5 ERISA. No Loan Party sponsors, maintains, contributes to, or is required to contribute to, any ERISA Plan.

Section 4.6 Taxes. Each Loan Party (a) has filed, or has caused to be filed, all federal, state, and local income Tax returns and other material Tax returns required to have been filed by it, and (b) has timely paid, or has caused to be timely paid, all federal, state and local income Taxes and all other material Taxes imposed on it or any of its property, income or assets otherwise due and payable except, in each case, those taxes that it is contesting in good faith and by appropriate proceedings and for which adequate reserves are established in accordance with GAAP or to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. Borrower is either an entity disregarded as separate from a qualified “real estate investment trust” within the meaning of Section 865(a) of the Code or a “qualified REIT subsidiary” within the meaning of Section 865(i) of the Code.

Section 4.7 Business, Debt, Contracts, Etc. No Loan Party has conducted any business other than business permitted under Section 5.6, has any outstanding Debt (other than as set forth on Schedule 4.7) or other material liabilities other than pursuant to or allowed by the Operative Documents, and no Loan Party is a party to or bound by any material contract other than pursuant to or allowed by the Operative Documents.

Section 4.8 Investment Company. No Loan Party is required to register as an investment company, within the meaning of the Investment Company Act of 1940, as amended.

Section 4.9 Regulation U, Etc. No Loan Party is engaged principally, or as one of its principal activities in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined or used in Regulations T, U or X of the Federal Reserve Board), and no part of the proceeds of the Borrowings will be used by any Loan Party to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or otherwise in violation of Regulations T, U or X of the Federal Reserve Board.

Section 4.10 Financial Statements. The audited and unaudited financial statements delivered in respect of each Loan Party pursuant to Section 3.1(k) and 5.3 are true, complete and correct and fairly present the financial condition of the Person to whom they relate as of the date thereof. Such financial statements of each Loan Party have been prepared in accordance with GAAP as properly applied, subject to normal year-end adjustments and lack of footnotes. No Loan Party has any material liabilities, direct or contingent, except as has been disclosed in such financial statements or pursuant to the Financing Documents.

Section 4.11 Partnerships and Joint Ventures. No Loan Party is a general partner or a limited partner in any general or limited partnership or a joint venturer in any joint venture or a member in any limited liability company (other than any Loan Party that is a member in another Loan Party).

Section 4.12 Existing Defaults. None of the Loan Parties is in default under any material term of any Operative Document, and, to Borrower’s knowledge, no other party to any Operative Document is in default under any material term thereunder.

Section 4.13 No Default. No Event of Default or Inchoate Default has occurred which has not been disclosed to Administrative Agent by any Loan Party in writing, or has occurred and is continuing.

Section 4.14 Permits. All Permits required to be obtained by each Loan Party in connection with the acquisition, ownership, storage and maintenance of the Equipment are set forth on Schedule 4.14. As of the date of each Borrowing, each Applicable Permit that is (i) required as of such date, is in full force and effect, is not subject to any appeals or further proceedings or to any unsatisfied condition that may allow material adverse modification or revocation, and all applicable appeals periods have expired; (ii) of a type that is routinely granted on application and that is not required to be obtained before the acquisition, ownership, storage and maintenance of the Equipment, as contemplated by the Operative Documents or (iii) required as of such date and, to each Loan Party’s knowledge, will be obtained in due course on commercially reasonable terms and conditions, without substantial difficulty, expenses or delay, when required pursuant to any Legal Requirements. No Loan Party is in material violation of any Applicable Permit.

Section 4.15 Offices, Location of Collateral.

(a)  The chief executive office or chief place of business (as such term is used in Article 9 of the Uniform Commercial Code) and organizational identification number of each Loan Party’s is as follows:

Entity	Organizational Identification Number	Chief Executive Office / Chief Place of Business
Borrower	41-4974328	620 S. Taylor, Suite 301 Amarillo, Texas 79101
Pledgor	41-4967645	620 S. Taylor, Suite 301 Amarillo, Texas 79101
Holdings	41-4967132	620 S. Taylor, Suite 301 Amarillo, Texas 79101

(b) All of the Collateral (other than the Accounts, general intangibles and certificated securities) is located at sites disclosed to Administrative Agent.

Section 4.16 Material Adverse Change. No event, condition, circumstance or change that has, or could reasonably be expected to have, a Material Adverse Effect shall have occurred and be continuing.

Section 4.17 Environmental Matters.

(a) There are no pending or, to Borrower’s knowledge, threatened in writing, Environmental Claims to which any Loan Party is a party or is subject, or by which any of them or any of their properties are bound, which, in each case, would not reasonably be expected to have a Material Adverse Effect.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, each Loan Party is in compliance with all Environmental Laws applicable to their operations.

(c) To Borrower’s knowledge, there is or has been no condition, circumstance, action, activity or event that could form the basis of any violation of, or liability to Administrative Agent, the Lenders, or the Loan Parties under, any Environmental Law, that would reasonably be expected to have a Material Adverse Effect.

Section 4.18 Litigation. There are no pending or, to Borrower’s knowledge, threatened in writing, actions or proceedings, to which any, to Borrower’s knowledge, Loan Party or Major Project Participant is a party or is subject, or by which any Loan Party or any of their properties are bound that, if adversely determined to or against any of them, in each case could reasonably be expected to have a Material Adverse Effect.

Section 4.19 Title and Liens. Each Loan Party has good title to the assets and properties that comprise all of the Collateral then existing, in each case free and clear of all Liens, encumbrances or other exceptions to title other than Permitted Liens.

Section 4.20 Solvency. Each Loan Party is Solvent, both before and after taking into account each of the transactions contemplated by the Financing Documents.

Section 4.21 Supply and Storage Agreements.

(a) Other than those that can be reasonably expected to be commercially available when and as required, the services to be performed, the materials to be supplied and the real property interests, if any, and other rights granted, in each case pursuant to the Supply and Storage Agreements:

(i) are sufficient to enable the Equipment (A) to be acquired, owned, stored and maintained by Borrower in material compliance with all Legal Requirements, and (B) to be ready to be transferred to a Project for the closing and funding of a project financing with respect to such Project or a disposition of such Project in accordance with the applicable Project and Equipment Deployment Forecast (to the extent applicable); and

(ii) provide adequate ingress and egress for any reasonable purpose in connection with the acquisition, ownership, storage or maintenance of the Equipment.

(b) All material agreements relating to the Equipment which Borrower, any other Loan Party or any of its Subsidiaries is a party that are in effect on the Closing Date is listed on Schedule 4.21. Copies of all Supply and Storage Agreements to which any Loan Party is a party as currently in effect have been delivered to Administrative Agent by such Loan Party. Except as has been previously disclosed in writing to Administrative Agent, as of the Closing Date, none of the Supply and Storage Agreement to which any Loan Party is a party has been amended, modified or terminated and each such Supply and Storage Agreement is in full force and effect.

Section 4.22 Arm’s-Length Transactions. To the knowledge of each Loan Party, the pricing terms of each Supply and Storage Agreement are consistent with arm’s-length market practices.

Section 4.23 Beneficial Ownership Regulation. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 4.24 Regulatory Matters. None of the Secured Parties, or any “affiliate” (as that term is defined in Section 1262(1) of PUHCA) of any of them will, solely as a result of any Loan Party’s entering into any Operative Document or any transaction contemplated hereby or thereby, be subject to, or not exempt from, regulation under the FPA or PUHCA, or under state laws and regulations respecting the rates or the financial or organizational regulation of electric utilities.

Section 4.25 Acts of God. Neither the business nor the properties of Borrower or any other Loan Party or, to the knowledge of Borrower, any of the Major Project Participants are affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty or force majeure event (whether or not covered by insurance), which could reasonably be expected to have a Material Adverse Effect.

Section 4.26 Disclosure.

(a) As of the Closing Date, neither this Agreement, any Financing Document, nor any certificate (excluding any estimates, forecasts, projections and other forward-looking statements, and information of a general economic or industry-specific nature, the Project and Equipment Deployment Forecast, and the Budget) furnished to Administrative Agent, by or on behalf of any Loan Party in connection with the transactions contemplated by this Agreement or the other Operative Documents, taking into account documentation furnished to Administrative Agent on or prior to the Closing Date (such information to be taken as a whole, including, without limitation, updated or supplemented information), contains any untrue statement of a material fact (known to Borrower, in the case of any document not furnished by it) or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading under the circumstances in which they were made at the time such statements are made.

(b) As of the Closing Date, the Budget has been prepared in good faith and on the basis of assumptions believed to be reasonable, it being understood that the foregoing reports and projections and forecasts therein are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond the control of Borrower, and no assurance can be given that the Project and Equipment Deployment Forecast or the Budget will be realized and that actual results may differ from projected results and such differences may be material.

Section 4.27 Collateral. The Collateral Documents create in favor of Collateral Agent, for the benefit of the respective Secured Parties, a valid and, together with the filing of appropriate financing statements with the office of the Secretary of State or other appropriate office in the state of organization of each Loan Party and other filings, recordings and registrations or actions necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of Collateral Agent or to enforce the rights of Collateral Agent and the Secured Parties under the Financing Documents, duly perfected and enforceable first-priority security interest in the Collateral (subject to Permitted Liens) securing the payment of the Obligations.

Section 4.28 Intellectual Property. Each Loan Party owns or has the right to use all material patents, trademarks, service marks, trade names, copyrights, licenses and other rights, which are necessary for the operation of its business, except as could not reasonably be expected to have a Material Adverse Effect. No Loan Party has received written notice that (a) any material product, process, method, substance, part or other material presently contemplated to be sold by or employed by any Loan Party in connection with its business will infringe in any material manner any patent, trademark, service mark, trade name, copyright, license or other right owned by any other Person; (b) there is pending or threatened any claim or litigation against or affecting any Loan Party contesting its right to sell or use any such product, process, method, substance, part or other material; or (c) there is, or there is pending or proposed, any patent, invention, device, application or principle or any statute, law, rule, regulation, standard or code, which, in each case of clauses (a) through (c) of this Section 4.28, could reasonably be expected to have a Material Adverse Effect.

Section 4.29 Insurance. Insurance complying with Section 5.13 hereof is in full force and effect and all premiums then due thereon have been paid in full.

Section 4.30 Accounts. No Loan Party has an “account” with a “bank” (within the meaning of Sections 4 104(a)(1) and 4 105(1) of the Uniform Commercial Code, respectively) other than the Accounts established in accordance with this Agreement and the other Financing Documents.

Section 4.31 Sanctions, Ex-Im Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

(a) None of the Loan Parties, any director, officer, employee, or to the knowledge of the Loan Parties, an agent or Affiliate of the Loan Parties, has been or is in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws.

(b) None of the Loan Parties nor, to the knowledge of each Loan Party, any of their Affiliates has been since April 24, 2019 or is currently in violation of any Ex-Im Laws or Sanctions or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Ex-Im Laws or Sanctions. None of the Loan Parties nor, to the knowledge of each Loan Party, any of their Affiliates, has assets located in, or otherwise directly or knowingly indirectly derives revenues from or engages in, investments, dealings, activities, or transactions in or with or involving any Sanctioned Country or Restricted Person, in each case in violation of applicable Sanctions. None of the Loan Parties nor, to the knowledge of each Loan Party, any of its Affiliates, has knowingly imported into the United States any item manufactured wholly or in part with forced labor or in violation of the Uyghur Forced Labor Prevention Act or any other applicable laws.

(c) None of Loan Parties, any director, officer, employee of any Loan Party or, to the knowledge of each Loan Party, any of Loan Party’s Affiliates or agents, is a Restricted Person.

(d) Each Loan Party has implemented and maintains controls reasonably designed to promote compliance by each Loan Party and its directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws, Ex-Im Laws and Sanctions. There are no actions, suits, investigations, claims or other proceedings pending, or to the Loan Party’s knowledge, threatened against, or internal investigations or written notices involving, each Loan Party or, to the knowledge of each Loan Party, any of its Affiliates or any director, officer, employee or agent of each Loan Party in connection with a potential or actual violation of Anti-Corruption Laws, Anti-Money Laundering Laws, Ex-Im Laws or Sanctions; and to the Loan Party’s knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis therefor.

(e) No Loan Party will, directly or knowingly indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Restricted Person, or involving any Sanctioned Country, in each case in violation of applicable Sanctions, or (ii) in any manner that would result in a violation of Anti-Corruption Laws, Anti-Money Laundering Laws, Ex-Im Laws or Sanctions by any Person (including any Person participating in the Loans, whether as Lender, Agent, underwriter, advisor, investor, or otherwise).

(f) No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended or any other Anti-Corruption Law.

Article 5
Affirmative Covenants

Each Loan Party covenants and agrees that, until the Loans and all other Obligations are Paid in Full and the occurrence of the Discharge Date, such Loan Party will:

Section 5.1 Use of Proceeds. Unless otherwise applied by Administrative Agent pursuant to this Agreement, use all proceeds of the Loans (a)   to pay or reimburse for Equipment Acquisition Costs and as otherwise contemplated in Section 2.1(e), (b) to pay Obligations (including interest payments due to be made hereunder by Borrower to Lenders on the Loans), (c) in accordance with the Funds Flow Memorandum delivered on the Closing Date and (d) to pay or reimburse Progress Payments.

Section 5.2 Notices. Promptly, upon acquiring notice or giving notice, as the case may be, or obtaining knowledge thereof, give written notice to Administrative Agent of the following (it being understood that delivery of such notice shall not be deemed to result in a waiver of any Inchoate Default or Event of Default arising from any of the matters notified):

(a) Any litigation pending or, to the knowledge of any Loan Party, threatened (i) against any Loan Party involving claims against any Loan Party or the Equipment in excess of five million Dollars ($5,000,000) or (ii) against any Loan Party involving any material injunctive, declaratory or other equitable relief, such notice to include a high-level narrative update of material updates since the last disclosure, delivered quarterly until the applicable litigation is resolved, together with the financial statements of any Loan Party delivered under Section 5.3(a);

(b) Any dispute or disputes which may exist between any Loan Party and any Governmental Authority and which involve (i) claims against any Loan Party in excess of five million Dollars ($5,000,000); (ii) injunctive or declaratory relief that could reasonably be expected to result in a Material Adverse Effect; (iii) revocation, material adverse modification, suspension or the like of any Applicable Permit or imposition of additional material conditions with respect thereto; or (iv) any Liens for Taxes due but not paid in excess of five million Dollars ($5,000,000);

(c) (i) Any Event of Default or Inchoate Default; or (ii) any default or event of default under any agreement of Sponsor involving the borrowing of money or the advancement of credit in excess of ten million Dollars ($10,000,000) in the aggregate or (iii) any default or event of default under any of the Supply and Storage Agreements.

(d) Any casualty, damage or loss, whether or not insured, through fire, theft, other hazard or casualty, or any act or omission of any Loan Party or any of its partners, officers, directors, employees, contractors, consultants or representatives, or of any other Person if such casualty, damage or loss affects any Loan Party or the Equipment in excess of five million Dollars ($5,000,000);

(e) Any cancellation or material change in the terms, coverages or amounts of any insurance described in Section 5.13;

(f) Any matter which has or could reasonably be expected to have a Material Adverse Effect;

(g) Initiation of any condemnation proceedings involving the Equipment or any portion thereof in excess of five million Dollars ($5,000,000);

(h) Any act or agreement by any Loan Party to become a surety, guarantor, endorser or accommodation endorser for Debt (other than Debt not otherwise prohibited by this Agreement) of a third party other than endorsement of negotiable instruments for collection purposes;

(i) Any intentional withholding of compensation or other amounts payable to the Equipment Supplier under the Equipment Supply Agreement, the Storage Service Providers under the Warehousing Agreements or the Surety Bond Provider under the Surety Bond, other than retention or other withholding provided by the express terms of the applicable Supply and Storage Agreement;

(j) Any termination, notice of event of default or other material notice given or received under the Supply and Storage Agreements;

(k) Any event of force majeure asserted under the Supply and Storage Agreements and, thereafter, to the extent reasonably requested by Administrative Agent and reasonably available to any Loan Party, copies of related invoices, statements, supporting documentation, schedules, data or affidavits delivered under the applicable Supply and Storage Agreement;

(l) Any written notice from any Governmental Authority initiating or threatening the commencement of proceedings against any Loan Party, or any Project that could reasonably be expected to have a Material Adverse Effect;

(m) Any (i) non-compliance with Environmental Law or release of Hazardous Substances by any Loan Party and (ii) pending or, to any Loan Party’s knowledge, threatened, Environmental Claim against any Loan Party which, in each case, individually or in the aggregate could reasonably be expected to have a Material Adverse Effect;

(n) Any termination, amendment or other modification to an existing Supply and Storage Agreement (together with copies of such amendment); and

(o) Promptly, with respect to any contractual obligation involving consideration or payments in excess of ten million Dollars ($10,000,000) to which an Affiliate of any Loan Party is a party, any material breach by the applicable Affiliate of the terms thereon.

Section 5.3 Financial Statements.

(a) Deliver to Administrative Agent (or cause to be delivered to Administrative Agent) in form and detail reasonably satisfactory to Administrative Agent:

(i) As soon as available but no later than ninety (90) days after the close of the first, second and third quarterly periods of its fiscal year, commencing with the fiscal quarter ending on June 30, 2026, unaudited quarterly financial statements of, and prepared by, each Borrower and Sponsor, and in the case of Sponsor, on a consolidated basis and including a balance sheet and a statement of income (subject to the absence of notes and normal year-end adjustments). For purposes of Borrower, a balance sheet and statement of operations (income statement) shall satisfy the requirements of this clause (i); and

(ii) As soon as available but no later than one hundred twenty (120) days after the close of each applicable fiscal year, commencing with the fiscal year ending 2026, (x) unaudited financial statements of and prepared by Borrower and (y) audited financial statements of and prepared by Sponsor (as at the end of such period), all prepared in accordance with GAAP and, with respect to the audited financial statements, and certified by an independent certified public accountant selected by the Person whose financial statements are being prepared. Such certificate shall not be subject to any qualification or exception to the certification of any independent public accountant as to any financial statement of any Loan Party, which relates to the limited scope of examination of matters relevant to such financial statement.(iii) Each time the financial statements of Borrower or Sponsor are delivered under Section 5.3(a)(i), a certificate signed by a Responsible Officer of Borrower or the Sponsor, as applicable, shall be delivered along with such financial statements, certifying that such financial statements fairly present the financial condition of the applicable Person as at the end of, and for, such fiscal quarter or fiscal year, as applicable, in all material respects (subject to absence of footnotes and normal year end audit adjustments) and (iv)  each time the financial statements of Borrower and Sponsor are delivered under Section 5.4(a), a certificate of Responsible Officer of Sponsor certifying that Sponsor has adequate available capital to make Equity Contributions necessary for the payment of interest and fees and other amounts reasonably anticipated to become due and payable through the next fiscal quarter of any Loan Party, taking into account any cash available to such Loan Party for the satisfaction of such Obligations.

(b) Financial statements, opinions of independent certified public accountants and other certificates and information required to be delivered by Borrower or Sponsor, as applicable, pursuant to Section 5.3(a) above shall be deemed to have been delivered if Sponsor shall have timely filed an SEC Form 10-Q or Form 10-K, satisfying the requirements of clauses (a)(i) or (a)(ii) above, as the case may be, with the SEC or EDGAR; or such financial statements are timely posted by or on behalf of Borrower and Sponsor on a website to which Administrative Agent and each Lender has free access.

Section 5.4 Reports.

(a) Together with the financial statements of each Loan Party and Sponsor delivered under Section 5.4(a), (i) but solely to the extent any Equipment has been delivered to or on behalf of any Loan Party and is intended to be stored in any location before being transferred or disposed to and incorporated into a Project (and, as necessary, the Loans are prepared in accordance with Section 2.2(f)(iv)(B)), deliver to Administrative Agent a report prepared by such Loan Party and such other Independent Consultant reasonably approved by the Required Lenders, detailing the general conditions of the Equipment, the adequacy of Equipment maintenance procedures, compliance with the Equipment Supplier’s requirements to maintain Equipment warranty, and an inventory of such Equipment and (ii) a progress update regarding execution of a contract with respect to the Projects, including but not limited to, the identity of target customers, developers or other counterparties and reasonably detailed information regarding the status of negotiation (if any).

(b) Deliver to Administrative Agent and the Lenders all such documentation and information (including the name and address of such Loan Party) reasonably requested by Administrative Agent and the Lenders in connection with Sanctions and Anti-Money Laundering Laws, including for Administrative Agent and the Lenders to identify each Loan Party in accordance with the requirements of the Patriot Act (including the “know your customer” and similar regulations thereunder).

(c) Deliver to Administrative Agent and the Lenders, promptly after (and in any event within five (5) days after) the date of which the Equipment Consultant has delivered to any Loan Party any Equipment Revaluation pursuant to Section 5.19, each such Equipment Revaluation.

(d) Deliver to Administrative Agent quarterly, within thirty days (30) days after the end of each calendar quarter, commencing with the calendar quarter ending June 30, 2026, an update to the most recent Project and Equipment Deployment Forecast in the form of Exhibit H (such updated forecast, the “Updated Project and Equipment Deployment Forecast”); provided that, notwithstanding anything to the contrary herein, the Project and Equipment Deployment Forecast can be updated by Borrower from time to time and at any time by delivery of written notice of such update to Administrative Agent.

(e) Deliver to Administrative Agent, in conjunction with each Project, a Project and Equipment Deployment Forecast in accordance with Section 5.4(d), an officer’s certificate signed by a Responsible Officer of Borrower certifying that (i) no Inchoate Default or Event of Default has occurred and is continuing and (ii) each Project, based solely on its current development status, economics and other merits, in each case, is expected to secure either (A) a project financing or (B) an agreement for the disposition of such Project, in each case, in accordance with the applicable Project and Equipment Deployment Forecast, as determined by Borrower in its good faith judgment, it being understood these determinations are as to future events and are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond the control of Borrower, and no assurance can be given that such facts will be realized and that actual results may differ from projected results and such differences may be material.

Section 5.5 Supply and Storage Agreements. Deliver to Administrative Agent promptly, but in no event later than fifteen (15) days after the receipt thereof by any Loan Party, copies of (a) any amendment, supplement or other modification to the Supply and Storage Agreements received by any Loan Party after the Closing Date; and (b) all material written notices relating to the Equipment received by any Loan Party from any Governmental Authority.

Section 5.6 Existence, Conduct of Business, Properties, Etc. Except as otherwise expressly permitted under this Agreement (a) maintain and preserve its existence as a limited liability company in its jurisdiction of incorporation or formation and cause each other Loan Party to maintain and preserve its organizational existence and maintain and preserve all material rights, privileges and franchises necessary in the normal conduct of its business; (b) perform, and cause each other Loan Party to perform (to the extent not excused by force majeure events or the non-performance of the other party) all of its material contractual obligations under the Operative Documents to which it is a party; (c) at or before the time that any Permit becomes an Applicable Permit, obtain such Permit; and (d) engage only in business activities associated with the acquisition, ownership, storage, maintenance, financing and disposition of the Equipment or any Project and other activities contemplated under the Operative Documents or incidental thereto.

Section 5.7 Obligations. Pay all material obligations arising under the Supply and Storage Agreements or any other contractual obligations as and when due and payable, except such as may be contested in good faith or as to which a bona fide dispute may exist, could not reasonably be expected to result in a Material Adverse Effect or provision is made for the posting of security (other than the Collateral) for or the bonding of such obligations or the prompt payment thereof in the event that such obligation is payable.

Section 5.8 Books and Records; Inspection Rights.

Maintain adequate books, accounts and records with respect to any Loan Party and the Equipment and prepare all financial statements required hereunder in accordance with GAAP (to the extent required pursuant to Section 5.3(a)) and in compliance in all material respects with the regulations of any Governmental Authority having jurisdiction thereof. Any such Loan Party will permit one or more representatives designated by the Required Lenders, upon reasonable prior notice, to visit and inspect its properties, including the Equipment and the Equipment storage sites (subject to any limitation thereupon in the applicable Supply and Storage Agreements), at the Loan Parties’ sole cost and expense, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all as such reasonable times and as often as reasonably requested by Administrative Agent in good faith. Notwithstanding any provisions of any Financing Document to the contrary (excluding the proviso at the end of this sentence), the reasonable and documented costs and expenses of each such visit by such agents permitted hereby shall be borne by the Loan Parties; provided that, subject to Section 5.19, so long as no Inchoate Default or Event of Default has occurred and is continuing, only one (1) inspections shall be during any fiscal year shall be required to be paid for or reimbursed by the Loan Parties.

Section 5.9 Preservation of Rights; Further Assurances.

(a) Preserve, protect and defend the material rights of any Loan Party under the Supply and Storage Agreements, including, if appropriate, prosecution of suit to enforce any right of any such Loan Party thereunder and enforcement of any claims with respect thereto.

(b) From time to time, as requested by Administrative Agent, execute, acknowledge, record, register, deliver and/or file, and cause each other Loan Party to execute, acknowledge, record, register, deliver and/or file, all such notices, statements, instruments and other documents (including any financing statement, continuation statement, fixture filing, certificate of title or estoppel certificate) relating to the Loans and other Obligations, and stating the interest and charges then due (to the extent necessary or appropriate) and any known defaults, and take such other steps as may be necessary or advisable to render fully valid and enforceable under all applicable laws the rights, Liens and priorities of Administrative Agent, Collateral Agent and the other Secured Parties with respect to all Collateral and other security from time to time furnished under this Agreement and the other Financing Documents or intended to be so furnished, in each case in such form and at such times as shall be satisfactory to Administrative Agent, and pay all third-party and out-of-pocket fees and expenses (including attorneys’ fees) incident to compliance with this Section 5.9(b).

Section 5.10 Equipment Maintenance. Maintain, or cause to be maintained, the Equipment delivered and stored in storage sites in accordance with, in all material respects, the applicable Supply and Storage Agreements and Prudent Industry Standards.

Section 5.11 Taxes, Other Government Charges and Utility Charges.

Pay, or cause to be paid, as and when due and prior to delinquency, all material Taxes that may at any time be lawfully assessed or levied against or with respect to such Loan Party or the Equipment, all utility and other material charges incurred in the maintenance of the Equipment, and all material assessments and charges lawfully made by any Governmental Authority for public improvements that may be secured by a Lien on the properties of the Loan Parties; provided that, such Loan Party may contest in good faith any such Taxes and other charges and, in such event, may permit the Taxes or other charges so contested to remain unpaid during any period, including appeals, when such Loan Party is in good faith contesting the same, so long as (i) adequate reserves the amount of which are determined in accordance with GAAP have been established, or other adequate provision for the payment thereof shall have been made; (ii) enforcement of the contested Taxes or other charges is effectively stayed for the entire duration of such contest; and (iii) any Taxes or other charge determined to be due, together with any interest or penalties thereon, is paid when due after resolution of such contest.

Section 5.12 Compliance With Laws, Instruments, Etc. At its expense, within such time as may be required by Legal Requirements (a) comply with all material Legal Requirements; and (b) procure, maintain and comply, or cause to be procured, maintained and complied with in all material respects all Applicable Permits required for acquisition, ownership, storage or maintenance of the Equipment or any part thereof, then being made or contemplated by the Operative Documents, except that, in each case of clauses (a) and (b) of this Section 5.12, any Loan Party may, at its expense, contest by appropriate proceedings conducted in good faith the validity or application of any such Legal Requirements so long as (i) neither Administrative Agent, the Lenders nor any Loan Party would be subject to any criminal liability for failure to comply therewith; and (ii) all proceedings to enforce such Legal Requirements against Administrative Agent, the Lenders, any Loan Party or the Equipment or any part of any of them, shall have been duly and effectively stayed during the entire pendency of such contest.

Section 5.13 Maintenance of Insurance.

(a) When the Loan Parties have risk of loss or as otherwise specified, each Loan Party shall maintain or cause to be maintained from the Closing Date until secured debt is repaid, with insurance companies rated “A-” or better, with a minimum size rating of “X” by Best’s Insurance Guide and Key Ratings or “A” or better by Standard & Poor’s (or an equivalent rating by another nationally recognized insurance rating agency of similar standing), (i) all risk insurance on a policy form acceptable to the Required Lenders, covering physical loss or damage to the Equipment and any expense, due to customary perils and coverage extensions including but not limited to:

(i) Physical loss or damage to the goods and/or merchandise and/or property and for any expense resulting from perils of the seas, fires, rovers, assailing thieves, jettisons, criminal barratry of the master and mariners, and all other like perils, losses and misfortunes, that have or shall come to the hurt, detriment, or damage of the interest insured or any part thereof, except as may be otherwise provided for herein (“Marine Perils”);

(ii) Physical loss or damage to the goods and/or merchandise and/or property and for any expense resulting from explosion, howsoever and wheresoever occurring, except explosions resulting from those risks as may be excluded by the F.C.&S. and the S.R. & C.C. warranties, as specified in the policy (“Explosion Peril”);

(iii) Physical loss or damage to the goods and/or merchandise and/or property and for any expense resulting, while the goods and/or merchandise and/or property are on docks, wharves, quays or elsewhere on shore and during land transportation, from fire, smoke, sprinkler leakage, lightning, cyclone, hurricane, earthquake, windstorm, hail, landslide, volcanic eruption, flood, rising water, aircraft, objects falling from aircraft or collision, derailment or any accident to the conveyance or collapse or subsidence of docks, wharves, quays or structures (these risks are referred to as the “Shore Perils”) and theft;

(iv) S.R.&C.C. ENDORSEMENT (Form No. 12);

(v) Physical loss of and/or damage to the goods and/or merchandise and/or property arising out of the performance of duties by customs service agents or other duly constituted governmental agencies;

(vi) Extra expense, Storage / Inventory / Processing (Generic), Denial of access;

(vii) Builders risk (including offsite storage and transit when any exposure) on industry practice terms; and

(viii) General liability insurance of not less than $10,000,000 per occurrence and aggregate which may be met through a combination of primary and excess insurance.

for Equipment while in transit (where Borrower has exposure) and in storage at any location, including designated warehouse and/or storage site, for full replacement cost of such Equipment (no coinsurance and no deduction for depreciation) with terms, conditions and deductibles as acceptable to the Required Lenders in consultation with the Insurance Consultant (ii) third party liability insurance materially comparable with the insurance program in place at the time of the Closing Date, (iii) other insurance customarily maintained for comparable exposures as of the Closing Date or as they may arise over the term of the Agreement in accordance with prudent industry practice and (iv) other insurance as may be required by the Required Lenders from time to time. Terms and conditions of all insurance shall be acceptable to the Required Lenders in consultation with the Insurance Consultant. Deductibles shall not exceed $1,000,000, except deductibles may be up to $5,000,000 for flood and windstorm coverage. Each Loan Party shall comply with all insurance requirements as set forth in this Section 5.13.

(b) Each insurance policy required to be maintained shall via policy wording or endorsement (a) include Collateral Agent, Administrative Agent and the Secured Parties as additional insureds thereunder as their interests may appear (with the exception of workers compensation, if applicable), (b) waive subrogation against Collateral Agent, Administrative Agent and Secured Parties, (c) provide coverage on a primary basis and not seek contribution from policies maintained by Collateral Agent, Administrative Agent and the Secured Parties; (d) include a severability of interest or separation of insureds clause with no material exclusions for cross-liability, (e) contain non-vitiation wording acceptable to the (except marine cargo survey which is paramount), (f) policy continues on bankruptcy and (g) provide for at least sixty (60) days (ten (10) days for non-payment of premium or statutory reasons), other than in respect of policies covering war and kindred risks and institute strike clauses (which shall be seven (7) days) or as otherwise agreed by Administrative Agent.

(c) Collateral Agent shall be the sole loss payee on all applicable first party property insurance maintained by the Loan Parties for the Turbines, including transit, cargo, storage and builders risk with a lender loss payable endorsement LEGPEI-08 or equivalent acceptable to Collateral Agent in consultation with the Insurance Consultant. The Loss Proceeds Borrower Account shall be included in the loss payable endorsement and the insurers shall not amend the endorsement without the written agreement of Administrative Agent.

(d) To the extent endorsement of the required policies to provide written notice of cancellation to Administrative Agent is not commercially available, Borrower shall be obligated to provide written notice of cancellation to Administrative Agent. Notice of material change or reduction in coverage below the standards set forth in this Section 5.13 shall be provided to Administrative Agent by Borrower upon receipt of such notice of having knowledge of such material change or reduction in coverage. For purposes of this Section 5.13(d), “materially changed” means any change that would cause the Borrower to be in non-compliance with the insurance requirements of this Section 5.13.

(e) On the Closing Date, at each Borrowing and in conjunction with the renewal or replacement of any insurance policies required to be procured and maintained hereunder, the Borrower shall provide certificates of insurance and complete copies of applicable insurance binders and policies (if requested and redacted as appropriate with respect to details not relevant to the Borrower or the Equipment), as well as, with respect to any first party insurance, a certificate from the Borrower’s authorized insurance representative confirming that such insurance is in compliance with the terms and conditions of this Section 5.13 is in full force and effect and all premiums then due have been paid or are not in arrears.

(f) In the event any insurance required by this Section 5.13 to be maintained (including the limits or deductibles thereof), other than insurance required by law to be maintained, shall not be available on commercially reasonable terms in the commercial insurance market, the Lenders shall not unreasonably withhold their agreement to waive such requirement; provided, however, the Borrower provide a written request together with a written report of the Borrower’s insurance broker or another independent insurance broker of nationally-recognized standing in the insurance industry (i) certifying that such insurance is not available on commercially reasonable terms, (ii) explaining in detail the basis for such broker’s conclusions, and (iii) containing such other information as the Lender or the Insurance Consultant may reasonably request. The Lender may temporarily waive such requirement; provided, however, that the Lender may, in their sole judgment, decline to grant any such temporary waiver. Any waiver granted pursuant to this Section 5.13 shall expire, without further action by any party, immediately upon (a) such waived insurance requirement becoming available on commercially reasonable terms, as reasonably determined by the Lender or (b) failure of the Borrower to deliver an updated report required pursuant to the proviso set forth in this paragraph on an annual basis.

(g) No provision of this Section 5.13 or any other provision of this Agreement or any other Equipment Supply Agreements shall impose on the Lender any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by the Borrower, nor shall the Lender be responsible for any representations or warranties made by or on behalf of the Borrower, or any other party to any insurance company or underwriter. Any failure on the part of the Lender to pursue or obtain the evidence of insurance required by this Agreement from the Borrower and/or failure of the Lender to point out any non-compliance of such evidence of insurance shall not constitute a waiver of any of the insurance requirements in this Agreement, including without limitation this Section 5.13.

(h) In conjunction with the renewal or replacement of any insurance policies required to be procured and maintained hereunder, all Loan Parties shall provide evidence of insurance (in a form acceptable to Administrative Agent, in consultation with the Insurance Consultant), including certificates of insurance and complete copies of applicable insurance binders and policies (if requested, and redacted as appropriate with respect to details not relevant to any Loan Party or the Equipment, and redacted as appropriate with respect to details not relevant to any Loan Party or the Equipment), as well as a statement from each such Loan Party and/or its authorized insurance representative confirming that such insurance is in compliance with the terms and conditions of this Section 5.13 is in full force and effect and all premiums then due have been paid or are not in arrears.

(i) In the event that Borrower fails to respond in a timely and appropriate manner (as reasonably determined by Administrative Agent) to take any steps necessary or reasonably requested by Administrative Agent to collect from any insurers for any loss covered by any insurance required to be maintained by this Section 5.13, Administrative Agent shall have the right to make all proofs of loss, adjust all claims and/or receive all or any part of the proceeds of the foregoing insurance policies, either in its own name or the name of Borrower; provided, however, that Borrower shall, upon Administrative Agent’s request and at Borrower’s own cost and expense, make all proofs of loss and take all other steps necessary or reasonably requested by Administrative Agent to collect from insurers for any loss covered by any insurance required to be obtained by this.

(j) In the event that at any time the insurance as herein required pursuant to this Section 5.13 shall be reduced or cease to be maintained, then (without limiting the rights of Administrative Agent hereunder in respect of the Event of Default which arises as a result of such failure) Administrative Agent may at its option maintain the insurance required hereby and, in such event, Borrower shall reimburse the Administrative Agent upon demand for the cost thereof together with interest thereon at a rate per annum not to exceed the maximum rate permitted by law.

(k) All first party property insurance, including transit, cargo and/or storage insurance for Collateral in an FTZ must expressly cover FTZ locations and to the extent available on commercially reasonable terms, coverage for detention/seizure by governmental authorities relating to Collateral in an FTZ.

Section 5.14 Maintenance of Equipment; Warranty of Title. (a) Maintain good and valid title to all of the Collateral owned by any Loan Party, other than in accordance with (h) and (b) maintain, or cause to be maintained, the Equipment delivered and stored in storage sites in accordance the Supply and Storage Agreements and with Prudent Industry Standards.

Section 5.15 Event of Eminent Domain. If an Event of Eminent Domain shall be threatened in writing or occur with respect to any Collateral, (a) promptly upon discovery or receipt of written notice of any such threat or occurrence provide written notice to Administrative Agent; (b) diligently pursue all its rights to compensation against the relevant Governmental Authority in respect of such Event of Eminent Domain; and (c) not, without the written consent of Administrative Agent, compromise or settle any claim against such Governmental Authority. Each Loan Party consents to the participation of Administrative Agent in any proceedings resulting from an Event of Eminent Domain, and each applicable Loan Party shall from time to time deliver to Administrative Agent all documents and instruments requested by it to permit such participation. All such compensation so received shall be immediately deposited into the Loss Proceeds Borrower Account for application in accordance with this Agreement.

Section 5.16 Separateness. Each of the Loan Parties, and their respective Subsidiaries, shall maintain its existence separate and distinct from any other Person, including taking the following actions:

(a) Maintaining its own entity records and accounts, separate from those of any other Loan Party and their respective Affiliates;

(b) Conducting its affairs separately from those of any other Loan Party or any of its respective Affiliates and maintaining accurate and separate books, records and accounts;

(c) Acting solely in its own name as a limited liability company and not that of any other Person, including any other Loan Party or any of its respective Affiliates, in a manner not misleading to other Persons as to its identity;

(d) Not commingling its funds or assets with those of any other Affiliates of any Loan Party;

(e) Holding itself out as a separate entity;

(f) Correcting any known understanding regarding its separate existence; and

(g) in the case of Borrower and Holdings, at all times maintain at least one independent director who (i) for the five (5)-year period prior to his or her appointment as an independent director, has not been, and during the continuation of his or her service as an independent director is not: (A) an employee, director, stockholder, partner, membership interest holder or officer of each such Loan Party or any of its Affiliates (other than his or her service as an independent director or similar capacity of each such Loan Party or any of its Affiliates); (B) a customer or supplier of each such Loan Party or any of its Affiliates (other than an independent director provided by a corporate services company that provides independent directors in the ordinary course of its business); or (C) any member of the immediate family of a Person described in clause (A) or (B) and (ii) is reasonably acceptable to Administrative Agent.

Section 5.17 Sanctions, Ex-Im Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

(a) Comply with applicable Anti-Corruption Laws, Anti-Money Laundering Laws, Ex-Im Laws and Sanctions; and

(b) Maintain in effect policies and procedures, in each case, reasonably designed to ensure compliance by any Loan Party and its directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws, Ex-Im Laws and Sanctions.

Section 5.18 Revenues and Accounts. Each of Holdings, Borrower and their respective Subsidiaries shall, and shall cause the other Loan Parties to, promptly upon receipt, deposit all Revenues, proceeds or other payments or amounts received by such Person into the Asset Disposition Borrower Account or the Loss Proceeds Borrower Account, or to, at such time, make a Mandatory Prepayment of the Loans or other payment in respect of the Obligations, in each case, to Administrative Agent for the benefit of the Lenders. In no event shall any Loan Party maintain any deposit or security accounts other than the Accounts.

Section 5.19 Revaluation of Equipment. (a) At any time prior to the period that any Loan Party takes title to the last turbine constituting the Equipment from the Equipment Supplier (such period of time, the “Manufacturing Period”), Borrower shall cause, at its sole expense, the Equipment Consultant to conduct one (1) appraisal of the Equipment to assess its fair market value, and (b) at any time following the Manufacturing Period, and within thirty (30 days) of each Quarterly Date until the applicable Equipment is no longer Collateral pursuant to the terms of this Agreement, Borrower shall cause the Equipment Consultant to conduct quarterly appraisals of the Equipment to assess its fair market value (each such appraisal in this subclause (b), a “Quarterly Equipment Revaluation” and each such appraisal in this Section 5.19, an “Equipment Revaluation”).

Section 5.20 Delivery Point, Transportation and Storage Covenants. Comply with each of the covenants and obligations set forth under the heading “Affirmative Shipment and Storage Covenants” listed on Part I of Schedule 5.20.

Section 5.21 Minimum Equity Contributions. Make (and shall cause Sponsor to make) the Minimum Equity Contributions on or prior to April 30, 2026, which Minimum Equity Contribution shall either be applied directly towards Progress Payments or deposited in the Equity Borrower Account for the making of Progress Payments.

Section 5.22 Independent Director. On or prior to 15 Banking Days after the Closing Date, Borrower shall amend its Organizational Documents to include (i) provisions to qualify as a “special purpose” entity, (ii) provisions defining material actions, which such actions require the vote of the independent director, and (iii) the appointment of an independent director, in each case, in form and substance satisfactory to the Lenders.

Section 5.23 Equity Contributions. Borrower shall cause Sponsor to deposit all Equity Contributions required to be made under Sponsor Equity Contribution and Guaranty Agreement to the Equity Borrower Account or, if applicable, towards Progress Payments in accordance with the Equipment Supply Agreement.

Section 5.24 Transportation and Surety Costs; Surety Assignment.

(a) pay (and cause Sponsor to pay) (i) all shipping and transportation costs under the Equipment Supply Agreement promptly when they become due, should such costs arise from shipping the Turbines; and (ii) all costs associated with maintaining the Surety Bond or any other security required pursuant to Section 24.16 of the Equipment Supply Agreement; and

(b) cause the Surety Bond described in clause (a) of the definition thereof to be reissued in the name of the Borrower within ten (10) Banking Days of the Closing Date, provided that, in no event shall the Borrower or any other Loan Party be an indemnitor under, or counterparty to, any master indemnity agreement with the Surety Provider in respect of any Surety Bond in respect of the Equipment Supply Agreement, nor shall any of the Collateral be subject at any time to any Lien in favor of the Surety Provider.

Article 6
Negative Covenants

Each Loan Party covenants and agrees that, until the Loans and all other Obligations are Paid in Full and the occurrence of the Discharge Date, it will not:

Section 6.1 Limitations on Liens.

Create, assume or suffer to exist (or permit Pledgor to create, assume or suffer to exist) any Lien on any of the Collateral or which secures a charge or obligation on any of such Collateral, whether now owned or hereafter acquired, except Permitted Liens.

Section 6.2 Indebtedness. Incur, create, assume or permit to exist any Debt, except:

(a) the Loans and the other Obligations;

(b) any Debt incurred pursuant to any Operative Document, as in effect on the Closing Date;

(c) contingent liabilities, to the extent otherwise constituting Debt, otherwise permitted pursuant to this Agreement;

(d) any trade or other similar Debt in each case that is incurred in the ordinary course of Borrower’s business (to the extent that it does not involve advance or deferred payment for a period of more than ninety (90) days after incurrence thereof) that is not more than ninety (90) days past due or is being contested pursuant to a good faith contest;

(e) Debt for the deferred purchase price of property or services, including trade accounts payable or purchase-money obligations, or capital lease obligations, in either case, incurred in the ordinary course of business and incurred in connection with any Project or the Equipment; provided that (i) Debt for the deferred purchase price of property or services is (A) not more than ninety (90) days past due or (B) being contested in good faith and by appropriate proceedings and in respect of which adequate reserves are in place in accordance with applicable GAAP;

(f) Debt in respect of performance bonds, bid bonds, appeal bonds, surety bonds, financial assurances and completion guarantees and similar obligations in each case provided in the ordinary course of business;

(g) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; and

(h) any Junior Debt; provided that such Debt is subject to a subordination agreement to the extent such Debt is unsecured, or an intercreditor and subordination agreement to the extent that such Debt is secured by junior priority Liens on all or any part of the Collateral.

Section 6.3 Sale or Lease of Assets. Sell, lease, assign, convey, transfer or otherwise Dispose of assets (including without limitation in a sale-leaseback transaction), whether now owned or hereafter acquired, provided, that one single Disposition of three (3) Turbines (in a single transaction) may be made by Borrower so long as each of the following conditions are satisfied as determined by the Administrative Agent and the Lenders (the “Permitted 3 Turbine Set Disposition”):

(i) the Disposition of Turbines in such Permitted 3 Turbine Set Disposition shall result in the receipt by Borrower of Net Cash Proceeds in an amount acceptable to the Lenders in their sole discretion as negotiated in good faith by the Lenders and the Borrower prior the time of such Disposition;

(ii) upon the closing of the Permitted 3 Turbine Set Disposition, Borrower shall make a Mandatory Prepayment of the Loans in an amount equal to 100% of the Net Cash Proceeds in accordance with Section 2.2(f)(iv)(C);

(iii) Borrower shall retain ownership of three (3) Turbines, which Turbines shall in no event be permitted to be sold, transferred or otherwise Disposed of prior to the Maturity Date, and

(iv) Borrower retains no liability, warranty obligation or other indemnity obligation under any Storage and Supply Agreement applicable to the Turbines to be Disposed and documentation relating to such Permitted 3 Turbine Set Disposition shall be delivered to the Administrative Agent and shall be in form and substance acceptable to the Lenders.

Section 6.4 Changes in Business. Change the nature of its business or expand its business beyond the activities contemplated in the Operative Documents.

Section 6.5 Distributions. Directly or indirectly make or declare any distribution (in cash, property or obligation) on, or other payment on account of, any interest in any Loan Party or any payments in respect of any subordinated indebtedness owing to an Affiliate or any payments in respect of any Junior Debt. This Section 6.5 shall not restrict any agreement, transaction or payment permitted in accordance with the Funds Flow Memorandum delivered as of the Closing Date.

Section 6.6 Investments. Make or permit to remain outstanding any advances or loans or extensions of credit to, or purchase or own any stock, bonds, notes, debentures or other securities of any Person (“Investments”), except (a) Investments constituting cash, (b) to the extent constituting Investments, the rights and obligations arising is respect or the Equipment and the Supply and Storage Agreements as in effect on the Closing Date and (c) other Investments that do not exceed five hundred thousand Dollars ($500,000.00) at any time.

Section 6.7 Transactions With Affiliates. Except for (a) an agreement between any Loan Party and an Affiliate for the transfer, sale, lease, assignment, conveyance or other disposition of Equipment, any other assets or contractual rights or obligations of any Loan Party, including, if applicable, the Supply and Storage Agreements or other storage services agreements related to such Equipment to such Affiliate, subject to the satisfaction of the requirements of Section 2.2(f)(iv) and the conditions of a Permitted 3 Turbine Set Disposition, (b) an agreement between a Loan Party and an Affiliate that contains terms that are no less favorable to such Person than would be included in an arm’s-length transaction entered into by a prudent Person with a non-Affiliated third party, or (c) the Financing Documents and the transactions contemplated thereby and any Equity Contributions to Borrower or an Affiliate not otherwise prohibited hereunder, directly or indirectly enter into any transaction or series of transactions with or for the benefit of an Affiliate, without the prior written approval of Administrative Agent.

Section 6.8 Regulations. Directly or indirectly apply any part of the proceeds of any Loan to the purchasing or carrying of any margin stock within the meaning of Regulations T, U or X of the Federal Reserve Board, or any regulations, interpretations or rulings thereunder.

Section 6.9 Loan Proceeds. Use, pay, transfer, distribute or dispose of any Loan proceeds in any manner or for any purposes except as provided in Section 5.1 hereof.

Section 6.10 Subsidiaries; Partnerships. Execute a binding agreement to become a general or limited partner in any partnership, or a member in any non-wholly owned limited liability company, or a joint venturer in any joint venture or acquire, create and hold stock or other equity interests in any Person or form or acquire any subsidiaries; provided, however, in the event that a Loan Party may desire to form a wholly owned subsidiary taxable as a corporation that jointly elects with Sponsor to be a “taxable REIT subsidiary” (as defined in Section 856(l) of the Code) of Sponsor (a “Taxable REIT Subsidiary”), the Loan Parties and the Lenders agree to negotiate in good faith amendments to the Financing Documents acceptable to the Lenders in their sole discretion to allow such Loan Party to form a Taxable REIT Subsidiary, so long as such amendments provide, among other things, that such Taxable REIT Subsidiary guarantees the Loans, pledges all assets and equity to the Lenders and becomes subject to all the Obligations and Commitments under the Financing Documents as a Loan Party.

Section 6.11 Dissolution. Take or permit the following actions: (a) Liquidate, wind-up or dissolve, or sell or lease or otherwise transfer or dispose of all or a material portion of its property, assets or business (other than as contemplated by this Agreement); (b) combine, merge or consolidate with or into any other entity, or enter into a division, or (c) change its legal form.

Section 6.12 Additional Supply and Storage Agreements. Enter into or become a party to any additional Supply and Storage Agreements, except with the prior written consent of Administrative Agent and the Lenders. Notwithstanding anything to the contrary contained herein, neither Sponsor, Pledgor, nor any Loan Party shall (1) terminate (except expiration in accordance with its terms), amend, amend and restate, supplement or modify any Supply and Storage Agreement (other than the Turbine Options Extension Change Order and any non-material amendments or supplements or modifications in the ordinary course of business) or (2) enter into or otherwise have any liabilities or obligations in respect of, any new, additional or replacement Supply and Storage Agreement (or any other agreement providing for any or all of the services provided under any Supply and Storage Agreement as in effect on the Closing Date), in each case, without the prior written consent of Administrative Agent and the Lenders.

Section 6.13 Amendments. Cause, consent to, or permit any termination, material amendment, modification, variance or waiver of timely compliance with (i) any terms or conditions of, or suspension of any work or services, under any of the Supply and Storage Agreements (including any exhibit thereto) or any of the Organizational Documents of a Loan Party, or (ii) any Consent or Collateral Access Agreement, in each case, without the consent of Administrative Agent and the Lenders.

Section 6.14 Name and Location; Fiscal Year.

(a) Change its name or its jurisdiction of organization, or change its fiscal year, in each case, without the prior written consent of Administrative Agent.

(b) Change the location of its chief executive office, principal place of business or federal identification number without the prior written consent of Administrative Agent.

Section 6.15 Assignment. Assign its rights hereunder or under any of the other Operative Documents to any Person (other than Borrower or one of its Subsidiaries), or consent to the assignment by any Major Project Participant of its obligations under any Supply and Storage Agreement to which it is a party.

Section 6.16 Transfer of Interests. Cause, make, suffer, permit or consent to any direct or indirect transfer of, including the sale, hypothecation, pledge or grant of a security interest in, any membership interests, stock or other ownership interest in any Loan Party to the extent that such transfer constitutes a Change of Control.

Section 6.17 Hazardous Substances. Release, emit or discharge into the environment any Hazardous Substances in violation of any Environmental Laws, Legal Requirements or Applicable Permits or allow any Hazardous Substance to impact or be present on, in, under or above any Equipment storage sites or improvements on such Equipment storage sites in violation of any Environmental Laws, Legal Requirements, or Applicable Permits, in each case under this Section 6.17, in a manner that could reasonably be expected to have a Material Adverse Effect.

Section 6.18 Tax Treatment. Take or permit any action (including making any election) that would cause such entity to become taxed as a corporation for U.S. federal income tax purposes.

Section 6.19 Hedging Agreement. Enter into, or agree to enter into, any Hedging Agreement, or incur any liabilities or obligations in respect of any Hedging Agreement or other hedging or swap transaction.

Section 6.20 Accounts. Establish or maintain any bank accounts other than the Equity Borrower Account, Asset Disposition Borrower Account, the Loss Proceeds Borrower Account or the Loan Proceeds Account.

Section 6.21 Collateral Proceeds.

Subject to the prepayments contemplated pursuant to Section 2.2(f), fail to deposit all proceeds received by any Loan Party related to the Collateral into either the Equity Borrower Account, the Asset Disposition Borrower Account or the Loss Proceeds Borrower Account (as applicable).

Section 6.22 Collateral Access Agreements; Consents; Location of Equipment. Cause or permit (or allow any other Loan Party to cause or permit) any Equipment that is Collateral owned by a Loan Party to be stored at any location that is not owned or leased by a Loan Party, unless, in each case, such location is subject to a Collateral Access Agreement or a Consent. Notwithstanding anything to the contrary contained in this Agreement, (i) prior to shipment of the Equipment, cause or permit (or allow any other Loan Party to cause or permit) any Equipment to be at a location other than at the Siemens construction facility in Sweden, or to be in transit, in each case, without the prior written consent of Administrative Agent and the Lenders, and (ii) after the shipment of the Equipment, notwithstanding anything to the contrary in the Equipment Supply Agreement, cause or permit the Equipment to be delivered to a delivery point other than a delivery point set forth in Schedule 5.20, so long as all of the conditions set forth in Schedule 5.20 are satisfied or waived as determined by the Administrative Agent and the Lenders.

Section 6.23 In-Transit Equipment. Cause or permit (or allow any other Loan Party to cause or permit) any Equipment that is Collateral owned by a Loan Party to be in transit from any location to another location without the prior written consent of Collateral Agent and the Lenders, except when, subject to Section 6.22, (a) all of the conditions set forth in Part I of Schedule 5.20 are satisfied or waived as determined by the Administrative Agent and the Lenders and (b) such transit is fully insured in a manner acceptable to Collateral Agent (with no deductible or a deductible acceptable to Collateral Agent).

Section 6.24 Transportation Agreements. Cause or permit (or allow any other Loan Party to cause or permit) any Loan Party to enter into an agreement for the transportation of the Equipment without the prior written consent of Administrative Agent and the Lenders.

Section 6.25 Sanctions, Ex-Im Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

(a) (i) Have assets located in, or (ii) otherwise directly or knowingly indirectly derive revenues from or engage in prohibited investments, dealings, activities, or transactions in or with or involving any Sanctioned Country or Restricted Person.

(b) Directly or knowingly indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Restricted Person, or involving any Sanctioned Country in each case in violation of applicable Sanctions, or (ii) in any manner that would result in a violation of applicable Anti-Corruption Laws, Anti-Money Laundering Laws, Ex-Im Laws or Sanctions by any Person (including any Person participating in the Loans, whether as Lender, Agent, underwriter, advisor, investor, or otherwise).

(c) Will allow to be used any part of the proceeds of the Loans, directly or knowingly indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended or any other Anti-Corruption Law.

(d) Will, directly or knowingly indirectly, fund all or part of any repayment of the Loans or other payments under this Agreement out of proceeds derived from criminal activity or activity or transactions in material violation of any applicable Anti-Corruption Laws, Anti-Money Laundering Laws, Ex-Im Laws or Sanctions, or in a manner that would otherwise result in a violation of applicable Anti-Corruption Laws, Anti-Money Laundering Laws, Ex-Im Laws or Sanctions by any Person (including any Person participating in the Loans, whether as Lender, Agent, underwriter, advisor, investor, or otherwise).

Section 6.26 Passive Holdings Company.

(a)  Solely with respect to Holdings, engage in any business or activity other than those related to (i) its direct ownership of the Equity Interests of the relevant Loan Party and indirect ownership of each of the Loan Parties’ Subsidiaries and activities incidental thereto, (ii) the performance of its obligations under the Financing Documents, including (x) activities associated with the making of capital contributions to the applicable Loan Parties and (y) the issuance of Equity Interests in connection with its ownership of the applicable Loan Parties and the applicable Loan Parties’ Subsidiaries, in each case for the purposes contemplated by the Financing Documents, (iii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance and performance of activities relating to each Loan Party’s officers, directors, managers and employees), (iv) participating in tax, accounting and other administrative matters, including compliance with applicable law and legal, tax and accounting matters related thereto and activities relating to each Loan Party’s officers, directors, managers and employees, (v) holding director and shareholder meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure or to comply with applicable law, and (vi) any activities incidental to the foregoing or customary for special purpose holding companies of this type; it being understood and agreed that all revenue, collections and other payments (excluding any payments permitted to be received or held by it under the Financing Documents) relating to the Equipment shall inure to the benefit of, and be payable to, the applicable Loan Parties (and, subject to the making of certain payments permitted by this Agreement, the Loan Parties hereby agree that, in the event each Loan Party should receive any such revenue, collections or payment, it will immediately contribute the same to the capital of the applicable Loan Parties).

(b) In furtherance of, and not in limitation of, the foregoing, Holdings shall not (i) create, incur, assume or suffer to exist any Debt for borrowed money, (ii) create, assume, or suffer to exist any Lien upon, or grant any options or other rights with respect to, any of its revenues, property or other assets, whether now owned or hereafter acquired, (iii) wind-up, liquidate or dissolve itself (or suffer to exist any of the foregoing), consolidate or amalgamate with or merge into or with any other Person, or convey, sell, transfer, lease or otherwise dispose of all or any part of its assets (other than assets that do not comprise Collateral or as otherwise specifically permitted hereunder) in one transaction or a series of transactions, to any Person or Persons, (iv) create, incur, assume or suffer to exist any Investment in any Person (other than its continuing ownership of all the Equity Interests of the applicable Loan Parties or any loan made to the applicable Loan Parties) and (v) permit to be taken any action that would result in a Change of Control.

Notwithstanding the foregoing, and notwithstanding anything to the contrary contained herein, neither Pledgor nor Holdings may directly own any of the Equipment. At all times, all Equipment shall be owned and held by Borrower.

Section 6.27 Employees. Have any employees.

Section 6.28 Prohibited Activities with respect to Delivery Point, Transportation and Storage. Cause or permit (or allow any other Loan Party to cause or permit) any Loan Party to take any action set forth under the heading “Negative Shipment and Storage Covenants” listed on Part II of Schedule 5.20.

Section 6.29 Turbine Options. Elect any Turbine Options under the Equipment Supply Agreement without the prior written consent of the Administrative Agent and the Lenders.

Article 7
Events of Default; Remedies

Events of Default

The occurrence of any of the following events shall constitute an event of default (individually, an “Event of Default”, and collectively, “Events of Default”) hereunder:

Section 7.1 Failure to Make Payments. Any Loan Party or the Sponsor shall fail to pay, in accordance with the terms of this Agreement or any Financing Document, (i) any principal or interest on any Loan on the date that such sum is due; or (ii) any other fee, cost, charge, expense or other sum due under this Agreement or any other Financing Document within five (5) Banking Days after the date that such sum is due.

Section 7.2 Judgments. A final non-appealable judgment or judgments shall be entered against any Loan Party in the aggregate amount of one million Dollars ($1,000,000) or more (other than, (a) a judgment which is fully covered by insurance or satisfied in full or discharged within thirty (30) days after its entry, or (b) a judgment, the execution of which is effectively stayed within thirty (30) days after its entry but only for thirty (30) days after the date on which such stay is terminated or expires).

Section 7.3 Misstatements. Any representation, warranty or certificate made or furnished to Administrative Agent or any Lender pursuant to this Agreement or any other Financing Document shall contain a statement of fact that is untrue or misleading in any material respect as of the date made (unless such representation or warranty is qualified as to materiality or Material Adverse Effect, in which case such representation and warranty shall contain a statement of fact that is untrue or misleading).

Section 7.4 Bankruptcy; Insolvency. Any of the following events shall have occurred in respect of any of the Equipment Supplier, Surety Bond Provider, Storage Service Provider, Loan Party, Pledgor or Sponsor (each, a “Bankruptcy Event”):

(a) such Person shall institute a voluntary case seeking liquidation or reorganization under any Bankruptcy Law (or any successor statute), or shall consent to the institution of an involuntary case thereunder against it;

(b) such Person shall apply for, or by consent or acquiescence there shall be an appointment of, a receiver, liquidator, sequestrator, trustee, custodian, conservator, rehabilitator, administrator, administrative receiver or other officer with similar powers for such Loan Party or for all or any material party of its property, or such appointment occurs without the application or consent of such Loan Party and the appointment continues undischarged or unstayed for 60 consecutive calendar days;

(c) such Person shall make an assignment for the benefit of creditors;

(d) or such Person shall admit in writing its inability to pay its debts generally as they become due;

(e) such Person shall file a petition, answer or consent or shall otherwise institute any similar proceeding under any other applicable federal, state or other applicable law, or shall consent thereto;

(f) if an involuntary case shall be commenced seeking the liquidation or reorganization of any of such Person under the Bankruptcy Law (or any successor statute) or any similar proceeding shall be commenced against any such Person under any other applicable federal, state or other applicable law, and:

(i) the petition commencing the involuntary case is not timely controverted;

(ii) the petition commencing the involuntary case is not dismissed within sixty (60) days of its filing;

(iii) an interim trustee is appointed to take possession of all or a portion of the property, and/or to operate all or any part of the business of such Person and such appointment is not vacated within sixty (60) days;

(iv) an order for relief shall have been issued or entered therein;

(v) a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian, conservator, rehabilitator, administrator, administrative receiver or other officer having similar powers of such Person or of all or a part of its property, shall have been entered; or

(vi) any other similar relief shall be granted against such Person under any applicable federal, state or other law.

provided, however, that with regard to a Bankruptcy Event of any Equipment Supplier, Surety Bond Provider or Storage Service Provider, a Bankruptcy Event shall not result in an Event of Default under this Section 7.4 if:

(A) Borrower obtains a Replacement Obligor for the applicable Equipment Supplier, Surety Bond Provider or Storage Service Provider within sixty (60) days (to be automatically extended by an additional thirty (30) days so long as Borrower is diligently seeking a replacement) of such Bankruptcy Event and such event has not had, does not have prior to and could not reasonably be expected to have after so obtaining such Replacement Obligor, a Material Adverse Effect; or

(B) the applicable Equipment Supplier, Surety Bond Provider or Storage Service Provider continues to perform its obligations in all material respects under the applicable Supply and Storage Agreement in accordance with the terms thereof and such Bankruptcy Event could not reasonably be expected to have a Material Adverse Effect on the Equipment or the ability of such Equipment to be deployed.

Section 7.5 Cross Default. Any Loan Party shall default for a period beyond any applicable grace period (i) in the payment of any principal, interest or other amount due under any agreement constituting Debt (other than the Financing Documents) involving the borrowing of money or the advance of credit and the outstanding amount or amounts payable under all such agreements constituting Debt equals or exceeds five million Dollars ($5,000,000) in the aggregate, or (ii) in the payment of any amount or performance of any obligation due under any guarantee or other such agreement constituting Debt (other than the Financing Documents) that equals or exceeds five million Dollars ($5,000,000) if, in either case, such default has resulted in an acceleration of the obligations thereunder.

Section 7.6 ERISA. Any of the following shall occur that, individually or in the aggregate, would result in a Material Adverse Effect: (a) a Reportable Event shall have occurred with respect to any ERISA Plan; (b) a trustee shall be appointed by a United States District Court to administer any ERISA Plan; (c) the PBGC shall institute proceedings to terminate any ERISA Plan; (d) a complete or partial withdrawal by any Loan Party or any member of the Controlled Group from any Multiemployer Plan shall have occurred, or any Multiemployer Plan shall enter endangered or critical status, become insolvent, or terminate (or notify such Loan Party or any member of the Controlled Group of its intent to terminate) under Section 4041A of ERISA; or (e) the incurrence by any Loan Party or any member of the Controlled Group of any liability under Title IV of ERISA with respect to the termination of any ERISA Plan.

Section 7.7 Breach of Supply and Storage Agreements.

(a) Loan Parties. Any Loan Party shall be in breach of any material obligation, or a material default by such Loan Party shall have occurred and be continuing, under the Supply and Storage Agreements, and such breach or default shall continue unremedied for a fifteen (15) day period; provided that, if (i) such breach cannot be cured within such period, (ii) such breach is susceptible of cure within an additional thirty (30) days, (iii) such Loan Party is proceeding with diligence and in good faith to cure such breach, and (iv) the existence of such breach has not resulted in, and would not after considering the nature of the cure be reasonably expected to give rise to, a termination by the counterparty to the Supply and Storage Agreements which is subject to breach or to otherwise have a Material Adverse Effect, and (v) Administrative Agent shall have received an officer’s certificate signed by a Responsible Officer of such Loan Party to the effect of clauses (i), (ii), (iii) and (iv) above and stating what action such Loan Party is taking to cure such breach, then, so long as no Material Adverse Effect occurs, such fifteen (15) day cure period shall be extended to such date not to exceed an additional thirty (30) days to cure such breach.

(b) Third Party. A party (other than a Loan Party) shall be in breach of any material obligation under, or a material default shall have occurred and be continuing under, the Supply and Storage Agreements, and such breach or default shall continue unremedied for a fifteen (15) day period after any Loan Party receives notice of such breach; provided, that, if (i) such breach cannot be cured within such period, (ii) such breach is susceptible of cure within an additional thirty (30) days, (iii) the breaching party is proceeding with diligence and in good faith to cure such breach, and (iv) an extension of the time to cure would not reasonably be expected to exacerbate an existing Material Adverse Effect or cause any new Material Adverse Effect, then, so long as no Material Adverse Effect occurs, such fifteen (15) day cure period shall be extended to such date not to exceed an additional thirty (30) days for such third party to diligently cure such breach.

(c) Termination. (i) If a Supply and Storage Agreement shall for any reason cease to be valid and binding on the parties thereto, except upon fulfillment of such party’s obligations thereunder or otherwise in accordance with the terms thereof (other than as a result of a breach by a Loan Party) or (ii) any material provision in such Supply and Storage Agreement shall for any reason cease to be valid and binding on any party thereto except upon fulfillment of such party’s obligations thereunder.

Section 7.8 Breach of Terms of Agreement.

(a) Any Loan Party shall fail to perform or observe any of the covenants set forth in Sections 5.1, 5.2(c), 5.16, Error! Reference source not found., Section 5.21, Error! Reference source not found., Section 5.23, Section 5.24 and Article 6.

(b) Any Loan Party, the Pledgor or the Sponsor shall fail to perform or observe any other the covenants set forth in the Financing Documents; provided that no Event of Default shall occur pursuant this Section 7.8(b), if within thirty (30) days of the earlier of the date on which any Loan Party, as applicable, obtains knowledge or receives notice (from any source) that such breach has occurred, the applicable Loan Party, Pledgor or Sponsor shall eliminate or otherwise cure such breach.

Section 7.9 Invalidity; Security. Any provision of any Financing Document after delivery thereof shall for any reason (except as a result of acts or omissions of the Secured Parties or pursuant to the terms thereof) cease to be valid and binding on or enforceable against any Loan Party, Pledgor or the Sponsor party to it, or any such Loan Party, Pledgor or the Sponsor shall so state or assert in writing, or any Loan Party, Pledgor or the Sponsor contests (or threatens to contest) in a legal proceeding the validity, priority or enforceability of any provision of any Financing Document. Any of the Collateral Documents, once executed and delivered, shall, except as the result solely of the acts or omissions of Administrative Agent, Collateral Agent or the Lenders (except any such omission in respect of which any Loan Party, Pledgor or the Sponsor is expressly obligated under the Financing Documents), in any material respect fails to provide the Secured Parties the Liens, security interest, rights, titles, interest, remedies, powers or privileges intended to be created thereby or cease to be in full force and effect, or the validity thereof or the applicability thereof to the Loans, the Notes or any other Obligations purported to be secured or guaranteed thereby or any part thereof shall be disaffirmed by or on behalf of any Loan Party, Pledgor or the Sponsor or any other party thereto.

Section 7.10 Loss of Applicable Permits.

(a) Any Loan Party shall fail to obtain any Permit on or before the date that such Permit becomes an Applicable Permit, except for any Permit that is ministerial in nature, and such failure could reasonably be expected to have a Material Adverse Effect; or

(b) Any Applicable Permit necessary for the acquisition, ownership, storage or maintenance of the Equipment by such Loan Party shall be materially adversely modified, revoked or canceled by the issuing agency or other Governmental Authority having jurisdiction and within ten (10) days thereafter such Loan Party is not able to demonstrate to the Required Lenders that such adverse modification or loss of such Permit could not reasonably be expected to have a Material Adverse Effect.

Section 7.11 Loss of Collateral. Any material portion of any Loan Party’s property is seized or appropriated without fair value being paid therefor such as to allow replacement of such property and/or prepayment of a proportional amount of all Obligations then outstanding and to allow such Loan Party in Administrative Agent’s reasonable judgment to continue satisfying its obligations hereunder and under the other Operative Documents.

Section 7.12 Change of Control. The occurrence of a Change of Control.

Remedies

Upon the occurrence and during the continuation of an Event of Default, Administrative Agent, acting at the election of the Required Lenders, may, without further notice of default, presentment or demand for payment, protest or notice of non payment or dishonor, or other notices or demands of any kind, all such notices and demands being waived, exercise any or all of the following rights and remedies (or direct Collateral Agent to so exercise), in any combination or order that Administrative Agent or the Required Lenders may elect, in addition to such other rights or remedies as Administrative Agent, Collateral Agent and the Lenders may have hereunder, under the Collateral Documents or at law or in equity:

Section 7.13 No Further Loans. Refuse, and the Lenders shall not be obligated, to make any additional Loans or make any payments from any account or any proceeds or other funds held by Administrative Agent or Collateral Agent under the Financing Documents or on behalf of Borrower.

Section 7.14 Cure by Administrative Agent. Without any obligation to do so, make disbursements or Loans to or on behalf of Borrower to cure any Event of Default hereunder and to cure any default and render any performance under the Supply and Storage Agreements, as the Required Lenders in their sole discretion may consider necessary or appropriate, whether to preserve and protect the Collateral or the Secured Parties’ interests therein or for any other reason, and all sums so expended, together with interest on such total amount at the Default Rate (but in no event shall the rate exceed the maximum lawful rate), shall be repaid by Borrower to Administrative Agent on demand and shall be secured by the Financing Documents, notwithstanding that such expenditures may, together with amounts advanced under this Agreement, exceed the amount of the Total Loan Commitment.

Section 7.15 Acceleration. Declare and make all sums of accrued and outstanding principal and accrued but unpaid interest remaining under this Agreement together with all unpaid fees, the Exit Fee, costs, charges and other amounts due hereunder or under any other Financing Document, immediately due and payable; provided that in the event of an Event of Default occurring under Section 7.4 with respect to a Loan Party or the Sponsor, all such amounts shall become immediately due and payable without further act of Administrative Agent or the Lenders or any other Person.

Section 7.16 Cash Collateral. Apply or execute upon any amounts on deposit in any account or any other moneys of Borrower on deposit with Administrative Agent or any other Secured Party in the manner provided in the UCC and other relevant statutes and decisions and interpretations thereunder with respect to cash collateral.

Section 7.17 Possession of Equipment. Enter into possession of the Equipment and perform or cause to be performed any and all work and labor necessary to store and maintain the Equipment, and all sums expended by Administrative Agent in so doing, together with interest on such total amount at the Default Rate shall be repaid by Borrower to Administrative Agent upon demand and shall be secured by the Financing Documents, notwithstanding that such expenditures may, together with amounts advanced under this Agreement, exceed the amount of the Total Loan Commitment. Upon and during any Event of Default, Collateral Agent is authorized to (i) deliver instructions to any FTZ Operator with respect to the custody, handling, and disposition of Collateral; (ii) step into Borrower’s rights under any FTZ Operator or user agreement to the extent permitted thereunder and by applicable law; (iii) file, execute and deliver any CBP or FTZ Board forms or declarations (including export, consumption entry, bonded movement or destruction instructions) necessary to remove, export or otherwise dispose of Collateral and (iv) require removal of Collateral from the FTZ to a location designated by Collateral Agent, subject to applicable law. Borrower irrevocably appoints Collateral Agent as its attorney-in-fact for the foregoing.

Section 7.18 Remedies Under Financing Documents. Exercise any and all rights and remedies available to it under any of the Financing Documents or applicable law, including judicial or non judicial foreclosure or public or private sale of any of the Collateral pursuant to the Collateral Documents.

Article 8
Guaranty

Section 8.1 Guaranty of the Obligations.

(a) Each of the Guarantors hereby, jointly and severally, absolutely, unconditionally and irrevocably, guarantees, as primary obligor and not merely as surety, to Collateral Agent for the benefit of the Secured Parties, the prompt and complete payment and performance by Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations. Each Guarantor shall be liable under its guaranty set forth in this Section 8.1(a), without any limitation as to amount, for all present and future Obligations, including specifically all future increases, whether or not any such increase is committed, contemplated or provided for by the Financing Documents on the date hereof. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all Obligations that would be owed by any other Person in respect of the Obligations but for the fact that they are unenforceable or not allowable due to the existence of proceedings under any bankruptcy laws or other debtor relief laws involving such Person. This Guaranty is a guaranty of payment and performance and is not merely a guaranty of collection.

(b) Notwithstanding anything to the contrary set forth in this Agreement or in any other Financing Document, the maximum liability of a Guarantor pursuant to the Guaranty shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors.

(c) Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing such Guaranty or affecting the rights and remedies of Collateral Agent.

(d) Subject to the reinstatement of such Guaranty pursuant to Section 8.5, each Guarantor’s Guaranty shall remain in full force and effect until the earlier of (i) Payment in Full of the Obligations, (ii) the occurrence of the Discharge Date and (iii) the date on which such Guarantor is released from its Guaranty pursuant to Section 8.9.

(e) Subject to the terms herein, no payment made by a Guarantor or any other Person or received or collected by Collateral Agent from such Guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Guarantor hereunder. Each Guarantor shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Obligations or any payment received or collected from such Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of such Guarantor under this Agreement until the release of the Guaranty with respect to such Guarantor in accordance with Section 8.1(d).

Section 8.2 Amendments, etc. with Respect to the Obligations. Each Guarantor shall remain obligated under this Agreement notwithstanding that, without notice to or further assent by such Guarantor, any demand for payment of any of the Obligations made by Collateral Agent may be rescinded by Collateral Agent and any of the Obligations continued, renewed, extended or otherwise altered, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guaranty therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Collateral Agent, and this Agreement and the other Financing Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the parties thereto may deem advisable or necessary from time to time, and any collateral security, guaranty or right of offset at any time held by Collateral Agent for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Except as otherwise specifically provided in Section 9.1, Collateral Agent shall have no obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for the Guaranty or any property subject thereto.

Section 8.3 Guaranty Absolute and Unconditional. To the extent permitted by applicable law, each Guarantor waives any and all notice of the creation, renewal, extension, acceleration or accrual of any of the Obligations, or any increase in the amount of the Obligations, or any amendment, supplement, modification or waiver of, or any consent to departure from, this Agreement or the other Financing Documents and notice of or proof of reliance by Collateral Agent upon the Guaranty or acceptance of the Guaranty; the Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the Guaranty, and all dealings between or among Borrower and a Guarantor, on the one hand, and Collateral Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the Guaranty. Each Guarantor waives, to the extent permitted by applicable law, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Borrower or such Guarantor with respect to the Obligations. Each Guarantor understands and agrees that the Guaranty shall be construed as a continuing, irrevocable, absolute and unconditional guaranty of payment irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the following: (a) any lack of validity or enforceability of this Agreement or any other Financing Document, any of the Obligations or any other collateral security therefor (including the Collateral) or guaranty or right of offset with respect thereto at any time or from time to time held by Collateral Agent, or the lack of validity, perfection, non-perfection or lapse in perfection, priority or avoidance of any security interest or Lien, any taking, exchange or release of any or all collateral (including any of the Collateral) securing, or purporting to secure, the Obligations or any other impairment of such collateral; (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations under or in respect of this Agreement or any other Financing Document, or any other amendment or waiver of or any consent to departure from this Agreement or any other Financing Document, including any increase in the Obligations resulting from the extension of additional credit to Borrower, a Guarantor or otherwise; (c) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Obligations, or any matter of sale or other disposition of any Collateral or any other collateral for all or any of the Obligations under this Agreement or any other Financing Document or any property of a Guarantor; (d) any change, restructuring or termination of the corporate structure or existence of Borrower or a Guarantor; (e) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by Borrower, a Guarantor or any other Person against Collateral Agent or any other Secured Party; or (f) any other circumstance whatsoever (including any statute of limitations) or any existence of or reliance on any representation by Collateral Agent or any other Secured Party that might otherwise (with or without notice to or knowledge of Borrower or a Guarantor) constitute, or might be construed to constitute, an equitable or legal discharge of Borrower for the Obligations, or of a Guarantor under the Guaranty, in bankruptcy or in any other instance (in each case, other than defense of Payment in Full of the Obligations). Each Guarantor guarantees that its obligations will not be affected by any circumstances that constitute legal or equitable discharge of a Guarantor or any surety and when making any demand hereunder or otherwise pursuing its rights and remedies hereunder against such Guarantor, Collateral Agent may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against Borrower or any other Person or against any collateral security or guaranty for the Obligations or any right of offset with respect thereto, including any separate action or actions brought and prosecuted against Borrower or a Guarantor to enforce this Agreement (irrespective of whether any action is brought against Borrower or such Guarantor or whether Borrower or such Guarantor is joined in any such action or actions), and any failure by Collateral Agent to make any such demand, to pursue such other rights or remedies or to collect any payments from Borrower, a Guarantor or any other Person or to realize upon any such collateral security or guaranty or to exercise any such right of offset, or any release of Borrower or any other Person or any such collateral security, guaranty or right of offset, shall not relieve a Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Collateral Agent against such Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

Section 8.4 Waivers and Acknowledgements.

(a) To the extent permitted by law, each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Obligations and this Agreement and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against Borrower, any other Person or any Collateral; provided that nothing in this Section 8.4 shall be construed to waive any notices that Borrower or a Guarantor is entitled to receive or that are required to be delivered to Borrower or a Guarantor under the Financing Documents.

(b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Agreement and acknowledges that such Guaranty is continuing in nature and applies to all Obligations, whether existing now or in the future.

(c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of a claim or defense based upon an election of remedies by any Secured Party in any manner that impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against Borrower or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d) Each Guarantor acknowledges that Collateral Agent may (acting at the direction of Administrative Agent (acting at the written direction of the Required Lenders)), upon the occurrence and during the continuance of an Event of Default, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Agreement, foreclose under any mortgage by nonjudicial sale, and such Guarantor hereby waives any defense to the recovery by Collateral Agent against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

(e) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated hereunder and other Financing Documents and that the waivers set forth in this Section 8.4 are knowingly made in contemplation of such benefits.

Section 8.5 Reinstatement. The Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or a Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or a Guarantor or any substantial part of their respective properties, or otherwise, all as though such payments had not been made.

Section 8.6 Payments. Each Guarantor hereby agrees that payments made pursuant to this Agreement shall be made without set-off or counterclaim in U.S. dollars in immediately available funds.

Section 8.7 Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other obligations owed to it by Borrower to the Obligations to the extent and in the manner hereinafter set forth in this Section 8.7. In any proceeding under any bankruptcy laws or other debtor relief laws relating to Borrower or a Guarantor, each Guarantor agrees that Collateral Agent and each other Secured Party shall be entitled to receive Payment in Full of all Obligations (including all interest and expenses accruing after the commencement of a proceeding under any bankruptcy laws or other debtor relief laws, whether or not constituting an allowed claim in such proceeding) before such Guarantor receives payment of any debts, liabilities and other obligations owed to it by Borrower.

Section 8.8 Duration of Guaranty. Subject to Section 8.9, this Article 8 shall (a) remain in full force and effect until released upon Payment in Full of all Obligations, (b) be binding upon each Guarantor and its successors and assigns and (c) inure to the benefit of and be enforceable by Collateral Agent and its successors, transferees and assigns.

Section 8.9 Termination and Release. At such time as the Loan and the other Obligations shall have been Paid in Full (other than contingent indemnification obligations in which no claim has been made), all Commitments have been terminated, and all obligations (other than those expressly stated to survive such termination) of Administrative Agent, Collateral Agent and the Guarantors hereunder shall terminate, all without delivery of any instrument or any further action by any party.

Article 9
Administrative Agent; Collateral Agent

Section 9.1 Appointment, Powers and Immunities.

(a) (i) Each Lender hereby appoints and authorizes CLMG Corp. to act as its Administrative Agent and (ii) each of the Lenders and Administrative Agent hereby appoints and authorizes CLMG Corp. to act as Collateral Agent, in each case of clauses (i) and (ii), hereunder and under the other Financing Documents with such powers as are expressly delegated to such Agent by the terms of this Agreement and the other Financing Documents, together with such other powers as are reasonably incidental thereto. Neither Administrative Agent nor Collateral Agent shall have any duties or responsibilities except those expressly set forth in this Agreement or in any other Financing Document, and shall not be a trustee for, or fiduciary of, any Lender or any other Person. Notwithstanding anything to the contrary contained herein neither Administrative Agent nor Collateral Agent shall be required to take any action which is contrary to this Agreement or any other Financing Documents or any Legal Requirement or exposes such Agent to any liability. None of Administrative Agent, Collateral Agent, the Lenders and any of their respective Affiliates shall be responsible to any other Lender for any recitals, statements, representations or warranties made by any Loan Party or their respective Affiliates contained in this Agreement or any other Financing Document or in any certificate or other document referred to or provided for in, or received by Administrative Agent, Collateral Agent or any Lender under this Agreement or any other Financing Document, for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the Notes, any other Financing Document or any other document referred to or provided for herein or for any failure by any Loan Party or its respective Affiliates to perform its respective obligations hereunder or thereunder. Each of Administrative Agent and Collateral Agent may employ agents and attorneys in fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys in fact selected by it with reasonable care.

(b) None of Administrative Agent, Collateral Agent and their respective directors, officers, employees or agents shall be responsible for any action taken or omitted to be taken by it or them hereunder or under any other Financing Document or in connection herewith or therewith, except for its or their own bad faith, gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, each of Administrative Agent and Collateral Agent (i) may treat the payee of any Note as the holder thereof until such Agent receives written notice of the assignment or transfer thereof signed by such payee and in form and substance satisfactory to such Agent; (ii) may consult with legal counsel (including counsel for Borrower), independent public accountants and other experts selected by such Agent with reasonable care and shall not be liable for any action taken or omitted to be taken in good faith by them in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any other Secured Party for any statements, warranties or representations made in or in connection with any Operative Document; (iv) other than with respect to items expressly required to be delivered, or payments made, to it, shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Operative Document on the part of any party thereto or to inspect the property (including the books and records) of Borrower or any other Person; and (v) shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Operative Document or any other instrument or document furnished pursuant hereto or thereto. Except as otherwise provided under this Agreement, each of Administrative Agent and Collateral Agent shall take such action with respect to the Financing Documents as shall be directed by the Required Lenders (or, where so expressly stated, all the Lenders) and with respect to Collateral Agent, Administrative Agent.

(c) Notwithstanding the foregoing, upon three (3) Banking Day’s notice by Borrower, Administrative Agent and Collateral Agent shall execute and deliver all such documents (including lien releases, UCC termination statements, intellectual property releases and other similar discharge or release documents) and take all such other actions as are reasonably requested by Borrower to effect or evidence such release.

Section 9.2 Reliance by Administrative Agent and Collateral Agent. Each of Administrative Agent and Collateral Agent shall be entitled to rely upon any certificate, notice or other document (including any cable, telegram, telecopy or telex) reasonably believed by such Agent to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by such Agent. As to any other matters not expressly provided for in this Agreement, neither Administrative Agent nor Collateral Agent shall be required to take any action or exercise any discretion, but shall be required to act or to refrain from acting upon instructions of the Required Lenders or, where expressly provided, all of the Lenders, or with respect to Collateral Agent, Administrative Agent (except that neither Administrative Agent nor Collateral Agent shall be required to take any action which exposes such Agent to personal liability or which is contrary to this Agreement, any other Financing Document or any Legal Requirement) and shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any other Financing Document in accordance with the instructions of the Required Lenders (or, where so expressly stated, all of the Lenders), or with respect to Collateral Agent, Administrative Agent, and such instructions of the Required Lenders (or all of the Lenders, where applicable) and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders (and in the case of Collateral Agent, all of the Secured Parties).

Section 9.3 Non-Reliance. Each Lender represents that it has, independently and without reliance on Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of the financial condition and affairs of the Loan Parties and its respective Affiliates and decision to enter into this Agreement and agrees that it will, independently and without reliance upon Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decisions in taking or not taking action under this Agreement. None of Administrative Agent, Collateral Agent and any Lender shall be required to keep informed as to the performance or observance by any Loan Party or any of its respective Affiliates under this Agreement or any other document referred to or provided for herein or to make inquiry of, or to inspect the properties or books of any Loan Party or any of its respective Affiliates.

Section 9.4 Defaults. Neither Administrative Agent nor Collateral Agent (each acting in its capacity as Administrative Agent or Collateral Agent, as applicable, and not in any other capacity) shall be deemed to have knowledge or notice of the occurrence of any Inchoate Default or Event of Default unless such Agent has received a written notice from a Lender or Borrower (or, in the case of Collateral Agent, it has received a written notice from Administrative Agent), referring to this Agreement, describing such Inchoate Default or Event of Default and indicating that such notice is a “notice of default.” If Administrative Agent receives such a notice of the occurrence of an Inchoate Default or Event of Default, Administrative Agent shall promptly give notice thereof to the Lenders and Collateral Agent. Administrative Agent or Collateral Agent, as applicable, shall take such action with respect to such Inchoate Default or Event of Default as is provided in Article 7 or if not provided for in Article 7, as Administrative Agent or Collateral Agent, as applicable, shall be directed by the Required Lenders (or, where so expressly stated, all of the Lenders), or, with respect to Collateral Agent, Administrative Agent; provided, however, that unless and until Administrative Agent or Collateral Agent, as applicable, shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Inchoate Default or Event of Default as it shall promptly deem advisable in the best interest of the Secured Parties.

Section 9.5 Indemnification. Without limiting the obligations of Borrower hereunder, each Lender agrees to indemnify each of Administrative Agent and Collateral Agent, ratably in accordance with its Proportionate Share for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against Administrative Agent or Collateral Agent, as applicable, in any way relating to or arising out of this Agreement, the other Financing Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, however, that no Lender shall be liable for any of the foregoing to the extent they arise solely from the bad faith, gross negligence or willful misconduct of Administrative Agent or Collateral Agent, as applicable, as determined by a final non-appealable judgment of a court of competent jurisdiction. Each of Administrative Agent and Collateral Agent shall be fully justified in refusing to take or to continue to take any action hereunder unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limitation of the foregoing, each Lender agrees to reimburse each of Administrative Agent or Collateral Agent, as applicable, promptly upon demand for its ratable share of any reasonable third party and out of pocket expenses (including counsel fees) incurred by Administrative Agent or Collateral Agent, as applicable, in connection with the preparation, execution, administration or enforcement of, or legal advice in respect of rights or responsibilities under, the Operative Documents, to the extent that Administrative Agent or Collateral Agent, as applicable, is not reimbursed promptly for such expenses by Borrower.

Section 9.6 Successor Administrative Agent or Collateral Agent. Each of Administrative Agent and Collateral Agent acknowledges that its current intention is to remain Administrative Agent and Collateral Agent, as applicable, hereunder. Nevertheless, (a) Administrative Agent may resign at any time by giving written notice thereof to the Lenders and Borrower, such resignation to be effective only upon the acceptance of the appointment of a successor Administrative Agent, and (b) Collateral Agent may resign at any time by giving written notice thereof to the Lenders, Administrative Agent and Borrower, such resignation to be effective only upon the acceptance of the appointment of a successor Collateral Agent. Each of Administrative Agent and Collateral Agent may be removed involuntarily only for a material breach of its duties and obligations hereunder or under the other Financing Documents or for bad faith, gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction, in connection with the performance of its duties hereunder or under the other Financing Documents and then only upon the affirmative vote of the Required Lenders (excluding Administrative Agent from such vote and Administrative Agent’s Proportionate Share of the Loans and Commitment from the amounts used to determine the portion of the Loans and Commitment necessary to constitute the required Proportionate Share of the remaining Lenders). Upon any such resignation or removal, the Required Lenders (or in the case of the resignation or removal of Collateral Agent, Administrative Agent (as directed by the Required Lenders)) shall have the right to appoint a successor Administrative Agent or Collateral Agent, as applicable, with the consent of Borrower (unless an Event of Default shall have occurred and be continuing), which consent shall not be unreasonably withheld and which consent shall be provided with respect to at least one of the Lenders. If no successor Administrative Agent or Collateral Agent shall have been so appointed by the Required Lenders or Administrative Agent (in the case of Collateral Agent), as applicable, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s or Collateral Agent’s giving of notice of resignation or the Lenders’ removal of the retiring Administrative Agent or Collateral Agent, the retiring Administrative Agent or Collateral Agent may, on behalf of the Lenders or the other Secured Parties, as applicable, appoint a successor Administrative Agent or Collateral Agent, as applicable, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a commercial bank having a combined capital and surplus of at least one billion Dollars ($1,000,000,000). Upon the acceptance of any appointment as Administrative Agent under the Financing Documents by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to such retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent only under the Financing Documents. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article 9 shall inure to the benefit of such retiring Administrative Agent, its sub-agents and their respective affiliates, partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent or Collateral Agent was Administrative Agent or Collateral Agent, as applicable, under the Operative Documents.

Section 9.7 Authorization. Administrative Agent is hereby authorized by the Lenders to execute, deliver and perform each of the Financing Documents to which Administrative Agent is or is intended to be a party and each Lender agrees to be bound by all of the agreements of Administrative Agent contained in the Financing Documents. Administrative Agent is further authorized by the Lenders to enter into agreements supplemental hereto with any Person for the purpose of curing any formal defect, inconsistency, omission or ambiguity in this Agreement or any other Financing Document to which it is a party (without any consent or approval by the Lenders). Collateral Agent is hereby authorized by the other Secured Parties to execute, deliver and perform each of the Financing Documents to which Collateral Agent is or is intended to be a party and each Secured Party agrees to be bound by all of the agreements of Collateral Agent contained in the Financing Documents.

Section 9.8 Other Rights and Power of Administrative Agent and Collateral Agent. With respect to its Commitment, the Loans made by it and any Note issued to it, each of Administrative Agent and Collateral Agent shall have the same rights and powers under the Financing Documents as any other Lender and may exercise the same as though it were not Administrative Agent or Collateral Agent, as applicable. The term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Administrative Agent or Collateral Agent in their respective individual capacity. Each of Administrative Agent, Collateral Agent and their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with Borrower or any other Person, without any duty to account therefor to the Lenders.

Section 9.9 General Provision as to Payments. Administrative Agent shall promptly distribute to each Lender its pro rata share of each payment of principal and interest payable to the Lenders on the Loans and of fees hereunder received by Administrative Agent for the account of the Lenders and of any other amounts owing under the Loans. The payments made for the account of each Lender shall be made, and distributed to it, for the account of its domestic or foreign Lending Office, as each Lender may designate in writing to Administrative Agent. Lenders shall have the right to alter designated Lending Offices upon written notice to Administrative Agent and Borrower.

Section 9.10 Exercise of Discretion. To the extent that Administrative Agent or Collateral Agent has the right to exercise discretion, make determinations or take actions pursuant to provisions of this Agreement and the other Financing Documents, such Agent hereby agrees that if, in any specific instance of exercising such discretion, making such determinations or taking such action, such Agent receives written instructions from the Required Lenders, such Agent in such instance will exercise such discretion, make such determinations and take such actions in accordance with the written instructions from the Required Lenders. Notwithstanding the foregoing, the Lenders agree that until Administrative Agent or Collateral Agent, as applicable, receives written instructions from the Required Lenders, such Agent may reasonably exercise discretion, make determinations and take actions and that such Agent shall have no obligation to seek any such written instructions.

Section 9.11 Administrative Agent May File Proof of Claim. In case of the pendency of any proceeding under any Bankruptcy Law or any other judicial proceeding relative to Administrative Agent or a Lender, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, Administrative Agent and the other Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, Administrative Agent and the other Secured Parties and their respective agents and counsel and all other amounts due the Lenders, Administrative Agent and the other Secured Parties hereunder allowed in such judicial proceeding); and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent hereunder.

Article 10
Miscellaneous

Section 10.1 Amendments.

(a) Subject to the provisions of this Section 10.1, the Required Lenders (or Administrative Agent with the consent in writing of the Required Lenders, or, where a provision requires consent from Collateral Agent, consent in writing of Collateral Agent) and Borrower (or any other Person, as may be applicable) may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Financing Documents or changing in any manner the rights or obligations of the Lenders or Borrower hereunder or waiving any Event of Default, Inchoate Default or Condition Precedent; provided, however, that no such supplemental agreement shall, without the consent of all of the Lenders:

(i) Extend the maturity of any Loan or any of the Notes or reduce the principal amount thereof, or reduce the rate or change the time of payment of interest due on any Loan or Note; or

(ii) Extend the Maturity Date; or

(iii) Reduce the amount or extend the payment date for any amount due under Article 2; or

(iv) Increase the amount of the Loans or Commitment of any Lender hereunder (it being understood that waivers or modifications of mandatory prepayments, conditions precedent, covenants, Inchoate Defaults or Events of Default shall not constitute an increase of the Commitment of any Lender); or

(v) Reduce or change the time or amount of payment of any fee (other than the Other Fees) due or payable hereunder or under any other Financing Document (excluding any waiver of the application of the Default Rate); or

(vi) Amend or modify the provisions in Section 2.4 in a manner that would by its terms alter the pro rata sharing of payments required thereby; or

(vii) Reduce the percentage specified in the definition of Required Lenders; or

(viii) Permit Borrower to assign its rights under this Agreement; or

(ix) Amend this Section 10.1; or

(x) Release all or a material portion of the Collateral from the Lien of any of the Collateral Documents, or release any Guarantor, in each case, other than in accordance with the terms hereof or the other Financing Documents; or

(xi) Amend the definition of Maturity Date.

(b) No amendment of any provision of this Agreement relating to Administrative Agent or Collateral Agent shall be effective without the written consent of Administrative Agent or Collateral Agent, as applicable.

(c) Notwithstanding the foregoing provisions of Section 10.1, this Agreement and the Financing Documents may be amended, supplemented or otherwise modified with the written consent of Administrative Agent and Borrower (and without the consent of any Lender) to: (i) correct any typographical errors, drafting mistakes or other similar mistakes that do not modify the intended rights and obligations of the parties hereto; (ii) to cure any ambiguity, defect or inconsistency; (iii) to make any change that would provide any additional rights or benefits to the Lenders; or (iv) to make, complete or confirm any grant of additional collateral that is otherwise permitted under the terms of this Agreement and the Collateral Documents or any release of any Collateral that becomes effective as set forth in this Agreement or any of the Collateral Documents.

Section 10.2 Administrative Addresses.

(a) Any communications between the parties hereto or notices provided herein to be given may be given to the following addresses:

If to Administrative Agent:	CLMG Corp. as Administrative Agent 7195 Dallas Parkway Plano, Texas 75024 Attention: James Erwin Telephone: 469-467-5414 E-mails: jerwin@clmgcorp.com rackermann@clmgcorp.com

If to Collateral Agent:	CLMG Corp. as Collateral Agent 7195 Dallas Parkway Plano, Texas 75024 Attention: James Erwin Telephone: 469-467-5414 E-mails: jerwin@clmgcorp.com rackermann@clmgcorp.com
If to Borrower:	Fermi Turbine Warehouse II LLC 620 South Taylor, Suite 301 Amarillo, TX 79101 Attention: Miles Everson Email: miles@fermiamerica.com

With a copy to (which shall not constitute notice):

With a copy to:

Vinson & Elkins LLP

1114 Avenue of the Americas

32nd Floor

New York, NY 10036

Attention: Eamon Nolan; Zachary Rider

Email: enolan@velaw.com;
zrider@velaw.com

(b) The above is Borrower’s legal address. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered as properly given (i) if delivered in person, (ii) if sent by overnight delivery service (including Federal Express, ETA, Emery, DHL, Air Borne and other similar overnight delivery services), (iii) in the event overnight delivery services are not readily available, if mailed by first class mail, postage prepaid, registered or certified with return receipt requested or (iv) if sent by direct written electronic means with a confirmation of receipt. Notice so given shall be effective upon receipt by the addressee, except that communication or notice so transmitted by direct written electronic means shall be deemed to have been validly and effectively given on the day (if a Banking Day and, if not, on the next following Banking Day) on which it is transmitted if transmitted before 4:00 p.m., recipient’s time, and if transmitted after that time, on the next following Banking Day; provided, however, that if any notice is tendered to an addressee and the delivery thereof is refused by such addressee, such notice shall be effective upon such tender. Any party shall have the right to change its address for notice hereunder to any other location within the United States by giving of five (5) days’ written notice to the other parties in the manner set forth herein above.

(c) Borrower and the Lenders agree that Administrative Agent may make the communications available to the Lenders and Borrower by posting the communications on Debtdomain, IntraLinks, Syndtrak, Box or a substantially similar electronic transmission system or digital workspace provider (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING ANY WARRANTY OR MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE AGENT PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT, OR OTHERWISE) ARISING OUT OF BORROWER’S OR ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; PROVIDED, HOWEVER, THAT IN NO EVENT SHALL ANY AGENT PARTY HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, OR ANY OTHER PERSON FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES).

(d) Each Lender agrees that notice to it (as provided in the next sentence) specifying that the communications have been posted to the Platform shall constitute effective delivery of the communications to such Lender for purposes hereof. Each Lender agrees (i) to provide to Administrative Agent in writing (including by electronic communication), promptly after the date of this Agreement, an e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

Section 10.3 Additional Security; Right to Set-Off. Any deposits or other sums at any time credited or due from Lenders, securities or other property of Borrower in the possession of Administrative Agent may at all times be treated as collateral security for the payment of the Loans and the Notes and all other obligations of such Loan Party to the Lenders under this Agreement and the other Financing Documents, and Borrower and other Loan Party hereby pledges to Collateral Agent for the benefit of the Secured Parties and grants Collateral Agent a security interest and Lien in and to all such deposits, sums, securities or other property. Regardless of the adequacy of any other collateral, Collateral Agent and only Collateral Agent, may execute or realize on the Secured Parties’ security interest in any such deposits or other sums credited by or due from the Lenders to Borrower, and may apply any such deposits or other sums to or set them off against Borrower’s obligations to Lenders under the Notes and this Agreement at any time after the occurrence and during the continuance of any Event of Default.

Section 10.4 Delay and Waiver. No delay or omission to exercise any right, power or remedy accruing to Administrative Agent or the Lenders upon the occurrence of any Event of Default or Inchoate Default or any breach or default of Borrower under this Agreement or of any Loan Party under any other Financing Document shall impair any such right, power or remedy of Administrative Agent or the other Secured Parties, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single Event of Default, Inchoate Default, Condition Precedent or other breach, default or conditions be deemed a waiver of any other Event of Default, Inchoate Default, Condition Precedent or other breach, default or condition theretofore or thereafter occurring. Any waiver, indulgence, permit, consent or approval of any kind or character on the part of Administrative Agent and/or the Lenders of any Event of Default, Inchoate Default, Condition Precedent or other breach, default or condition under this Agreement or any other Financing Document, or any waiver on the part of Administrative Agent and/or the other Secured Parties of any provision or condition of this Agreement or any other Financing Document, must be in a writing expressly referencing this Agreement and shall be effective only to the extent in such writing specifically set forth. All remedies, either under this Agreement or any other Financing Document or by law or otherwise afforded to Administrative Agent and the other Secured Parties, shall be cumulative and not alternative.

Section 10.5 Costs, Expenses and Attorneys’ Fees. Borrower will pay to Administrative Agent all of its reasonable and documented third-party and out-of-pocket costs and expenses in connection with the preparation, negotiation, closing and costs of administering this Agreement and the documents contemplated hereby, including the reasonable and documented fees, expenses and disbursements of Davis Polk & Wardwell LLP or any replacement thereof and in connection with the preparation of such documents and any amendments hereof or thereof, or the negotiation, closing or administration of this Agreement and the other Financing Documents, and, to the extent provided for in their respective engagement letter executed or approved in writing by Borrower, the reasonable fees, expenses and disbursements of the Independent Consultants incurred in connection with this Agreement or the Loans or the Commitments. Borrower will reimburse Administrative Agent and the Lenders for all reasonable and documented third-party and out-of-pocket costs and expenses, including reasonable attorneys’ fees of Davis Polk & Wardwell LLP or any replacement thereof plus a single local counsel if required, and additional counsel solely to the extent the circumstances giving rise to such indemnification would create an ethical conflict for such single counsel, expended or incurred by Administrative Agent and the Lenders in enforcing or protecting its interests under this Agreement or the other Financing Documents in connection with an Event of Default or Inchoate Default, in actions for declaratory relief in any way related to this Agreement, in collecting any sum which becomes due to Administrative Agent or any Lender on the Notes or under the other Financing Documents, or in connection with the participation by Administrative Agent, any Lender or the Equipment Consultant in any arbitration proceedings under such Supply and Storage Agreement.

Section 10.6 Indemnification.

(a) Without duplication of Borrower’s obligations under Sections 2.4(d), 2.5(b), or 10.5 (and excluding any items or events specifically excluded from Borrower’s obligations thereunder), Borrower shall indemnify, defend and hold harmless Administrative Agent, Collateral Agent, and each Lender and in their capacities as such, their respective officers, directors, shareholders, controlling persons, employees, agents and servants (collectively, the “Indemnitees”) from and against and reimburse the Indemnitees for:

(i) any and all (i) CBP or FTZ Board penalties, liquidated damages, duties, taxes, fees, seizures, detentions, or assessments, and any costs of redelivery, export, destruction, or compliance undertakings related to Collateral in an FTZ and (ii) claims, obligations, liabilities, losses, damages, injuries (to person, property, or natural resources), penalties, actions, suits, judgments, reasonable and documented third-party and out-of-pocket costs and expenses (including reasonable attorney’s fees of a single counsel, plus a single local counsel if required, and additional counsel solely to the extent the circumstances giving rise to such indemnification would create an ethical conflict for such single counsel) of whatever kind or nature, whether or not well founded, meritorious or unmeritorious, demanded, asserted or claimed against any such Indemnitee (collectively, “Claims”) in any way relating to, or arising out of or in connection with this Agreement and the Financing Document; and

(ii) any and all Claims in any way relating to, or arising out of or in connection with any claims, suits, liabilities against any Loan Party or any of their Affiliates.

This Section 10.6(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b) The foregoing indemnities shall not apply with respect to an Indemnitee, to the extent arising as a result of the bad faith, gross negligence or willful misconduct of such Indemnitee or its Affiliates as determined by a final non-appealable judgment of a court of competent jurisdiction, but shall continue to apply to other Indemnitees.

Upon payment of any Claim by Borrower pursuant to this Section 10.6, Borrower, without any further action, shall be subrogated to any and all claims that such Indemnitee may have relating thereto, and such Indemnitee shall cooperate with Borrower and give such further assurances as are necessary or advisable to enable Borrower vigorously to pursue such claims.

Section 10.7 Entire Agreement. This Agreement and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect to the subject matter hereof. In the event of any conflict between the terms, conditions and provisions of this Agreement and any such agreement, document or instrument, the terms, conditions and provisions of this Agreement shall prevail. This Agreement and the other Financing Documents may only be amended or modified by an instrument in writing signed by each Loan Party (to the extent party thereto), Administrative Agent and any other parties to be charged and in accordance with the terms of this Agreement.

Section 10.8 Governing Law. THIS AGREEMENT, AND ANY INSTRUMENT OR AGREEMENT REQUIRED HEREUNDER (TO THE EXTENT NOT EXPRESSLY PROVIDED FOR THEREIN), SHALL BE GOVERNED BY, AND CONSTRUED UNDER, THE LAWS OF THE STATE OF NEW YORK, APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE AND WITHOUT REFERENCE TO CONFLICTS OF LAWS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Section 10.9 Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the parties hereto shall enter into good faith negotiations to replace the invalid, illegal or unenforceable provision.

Section 10.10 Headings. Paragraph headings and a table of contents have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

Section 10.11 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and practices consistent with those applied in the preparation of the financial statements submitted by Borrower to Administrative Agent, and (unless otherwise indicated) all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles and practices.

Section 10.12 No Partnership, Etc. Administrative Agent, the Lenders, the other Secured Parties and Borrower intend that the relationship between them shall be solely that of creditor and debtor. Nothing contained in this Agreement, the Notes or in any of the other Financing Documents shall be deemed or construed to create a fiduciary relationship, partnership, tenancy in common, joint tenancy, joint venture or co ownership by, between or among Administrative Agent, the Lenders, the other Secured Parties and any Loan Party or any other Person. Neither Administrative Agent nor the other Secured Parties shall be in any way responsible or liable for the debts, losses, obligations or duties of any Loan Party or any other Person with respect to the Supply and Storage Agreements, the Equipment or otherwise. All obligations to pay real property or other Taxes, assessments, insurance premiums, and all other fees and charges arising from the Project or the acquisition, ownership, storage or maintenance of the Equipment and to perform all obligations under the Supply and Storage Agreements, shall be the sole responsibility of the applicable Loan Party.

Section 10.13 Limitation on Liability. NO CLAIM SHALL BE MADE BY ANY PARTY HERETO OR ANY OF ITS AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS AGAINST ANY OTHER PARTY HERETO OR ANY OF ITS AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (WHETHER OR NOT THE CLAIM THEREFOR IS BASED ON CONTRACT, TORT, DUTY IMPOSED BY LAW OR OTHERWISE), IN CONNECTION WITH, ARISING OUT OF OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER OPERATIVE DOCUMENTS OR ANY ACT OR OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH; AND EACH PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SUCH SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

Section 10.14 Waiver of Jury Trial. ADMINISTRATIVE AGENT, COLLATERAL AGENT, THE LENDERS AND EACH LOAN PARTY HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF ADMINISTRATIVE AGENT, COLLATERAL AGENT, THE LENDERS OR A LOAN PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR ADMINISTRATIVE AGENT, COLLATERAL AGENT AND THE LENDERS TO ENTER INTO THIS AGREEMENT.

Section 10.15 Consent to Jurisdiction. Each of Administrative Agent, Collateral Agent, the Lenders and each Loan Party agrees that any legal action or proceeding by or against Borrower or with respect to or arising out of this Agreement, the Notes, or any other Financing Document may be brought in or removed to the courts of the State of New York, in and for the County of New York, or of the United States of America for the Southern District of New York, as Administrative Agent may elect. By execution and delivery of this Agreement, Administrative Agent, Collateral Agent, the Lenders and each Loan Party accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts. Administrative Agent, Collateral Agent, the Lenders and each Loan Party irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified airmail, postage prepaid, to Administrative Agent, Collateral Agent, the Lenders or a Loan Party, as the case may be, at their respective addresses for notices as specified herein or therein. Nothing herein shall affect the right to serve process in any other manner permitted by law or the right of Administrative Agent, Collateral Agent or any Lender to bring legal action or proceedings in any other competent jurisdiction. Each of Administrative Agent, Collateral Agent, the Lenders and each Loan Party further agrees that the aforesaid courts of the State of New York and of the United States of America shall have mandatory exclusive jurisdiction with respect to any claim or counterclaim of Borrower based upon the assertion that the rate of interest charged by Administrative Agent, Collateral Agent or the Lenders on or under this Agreement, the Loans and/or the other Financing Documents is usurious. Administrative Agent, Collateral Agent, the Lenders and each Loan Party hereby waive any right to stay or dismiss any action or proceeding under or in connection with the Equipment, this Agreement or any other Financing Document brought before the foregoing courts on the basis of forum non conveniens.

Section 10.16 Successors and Assigns; Third Party Beneficiaries. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and any Persons expressly entitled to indemnification hereunder. Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of Administrative Agent, Collateral Agent and the Lenders. The Lenders may not assign or otherwise transfer any of their rights or obligations under this Agreement without the prior written consent of Borrower or otherwise in accordance with Section 10.17 below.

Section 10.17 Assignments of Commitments and Loans. Notwithstanding anything else herein to the contrary, any Lender, after receiving the prior written consent of Administrative Agent (no such consent of Administrative Agent is required for an assignment by a Lender to any of its Affiliates or to any other Lender) and, prior to the occurrence and then continuance of an Event of Default, Borrower, such consent not to unreasonably withheld or delayed (no such consent of Borrower is required for an assignment by a Lender to any of its Affiliates or to any other Lender), may from time to time, at its option, sell, assign, transfer, negotiate or otherwise dispose of a portion of its Commitment (and Loans made thereunder) (including the Lender’s interest in this Agreement and the other Financing Documents) to any bank or other financial institution or other entity that in such assigning Lender’s reasonable judgment is reasonably capable of performing the obligations of a Lender hereunder; provided, however, that no Lender (including any assignee of any Lender) may assign any portion of its Commitment (including Loans) of less than one million Dollars ($1,000,000) (unless to any of its Affiliates or another Lender) or which leaves the assigning Lender with a Commitment (including Loans) of less than one million Dollars ($1,000,000) after giving effect to such assignment and all previous assignments (except that a Lender may be left with no Commitment and Loans if it assigns its entire Commitment and Loans (and has not assigned any of its Commitment (including Loans) to an Affiliate in contemplation of such assignment)); provided, further, that any assignment of Commitments and Loans by any Lender (including any assignee of any Lender) shall in all cases be made on a pro rata basis with respect to the Loans (and, if any, unused Commitments); and provided that the assignee or transferee shall not be a Restricted Person and such sale, assignment, transfer, or disposal shall not cause a violation of applicable Anti-Money Laundering Laws or Sanctions by any Person (including any Person participating in the Loans, whether as Lender, Agent, underwriter, advisor, investor, or otherwise). In the event of any such assignment, (a) the assigning Lender’s Proportionate Share shall be reduced by the amount of the Proportionate Share assigned to the new Lender; (b) the parties to such assignment shall execute and deliver an appropriate agreement evidencing such sale, assignment, transfer or other disposition and shall, unless waived by Administrative Agent, cause to be paid to Administrative Agent a processing fee in the amount of three thousand five hundred Dollars ($3,500.00) (provided, that, such processing fee shall not apply with respect to such sale, assignment, transfer or other disposition to a Lender’s Affiliate or to any other Lender); and (c) at the assigning Lender’s option, Borrower shall execute and deliver to such new Lender new Notes in the forms attached hereto as Exhibit B, in a principal amount equal to its Proportionate Share of the Commitment and Loans being assigned, and Borrower shall execute and exchange with the assigning Lender a replacement note for any Note in a principal amount equal to the Proportionate Share of the Commitment and Loans retained by the Lender, if any. No assignment of Commitments or Loans by any Lender shall be effective unless and until it is recorded in the Register. Thereafter, such new Lender shall be deemed to be a Lender and shall have all of the rights and duties of a Lender (except as otherwise provided in this Article 10), in accordance with its Proportionate Share, under each of the Financing Documents.

Section 10.18 Laws. Notwithstanding the provisions of Section 10.17 or this Agreement otherwise, no sale, assignment, transfer, negotiation or other disposition of the interests of any Lender hereunder or under the other Financing Documents shall be allowed if it would require registration under the Securities Act of 1933, as amended, any other federal securities laws or regulations or the securities laws or regulations of any applicable jurisdiction. Borrower shall, from time to time at the request and expense of Administrative Agent, execute and deliver to Administrative Agent, or to such party or parties as Administrative Agent may designate, any and all further instruments and take such further actions as may in the opinion of Administrative Agent be reasonably necessary or advisable to give full force and effect to such disposition.

Section 10.19 Participations.

(a) Generally. Nothing herein provided shall prevent any Lender from selling a participation in its Commitment (and Loans made thereunder); provided, that (i) no such sale of a participation shall alter such Lender’s obligations hereunder, (ii) any agreement pursuant to which any Lender may grant a participation in its rights with respect to its Commitment (and Loans or other Obligations) shall provide that, with respect to such Commitment (and Loans or other Obligations), such Lender shall retain the sole right and responsibility to exercise the rights of such Lender, and enforce the obligations of Borrower relating to such Commitment (and Loans or other Obligations), including the right to approve any amendment, modification or waiver of any provision of this Agreement or any other Financing Document and the right to take action to have the Notes declared due and payable pursuant to Article 7 and (iii) no such participation shall be to a Restricted Person or cause a violation of applicable Anti-Money Laundering Laws, Ex-Im Laws or Sanctions by any Person (including any Person participating in the Loans, whether as Lender, Agent, underwriter, advisor, investor, or otherwise). No recipient of a participation in any Commitment or Loans of any Lender shall have any rights under this Agreement.

(b) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Loans under this Agreement) except to the extent that such disclosure is necessary to establish that such Loan is in registered form under Treasury Regulation Section 5f.103-1(c) or proposed Treasury Regulation Section 1.163-5(b) (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

Section 10.20 Counterparts. This Agreement may be executed in one or more duplicate counterparts and by electronic transmission and when signed by all of the parties listed below shall constitute a single binding agreement.

Section 10.21 Patriot Act Compliance. Administrative Agent hereby notifies Borrower that, pursuant to the requirements of the Patriot Act, it and any Lender shall be required to obtain, verify and record information that identifies Borrower, which information includes, without limitation, the name and addresses and other information that will allow it or any Lender to identify Borrower in accordance with the requirements of the Patriot Act. Borrower shall promptly deliver information described in the immediately preceding sentence when requested by Administrative Agent or any Lender in writing pursuant to the requirements of the Patriot Act.

Section 10.22 Confidentiality. Neither any Agent nor any Secured Party shall disclose any Confidential Information to any Person without the consent of Borrower, other than (a) to (i) such Agent’s or such Secured Party’s Affiliates or (ii) (A) any Person providing any loan, letter of credit or other extension of credit to or for the account of such Secured Party or any of its Affiliates and any agent, trustee or representative of such Person, and their respective officers, directors, partners, employees, agents, counsel, auditors, bank examiners and advisors, and (B) actual or prospective assignees of the Loan and potential Loan participants, and in each case of this clause (ii) only on a confidential basis other than with respect to examiners or other Governmental Authorities with regulatory oversight over such party where confidential treatment may not be available, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, Federal or foreign authority or examiner (including any quasi-regulatory authority) regulating such Secured Party, (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such Secured Party, (e) in connection with any litigation or proceeding to which such Secured Party or any of its Affiliates may be a party to the extent such Confidential Information is relevant thereto or to the extent such Confidential Information is otherwise required to be disclosed by compulsory legal process, or (f) in connection with the exercise of any right or remedy under this Agreement or any other Financing Document. In addition, each Secured Party may disclose the existence of this Agreement and the information about this Agreement to (i) market data collectors, (ii) similar services providers to the lending industry, and (iii) service providers to the Secured Parties in connection with the administration and management of this Agreement and the other Financing Documents, in each case on a confidential basis.

Section 10.23 Interest Rate Limitations. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges or other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received, or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect to such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.23 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, shall have been received by such Lender. If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower.

Section 10.24 Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

(a) Notwithstanding anything to the contrary in any Financing Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Financing Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(ii) the effects of any Bail-In Action on any such liability, including, if applicable:

(A) a reduction in full or in part or cancellation of any such liability;

(B) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Financing Document; or

(C) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 10.25 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation, amendments, Notices of Borrowing, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.26 SECURED PARTY LIMITATION OF LIABILITY. EACH LOAN PARTY THAT IS A PARTY TO THE CREDIT AGREEMENT KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL:

(a) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL DAMAGES (DEFINED HEREIN);

(b) CERTIFIES THAT NO PARTY TO THE CREDIT AGREEMENT AND NO REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY TO THE CREDIT AGREEMENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE WAIVERS SET FORTH IN Section 10.13 OF THE CREDIT AGREEMENT;

(c) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN Section 10.13 OF THE CREDIT AGREEMENT; AND

(d) AGREES THAT IN NO EVENT WILL ANY SECURED PARTY BE SUBJECT TO ANY EQUITABLE REMEDY OR RELIEF, INCLUDING SPECIFIC PERFORMANCE, ARISING FROM OR RELATING TO ANY DEFAULT BY SUCH SECURED PARTY IN THE PERFORMANCE OF ANY OF ITS OBLIGATIONS UNDER THE CREDIT AGREEMENT.

ADDITIONALLY, EACH LOAN PARTY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY ACTUAL DAMAGES SUFFERED OR INCURRED BY ANY LOAN PARTY AS A RESULT OF A DEFAULT, BREACH OR FAILURE TO PERFORM BY ANY SECURED PARTY (INCLUDING A DEFAULT IN FUNDING ANY ADVANCE OF PROCEEDS OF ANY LOAN) THAT EXCEED, IN THE AGGREGATE FOR ALL SECURED PARTIES’ FOR THE TERM OF THIS AGREEMENT, THE SUM OF $3,000,000.

“SPECIAL DAMAGES” INCLUDES ALL PUNITIVE, CONSEQUENTIAL, SPECIAL OR OTHER DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENTS OR FUNDS THAT ANY PARTY HERETO HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY HERETO.

Section 10.27 OID Legend. THE LOANS ARE ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, ISSUE DATE, AMOUNT OF ORIGINAL ISSUE DISCOUNT AND YIELD TO MATURITY MAY BE OBTAINED BY WRITING TO MILES EVERSON, AT BORROWER AT ITS ADDRESS AS SPECIFIED IN THIS AGREEMENT.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their officers thereunto duly authorized as of the day and year first above written.

FERMI TURBINE WAREHOUSE II LLC, as Borrower

By:	/s/ Miles Everson
Name: Miles Everson
Title: Chief Financial Officer

FERMI TURBINE HOLDCO II LLC, as Holdings

By:	/s/ Miles Everson
Name: Miles Everson
Title: Chief Financial Officer

FERMI TURBINE PLEDGOR II LLC, as Pledgor

By:	/s/ Miles Everson
Name: Miles Everson
Title: Chief Financial Officer

BEAL BANK USA, as Lender

By:	/s/ Damien Reynolds
	Name:	Damien Reynolds
	Title:	Authorized Signatory

CLMG CORP., as Administrative Agent for the Lenders, Collateral Agent for the Lenders

By:	/s/ James Erwin
	Name:	James Erwin
	Title:	Executive Vice President

EXHIBIT A
TO
EQUIPMENT SUPPLY LOAN FINANCING AGREEMENT

DEFINITIONS

“Accounts” means each of the Equity Borrower Account, Asset Disposition Borrower Account, the Loan Proceeds Account and the Loss Proceeds Borrower Account, in each case, to be held and maintained at Beal Bank USA, as depository bank, and subject at all times to a Control Agreement in favor of Collateral Agent.

“Administrative Agent” means CLMG Corp., in its capacity as administrative agent for the Lenders under this Agreement, or its successor appointed pursuant to the terms of this Agreement.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of a specified Person means any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified.

“Agent” means Administrative Agent or Collateral Agent, as the context may require, and, collectively, Administrative Agent and Collateral Agent are the “Agents”.

“Agent Parties” means Administrative Agent and its Related Parties.

“Agreement” shall have the meaning given in the preamble.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, UK Bribery Act and all other applicable laws, rules and regulations related to corruption or bribery.

“Anti-Money Laundering Laws” means the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956-1957), the USA PATRIOT Act and the Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5332 and 12 U.S.C. §§ 1818(s), 1820(b) and §§ 1951-1959) and the rules and regulations thereunder, the Proceeds of Crime Act 2002 (as amended by the Crime and Courts Act 2013 and the Serious Crime Act 2015), the Money Laundering, Terrorist Financing and Transfer of Funds (Information on Payer) Regulations 2017 (as amended), the Terrorism Act 2000 (as amended by the Anti-Terrorism, Crime and Security Act 2001, the Terrorism Act 2006 and the Terrorism Act 2000 and Proceeds of Crime Act 2002 (Amendment) Regulations 2007), 18 U.S.C. §§ 2339A and 2339B and all other applicable laws, rules and regulations related to money laundering or terrorism financing.

“Applicable Permit” means, at any time, any material Permit that is required in light of the stage of acquisition, ownership, storage or maintenance by Borrower of the Equipment (to the extent required by Legal Requirements, the Financing Documents or the Supply and Storage Agreements) for Borrower to acquire, own, store or maintain the Equipment as contemplated by the Financing Documents and the Supply and Storage Agreements and for Borrower to enter into any Operative Document with respect to the Equipment or to consummate any transaction contemplated thereby, in each case in accordance with all applicable Legal Requirements.

“Asset Dispositions Borrower Account” means that certain deposit account with the account number “4000448326”, including any sub accounts within such account, established at Beal Bank USA at or prior to the Closing Date.

“Available Loan Commitment” means, at any time, (a) the Total Loan Commitment at such time minus (b) the Outstanding Loan Amount outstanding at such time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or Plano, Texas are authorized or required by law to remain closed; provided, that “Banking Day” shall also exclude a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Bankruptcy Event” shall have the meaning given in Section 7.4 of this Agreement.

“Bankruptcy Law” means Title 11 of the United States Code, any other state or federal insolvency, reorganization, moratorium or similar law for the relief of debtors, or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or any other applicable jurisdiction from time to time in effect and affecting the rights of creditors generally.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefited Bank” shall have the meaning given in Section 2.4(h) of this Agreement.

“Borrower” shall have the meaning assigned to such term in the preamble.

“Borrower Accounts” means, collectively, those certain deposit account, including any sub accounts within such accounts, established at Beal Bank USA at or prior to the Closing Date.

“Borrower’s Closing Certificate” shall have the meaning given in Section 3.1(f) of this Agreement.

“Borrowing” means a borrowing by Borrower of any Loan, in each case upon the satisfaction (or waiver in accordance with the terms of this Agreement) of each of the applicable conditions precedent listed in Article 3 of this Agreement.

“Borrowing Frequency Limit” shall have the meaning given in Section 2.1(a) of this Agreement.

“Budget” shall have the meaning given in Section 3.1(m) of this Agreement.

“Capital Adequacy Requirement” shall have the meaning given in Section 2.5(c) of this Agreement.

“CBP” means the United States Customs and Border Protection.

“CFIUS” means the Committee on Foreign Investment in the United States, or its successor.

“Change of Control” means the consummation of any transaction or a series of transactions as a result of which (a) at any time, any “person” or “group” (within the meaning of Rule 13(d) of the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission thereunder as in effect on the Closing Date) (i) shall have acquired ownership, directly or indirectly, beneficially or of record, of more than 50% on a fully diluted basis of the aggregate voting power represented by the issued and outstanding Equity Interests of Sponsor or (ii) shall have acquired occupation of a majority of the seats (other than vacant seats) on the board of directors of Sponsor by Persons who were neither (x) nominated, appointed or approved for consideration by shareholders for election by the board of directors of Sponsor nor (y) appointed by directors so nominated, appointed or approved; (b) Sponsor shall fail to be the “beneficial owner” (as such term is defined under Rule 13d-3 under the Exchange Act) of one hundred percent (100%) of the issued and outstanding Equity Interests (including all voting securities) of Pledgor (on a fully diluted basis) or shall cease to exercise control over the nomination or revocation of all members of the management body of Pledgor; (c) Pledgor shall fail to own directly one hundred percent (100%) of the issued and outstanding Equity Interests (including all voting securities) of Holdings (on a fully diluted basis) or shall cease to exercise control over the nomination or revocation of all members of the management body of Holdings (other than any member of the management body appointed pursuant to Section 5.16 this Agreement); or (d) Holdings shall fail to own directly one hundred percent (100%) of the issued and outstanding Equity Interests (including all voting securities) of Borrower (on a fully diluted basis) or shall cease to exercise control over the nomination or revocation of all members of the management body of Borrower (other than any member of the management body appointed pursuant to Section 5.16 this Agreement. Notwithstanding the foregoing, no “Change of Control” shall be deemed to have occurred if such Person maintaining such beneficial interests having such control, (x) is (i) one or more of the Persons listed on Schedule III, as such schedule may be amended from time to time with the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld or delayed, or (ii) a Permitted Owner and (y) (i) is a Permitted Operator or (ii) has caused the applicable Loan Party to contract for the operation of the Projects with one or more Permitted Operators; provided, further, that, (i) no Person or entity with a “substantial interest” as defined at 31 C.F.R. § 800.244 shall be a Permitted Owner, (ii) no Disqualified Owner shall be a Permitted Owner, and (iii) no Change of Control shall be permitted that would result in a mandatory filing with CFIUS under 31 C.F.R. § 800.401.

“Change of Law” shall have the meaning given in Section 2.5(a) of this Agreement.

“Charges” shall have the meaning given in Section 10.23 of this Agreement.

“Claims” shall have the meaning given in Section 10.6(a)(i) of this Agreement.

“Closing” means the first date all the conditions precedent in Section 3.1 are satisfied or waived pursuant to Section 10.1.

“Closing Date” means the date on which Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all personal property which is subject, from time to time, to the security interests or Liens granted in or purported or intended to have been granted by any of the Collateral Documents.

“Collateral Access Agreement” means a bailee and collateral access letter in form and substance satisfactory to Collateral Agent, the Lenders and the relevant Loan Parties, with such amendments and/or modifications thereto as approved by Collateral Agent and the Lenders.

“Collateral Agent” means CLMG Corp., acting in its capacity as Collateral Agent for the Secured Parties under this Agreement, or its successor appointed pursuant to the terms of this Agreement.

“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, each of the Consents, each of the Collateral Access Agreements, each Control Agreement, and each other security document, financing statement and the like filed or recorded in connection with the foregoing, this Agreement and/or with respect to the Collateral.

“Commitment Fees” shall have the meaning given in Section 2.3(a) of this Agreement.

“Commitments” means, with respect to each Lender, without duplication, such Lender’s Loan Commitment, and, with respect to all Lenders, without duplication, the Total Loan Commitment.

“Conditions Precedent” means the conditions precedent set forth in Article 3 of this Agreement.

“Confidential Information” means information that any Loan Party furnishes to any Secured Party, other than (a) any such information clearly identified at the time of its delivery as not confidential or (b) any such information that is or becomes generally available to the public other than as a result of a breach by such Secured Party of its obligations hereunder or that is or becomes available to such Secured Party from a source other than the Loan Parties that is not, to such Secured Party’s knowledge, acting in violation of a confidentiality agreement with a Loan Party.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consents” means (a) each of consents to collateral assignment, bailee letters or warehouse lien agreements identified on Schedule IV of this Agreement and (b) that certain Consent and Agreement (Contract for Gas Turbine Equipment Supply), to be dated on or prior to the Closing Date, by and between Borrower, Equipment Supplier and Collateral Agent, in each case, with such amendments and/or modifications thereto as approved by Collateral Agent and the Lenders.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means any agreement, in form and substance satisfactory to Administrative Agent and Collateral Agent and executed by (i) Beal Bank USA, as the depositary bank where the Borrower Accounts shall at all times be opened and maintained, and (ii) each other financial institution or securities intermediary pursuant to which such financial institution or securities intermediary agrees that the financial institution or securities intermediary, as the case may be, will comply with instructions or entitlement orders originated by Collateral Agent as to disposition of funds in such account, without further consent by any other Person.

“Controlled Group” means (a) a corporation which is a member of a controlled group of corporations with any Loan Party within the meaning of Section 414(b) of the Code, (b) a trade or business (including a sole proprietorship, partnership, trust, estate or corporation) which is under common control with any Loan Party within the meaning of Section 414(c) of the Code or Section 4001(b)(1) of ERISA, (c) a member of an affiliated service group with any Loan Party within the meaning of Section 414(m) of the Code, or (d) an entity deemed affiliated with any Loan Party under Section 414(o) of the Code.

“Debt” means, of any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person under leases which are or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable, (e)  all obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities (or property) other than, for the avoidance of doubt, any repurchase, redemption, net settlement, net withholding or similar obligations arising under any equity or equity-based compensation arrangements, (f)  all deferred obligations of such Person to reimburse any bank or other Person in respect of amounts paid or advanced under a letter of credit or other instrument, (g) all Debt of other Persons secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person and (h) all Debt of other Persons guaranteed directly or indirectly by such Person or as to which such Person has an obligation substantially the economic equivalent of a guarantee.

“Default Rate” means fourteen percent (14.00%) per annum.

“Discharge Date” means the date on which all Commitments have expired or been terminated and all Obligations shall have been Paid in Full (other than Obligations that by their terms expressly survive termination and with respect to which no claim has been made by the applicable Secured Parties).

“Disposition” (or similar words such as “Dispose”) means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer, abandonment, hypothecation or other disposition thereof (including by way of division, merger, distribution or otherwise), whether voluntary or involuntary, including any disposition of Equipment or any interest therein to a third-party or in connection with any Project Financing, in each case, other than to Borrower.

“Disqualified Owner” means any Person that, as of the date it first becomes a direct or indirect owner of Equity Interests of the Borrower: (a) is, or is an Affiliate of a Person that is, a Restricted Person or described by or designated in any Sanctions list; (b) is, or is an Affiliate of a Person that is, in violation of Sanctions; or (c) has, or is an Affiliate of a Person that has, been convicted of money laundering (under 18 U.S.C. Sections 1956 or 1957), which conviction has not been overturned; provided, however, that a Person shall not be a Disqualified Owner if: (i) prior to the date that the Person first becomes a direct or indirect owner of Equity Interests in the Borrower, the Borrower provides the Secured Parties with all documentation and other written information required under applicable “know your customer” and antimony laundering rules, regulations and requirements (including the PATRIOT Act) in respect of such Person; and (ii) as of the date the Person first becomes a direct or indirect owner of the Equity Interests in the Borrower, such Person has certified to the Administrative Agent that none of the criteria set forth in the foregoing clauses (a), (b) and (c) in this definition are applicable to such Person.

“Dollars” and “$” means United States dollars or such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts in the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Claim” means any claim, litigation, proceeding, complaint, or notice of non-compliance or violation by or before any Governmental Authority or any other Person related to the manufacture, use, distribution, treatment, storage, disposal, transport or release of any Hazardous Substance or arising under any Environmental Law.

“Environmental Law” means any Governmental Rule or Permit in any way relating to the environment, natural resources, cultural resources or the protection of human health or safety (to the extent relating to human exposure to Hazardous Substances), or to the manufacture, use, distribution, treatment, storage, disposal, transport or release of any Hazardous Substance.

“Equipment” means the materials, apparatus, and components identified on Appendix 1 (Scope of Supply) of the Equipment Supply Agreement and listed on Schedule V of this Agreement, including six (6) Turbines.

“Equipment Acquisition Costs” means costs with respect to (a) payments to the Equipment Supplier required under the Supply and Storage Agreements (including the Equipment deposits costs for so long and to the extent as any such Equipment has not been delivered to its designated destination); and (b) (i) insurance costs and transportation costs associated with the purchase of the Equipment and the transporting of the Equipment to its designated destination; and (ii) applicable tariffs to the extent not included in the Equipment Supply Agreements; provided that with respect to any particular Equipment, the amounts under this clause (b) will be determined by allocating the aggregate amount of such costs and tariffs for all Equipment to such Equipment based on the proportion of the aggregate mega-watts of all Equipment represented by such Equipment.

“Equipment Consultant” means Range Valuation & Appraisal Services and any other independent appraiser mutually agreed by Borrower and the Required Lenders.

“Equipment Revaluation” has the meaning assigned to such term in Section 5.19 of this Agreement.

“Equipment Supplier” means Siemens Energy, Inc. (until its obligations under the Equipment Supply Agreement shall have been performed and/or paid in full).

“Equipment Supply Agreement” shall have the meaning assigned to such term in the recitals.

“Equity Borrower Account” means that certain deposit account with the account number “4000485310”, including any sub accounts within such account, established at Beal Bank USA at or prior to the Closing Date.

“Equity Contribution” means contributions of capital in the form of cash equity that Sponsor, directly or indirectly, provides to Borrower.

“Equity Interest” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, including stock, partnership interest, membership interest or other equivalent interest in such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Plan” means any employee benefit plan that is (a) maintained or contributed to or obligated to contribute to by any Loan Party or any member of the Controlled Group or with respect to which any Loan Party or any member of the Controlled Group has any liability and (b) covered by Title IV of ERISA or to which Section 412 of the Code applies.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” and “Events of Default” have the meanings given in Article 7 of this Agreement.

“Event of Eminent Domain” means any compulsory transfer or taking by condemnation, eminent domain or exercise of a similar power, or transfer under threat of such compulsory transfer or taking, of any part of the Collateral, by any agency, department, authority, commission, board, instrumentality or political subdivision of the State in which the Collateral is located, the United States or another Governmental Authority having jurisdiction.

“Event of Loss” means with respect to any asset of Borrower, any of the following (a) any loss, casualty, destruction or other insured or uninsured damage of such asset or (b) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such asset, or confiscation of such asset or requisition of the use of such asset.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or Administrative Agent or required to be withheld or deducted from a payment to a Lender or Administrative Agent (a) Taxes imposed on or measured by the net income (however denominated), branch profits Taxes and franchise Taxes, in each case, (i) imposed as a result of Administrative Agent or such Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment (or other interest) pursuant to a law in effect on the date on which (i) such Lender acquires such interest (other than pursuant to an assignment request by Borrower under Section 2.7) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 2.4(d)(i), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) any Taxes imposed pursuant to FATCA, and (d) Taxes attributable to Administrative Agent’s or such Lender’s failure to comply with Section 2.4(f).

“Exit Fee” shall mean an amount equal to the difference between (i) thirty-seven million Dollars ($37,000,000) and (ii) the cumulative amount of (x) interest paid by Borrower to the Lenders on the Loans plus (y) Commitment Fees paid to the Lenders, in each case, on or prior to the applicable Exit Fee Payment Date. For the avoidance of doubt, in no event shall the “Exit Fee” be less than zero Dollars ($0.00).

“Exit Fee Payment Date” shall have the meaning given in Section 2.2(f)(ii)(A) of this Agreement.

“Ex-Im Laws” means (a) applicable laws related to (i) export controls, including the U.S. Export Administration Regulations administered by the U.S. Department of Commerce, and (ii) import controls or customs, including those administered by U.S. Customs and Border Protection (including the Uyghur Forced Labor Prevention Act) and (b) U.S. anti-boycott laws administered by the U.S. Department of Commerce and U.S. Department of the Treasury.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements with respect thereto and any law, rule, regulation or other official guidance implementing the foregoing.

“FDIC” means the Federal Deposit Insurance Corporation and its successors.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fee Letter” means that certain Fee Letter, dated as of the Closing Date, by and among Borrower, Administrative Agent and Collateral Agent.

“FERC” means the Federal Energy Regulatory Commission and its successors.

“Fermi Site Agreement” has the meaning assigned to such term in Schedule 5.20.

“Fermi Site Security Agreement” has the meaning assigned to such term in Schedule 5.20.

“Financing Agreement” means this Agreement.

“Financing Costs” means, collectively, interest and principal payable on any Note and financing-related fees (including Other Fees) and the other amounts payable in respect of the Obligations.

“Financing Documents” means, collectively, this Agreement (including the Guaranty herein), the Notes, the Collateral Documents, the Sponsor Equity Contribution and Guaranty Agreement, the Fee Letter and each other loan or security agreements, intercreditor agreements, subordination agreements or letter agreements or similar documents, agreements or instruments entered into in connection with any of the foregoing or with the transactions contemplated by the Financing Documents and, in each case, designated as a “Financing Document”.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign-Trade Zone” or “FTZ” means any zone established under 19 U.S.C. §§ 81a–81u and regulations of the Foreign-Trade Zones Board and CBP (19 C.F.R. Parts 146, 400).

“FPA” means the Federal Power Act, as amended, and FERC’s regulations issued thereunder.

“FTZ Acknowledgement” has the meaning assigned to such term in Schedule 5.20.

“FTZ Board” means the Foreign-Trade Zones Board, the U.S. federal government body that oversees and regulates the FTZ program in the United States.

“FTZ Operator” means the person or entity approved by CBP and the FTZ Board to operate the relevant FTZ site or subzone in which any Collateral is admitted, stored, manipulated, manufactured, or otherwise processed.

“FTZ Site Security Agreement” has the meaning assigned to such term in Schedule 5.20.

“Funds Flow Memorandum” means the memorandum setting forth the flow of funds on the Closing Date.

“GAAP” means generally accepted accounting principles in the United States of America consistently applied.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity (including any zoning authority, taxing authority, the Securities and Exchange Commission, the FDIC, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority), exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions, including any supra-national bodies (such as the European Union or the European Central Bank) or any arbitrator with authority to bind a party at law.

“Governmental Rule” means, with respect to any Person, any statute, law, rule, regulation, ordinance, rule of common law, order or binding interpretation, code, treaty, judgment, decree, or directive of decision of any Governmental Authority in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.

“Guarantor” means Holdings.

“Guaranty” means the guaranty of each of the Guarantors pursuant to Article VIII of this Agreement.

“Hazardous Substances” means any pollutants, contaminants or hazardous or toxic substances, materials or wastes regulated pursuant to any Environmental Laws due to their dangerous or deleterious properties or characteristics, including any petroleum or petroleum substances, polychlorinated biphenyls or asbestos.

“Hedging Agreement” means any agreement in respect of any interest rate swap, forward rate transaction, forward commodity transaction, commodity swap, commodity option, interest rate option interest or commodity cap, interest or commodity collar transaction, or other similar agreements.

“Holdings” shall have the meaning assigned to such term in the preamble.

“Inchoate Default” means any occurrence, circumstance or event, or any combination thereof, which, with the lapse of time, the giving of notice or both, would constitute an Event of Default.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Loan Parties under any Financing Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” shall have the meaning given in Section 10.6(a) of this Agreement.

“Independent Consultants” means, collectively, the Equipment Consultant, its successors in such capacity and any other third-party consultant engaged by Borrower for any purpose hereunder or any other Financing Document.

“Insurance Consultant” means Mandy McNeil International, or its successor.

“Interest Payment Date” has the meaning given to such term in Section 2.2(a).

“Interest Rate” means twelve percent (12.00%) per annum.

“Investment” shall have the meaning given in Section 6.6 of this Agreement.

“Investment Grade” means, with respect to any Person, a credit rating of (a) not less than BBB- by S&P and Baa3 by Moody’s in the event that such Person is rated by both agencies (or, only in the case of one rating, an equivalent rating from another nationally recognized credit rating agency) or (b) not less than BBB- by S&P or Baa3 by Moody’s, as applicable, in the event such Person is rated by only S&P or Moody’s.

“IRS” means the United States Internal Revenue Service.

“Junior Debt” means Debt in respect of borrowed money (other than intercompany debt among the Loan Parties) that (A) (x) is secured by the Collateral on a junior priority Lien basis to the Liens on the Collateral securing the payment of the Obligations or (y) is unsecured and (B) that is or is required to be contractually subordinated in right of payment to the Obligations pursuant to a written agreement to that effect, in each case, in an aggregate principal amount at any time outstanding not to exceed an amount equal to 10% of the total Equity Contributions made by Sponsor and Holdings; provided that such Debt shall be subject to a subordination agreement (or, in the case of clause (A)(x), an intercreditor and subordination agreement), in each case, on such terms and conditions as are acceptable to the Administrative Agent and the Lenders in their sole and absolute discretion.  Junior Debt may be guaranteed by any Person not constituting a Guarantor and/or secured by Liens on assets not constituting Collateral.

“Legal Requirements” means, as to any Person, the articles of incorporation, bylaws or other organizational or governing documents of such Person, any Governmental Rule, any requirement under a Permit, and any determination of any Governmental Authority in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.

“Lender” or “Lenders” means the banks, financial institutions or other entities listed as such on Schedule 2.7 to this Agreement and any other Person that shall have become party hereto pursuant to an assignment made in accordance with Section 10.17 and that holds Loans or Commitments, other than any such Person that ceases to have a Commitment or any Loans hereunder pursuant to an assignment made in accordance with Section 10.17.

“Lending Office” means with respect to any Lender, the office designated as such beneath the name of such Lender on Schedule 2.7 of this Agreement, in an assignment agreement entered into in accordance with Section 10.17 or such other office of such Lender as such Lender may specify in writing from time to time to Administrative Agent and Borrower.

“Lien” on any asset means any mortgage, deed of trust, lien, pledge, charge, security interest, restrictive covenant on real property or easement or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected or effective under applicable law, or any preference, priority or preferential arrangement of any kind or nature whatsoever including the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Liquidation Costs” shall have the meanings given in Section 2.6 of this Agreement.

“Loan” and “Loans” shall have the meanings given in Section 2.1(a) of this Agreement.

“Loan Availability Period” means the period from the Closing Date through and until the Maturity Date.

“Loan Commitment” means, at any time with respect to each Lender, such Lender’s Proportionate Share of the Total Loan Commitment at such time. The Loan Commitment of each Lender as of the Closing Date is set forth on Schedule I.

“Loan Parties” means, collectively, Borrower and Holdings.

“Loan Proceeds Account” means that certain deposit account with the account number “4000446759”, including any sub accounts within such account, established at Beal Bank USA at or prior to the Closing Date.

“Loss Proceeds Borrower Account” means that certain deposit account with the account number “4000469678”, including any sub accounts within such account, established at Beal Bank USA at or prior to the Closing Date.

“Major Project Participants” means (a) Borrower, (b) Sponsor, (c) Holdings, and (d) the Equipment Suppliers. For purposes of this definition, an agreement may be deemed performed and/or paid in full despite Unasserted Obligations.

“Mandatory Prepayment” means a prepayment of Obligations required of Borrower pursuant to Section 2.2(f)(iv) of this Agreement.

“Material Adverse Effect” means (a) a material adverse change in the status of the business, results of operations or condition (financial or otherwise) of any Loan Party or Sponsor, taken as a whole; or (b) a material adverse change in (i) the ability of any Loan Party or Sponsor, taken as a whole, to perform any material obligations under the Financing Documents, (ii) the validity, priority or perfection of the Secured Parties’ security interests in and Liens on the Collateral, taken as a whole or (iii) the validity, legality, binding effect or enforceability against any Loan Party of this Agreement or any of the other Financing Documents to which it is a party.

“Maturity” or “maturity” means the date in which any Loan, Borrowing, interest, fee or other amount payable by Borrower under this Agreement or the other Financing Documents, becomes due, whether upon the stated maturity or due date, upon acceleration or otherwise.

“Maturity Date” means the earliest to occur of (a) the date that is thirty-three (33) months after the Closing Date, (b) the acceleration of the Obligations of Borrower hereunder following an Event of Default or (c) such earlier date on which the entire outstanding principal balance of the Loans, together with all unpaid interest, fees, charges and costs and other Obligations, become due and payable under this Agreement.

“Maximum Rate” shall have the meaning given in Section 10.23 of this Agreement.

“Minimum Equity Contribution” means the Equity Contribution of at least $5,490,000 that will be applied to the Progress Payments.

“Moody’s” means Moody’s Investors Services, Inc. or any successor thereof.

“Multiemployer Plan” means any ERISA Plan that is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which any Loan Party or any member of the Controlled Group is making, or has an obligation to make, contributions, or has made, or has been obligated to make, contributions since the date which is six (6) years immediately preceding the Closing Date.

“Net Cash Proceeds” shall mean, with respect to (a) any Disposition, the aggregate amount of cash payments actually received by or on behalf of Borrower in respect of such Disposition and (b) any Event of Loss, the insurance proceeds (but excluding third party liability insurance proceeds), compensation, condemnation or other award, damages or other payments or monetary relief actually received by Borrower in respect of the same, in each case net of (i) reasonable, documented, out-of-pocket costs and expenses paid to third parties in connection therewith and (ii) taxes paid or reasonably estimated to be payable as a result thereof.

“New Tariff Event” means a change in duties, surtaxes, taxes or fees (including any new import duty, tax, cash deposit, tariff (including pursuant to Section 201 of the Trade Act 1974) or other similar import charge, or any increase in a preexisting import duty, tax, cash deposit, tariff or other similar import charge) implemented after the Closing Date (regardless of the legal mechanism, whether via the passage of a new law or regulation, change in interpretation of existing law or regulation, court order or otherwise), for which (a) any Loan Party has received notice under the Equipment Supply Agreement and (b) such Loan Party is responsible for payment, in whole or in part, under the Equipment Supply Agreement.

“Note” or “Notes” shall have the meanings given in Section 2.2(d) of this Agreement.

“Notice of Borrowing” shall have the meaning given in Section 2.1(b) of this Agreement.

“Obligations” means, collectively, (a) all Debt, loans, advances, debts, liabilities (including any indemnification or other obligations that survive the termination of this Agreement and other Financing Documents), and all other obligations, howsoever arising (including guarantee obligations), owed by any Loan Party to Administrative Agent, Collateral Agent, the Lenders or the other Secured Parties of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, pursuant to the terms of this Agreement, the Collateral Documents or any of the other Financing Documents or any other agreement, document or instrument evidencing, securing or relating to such indebtedness, liabilities and obligations, including all interest, fees (including Other Fees), charges, expenses, attorneys’ fees and accountants fees chargeable to any Loan Party or payable by any Loan Party thereunder, (b) any and all sums advanced by Administrative Agent or Collateral Agent in order to preserve the Collateral or preserve its security interest in the Collateral and (c) in the event of any proceeding for the collection or enforcement of the obligations described in clause (a) and (b) above, after an Event of Default shall have occurred and be continuing, the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by Administrative Agent or Collateral Agent of their rights under the Collateral Documents, together with all attorneys’ fees and court costs.

“Operative Documents” means, collectively, the Financing Documents and the Supply and Storage Agreements.

“Organizational Documents” means, as to any Person, the articles of incorporation, certificate of formation, bylaws, operating agreement, partnership agreement, or other organizational or governing documents of such Person.

“Other Connection Taxes” means, with respect to any Lender or Administrative Agent, Taxes imposed as a result of a present or former connection between such Lender or Administrative Agent and the jurisdiction imposing such Tax (other than connections arising from such Lender or Administrative Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Financing Document, or sold or assigned an interest in any Loan or Financing Document).

“Other Fees” shall have the meaning given in Section 2.3(a)Section 2.3(b) of this Agreement.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Financing Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.7 of this Agreement).

“Outstanding Loan Amount” means, as of a given date, the aggregate principal amount of all Loans then outstanding.

“Paid in Full” or “Payment in Full” means the full, final and irrevocable and indefeasible payment in full in cash of all of the Obligations and the termination of the lending commitments under the Financing Documents.

“Participant Register” shall have the meaning given in Section 10.19(b) of this Agreement.

“Patriot Act” means the USA PATRIOT Act of 2001 and all rules and regulations adopted thereunder.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under Title IV of ERISA.

“Permit” means any approval, consent, waiver, exemption, variance, franchise, registration, filing, order, permit, authorization, or license of or from a Governmental Authority.

“Permitted 3 Turbine Set Disposition” has the meaning assigned to such term in Section 6.3 of this Agreement.

“Permitted Liens” means:

(a) Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been established in accordance with GAAP;

(b) carriers’, warehousemen’s, mechanics’, contractors’, materialmen’s, repairmen’s, employees’, contractors’, operators’ or other similar Liens or charges securing the payment of expenses not yet due and payable that were incurred in the ordinary course of business of Loan Parties or for amounts being contested in good faith and by appropriate proceedings, so long as (i) such proceedings shall not involve any material danger of the sale, forfeiture or loss of the Collateral (or any material portion thereof), title thereto or any interest therein and shall not interfere in any material respect with the use or disposition of the Collateral (or any material portion thereof), or (ii) a bond or other security acceptable to Administrative Agent in its reasonable discretion has been posted or provided in such manner and amount as to assure Administrative Agent that any amounts determined to be due will be promptly paid in full when such contest is determined;

(c) Liens arising under trade contracts or other obligations of a like nature incurred in the ordinary course of business of Loan Parties;

(d) obligations or duties to any Governmental Authority arising in the ordinary course of business (including under licenses and permits held by Borrower and under all applicable laws, rules, regulations and orders of any Governmental Authority);

(e) Liens arising out of judgments or awards so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate reserves in accordance with GAAP, bonds or other security have been provided or are fully covered by insurance;

(f) Liens granted in connection with Debt incurred under this Agreement and the other Financing Documents;

(g) Pledges or deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds, letters of intent, purchase orders and other obligations of a like nature incurred in the ordinary course of business; and

(h) Liens to secure Debt permitted under Section 6.2(h).

“Permitted Operator” means any Person (a) that is (or is an Affiliate of a Person that is) a past or present direct or indirect owner of one or more natural gas-fired electric generating facilities with an aggregate capacity of at least 500 megawatts or (b) that has (or is an Affiliate of a Person that has) substantial experience as an operator of such electric generating facilities.

“Permitted Owner” means any Person that (a)(i) has a tangible net worth of at least $500,000,000, (ii) is a direct or indirect Subsidiary of a Person that has a tangible net worth of at least $500,000,000, (iii) has its obligations in respect of its direct or indirect ownership interests in Holdings guaranteed by an Affiliate that has a tangible net worth of at least $500,000,000 or (iv) is an investment, sovereign, private equity or pension fund (or similar legal entity) with invested and unfunded capital commitments of at least $500,000,000 under management or (b) has (or is the direct or indirect Subsidiary of a Person that has) an Investment Grade rating.

“Person” means any natural person, corporation, limited liability company, partnership, firm, association, Governmental Authority or any other entity whether acting in an individual, fiduciary or other capacity.

“Pledge Agreement” means that certain Pledge Agreement, to be dated as of the Closing Date, by and between Pledgor and Collateral Agent.

“Pledgor” shall have the meaning assigned to such term in the recitals.

“Progress Payments” means those certain milestone payments made pursuant to the Payment and Cancellation Schedule per the Equipment Supply Agreement.

“Project” means any facility or project that is intended to utilize, or utilizes, any electrical generation equipment (including the Equipment).

“Project and Equipment Deployment Forecast” has the meaning assigned to such term in Section 3.1(n) of this Agreement.

“Project Financing” means any customary financing (including the issuance of letters of credit) for the development, construction or operation of a Project provided to any Person holding any direct or indirect ownership interests in a Project.

“Proportionate Share” means (a) at any time during the Loan Availability Period, the percentage of the Total Loan Commitment represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.2; and (b) at any time after the Loan Availability Period, the percentage of the total Loans outstanding represented by the principal amount of such Lender’s Loans outstanding at such time. The Proportionate Share of each Lender as of the Closing Date is set forth on Schedule I.

“Prudent Industry Standards” means, at a particular time, in the exercise of reasonable judgment in light of the facts known at the time a decision was made, those practices, standards, designs, methods, means, techniques, equipment and acts, of which there may be more than one, and as the same may change from time to time, that would require a Person to: (a) perform its duties in compliance with the requirements of its contractual obligations, (b) exercise such care, skill, and diligence as a reasonably prudent business company of established reputation engaged in the Equipment maintenance would exercise in the conduct of its business and for the advancement or protection of its own interests, (c) perform the duties in accordance with applicable power industry standards in the same region as the Equipment is stored, (d) use sufficient and properly trained and skilled personnel, and (e) use parts and supplies that meet the specifications set forth in the Supply and Storage Agreements and any other contractual obligations of Borrower or its Affiliates, in all cases with respect to (a) through (e) herein, taking into account, in consultation with Borrower, all of the associated costs and expenses and benefits.

“PUHCA” means the Public Utility Holding Company Act of 2005, and FERC’s implementing regulations issued thereunder.

“Quarterly Date” has the meaning assigned to such term in Section 2.2(a) of this Agreement.

“Quarterly Equipment Revaluation” has the meaning assigned to such term in Section 5.19 of this Agreement.

“Register” shall have the meaning given in Section 2.2(c)(i) of this Agreement.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Replacement Obligor” means, with respect to any Person party to any Supply and Storage Agreement, any Person satisfactory to Administrative Agent and the Required Lenders who, pursuant to any definitive agreement or definitive guarantee, assumes the obligation of providing the services and/or products on terms and conditions not less favorable, taken as a whole, to Borrower or other Loan Party than those which such Person being replaced is obligated to provide pursuant to the applicable Supply and Storage Agreement.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived by the PBGC.

“Representatives” shall have the meaning given in Section 10.22 of this Agreement.

“Required Lenders” means (a) at any time Beal Bank USA is owed or holds more than 50% of the aggregate principal amount of the Loans and then outstanding Commitments, Beal Bank USA, and (b) at any time thereafter, Lenders owed or holding more than 50% of the aggregate principal amount of the Loans and Commitments outstanding at such time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, as to any Person, its president, chief executive officer, chief financial officer, any vice president, treasurer, or secretary, any managing general partner or member (or any of the preceding with regard to such managing general partner or member) or, authorized representative.

“Restricted Person” means any Person that is (a) the target of Sanctions, including any Person(s) listed on any Sanctions list, or (b) located, organized, or resident in any Sanctioned Country or (c) owned 50% or more in the aggregate or otherwise controlled by (within the meaning of the relevant Sanctions) any Person(s) that are described in clause(s) (a) and/or (b).

“Revenues” means all income and receipts derived from the ownership of the Collateral, including payments and liquidated damages paid to Borrower under the Equipment Supply Agreements and any other contract or agreement of Borrower, proceeds of any business interruption insurance paid to Borrower, the investment income on amounts in the Accounts and the proceeds of any condemnation awards relating to the Collateral and any receipts derived by Borrower from the sale of any Collateral, all as determined in conformity with cash accounting principles. Revenues shall not include any amounts that are subject to rebate, return, recapture or refund.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., or any successor thereof.

“Sanctioned Country” means any country or territory that is the target of a comprehensive Sanctions embargo (as of the date of this Agreement, Cuba, Iran, North Korea, Crimea, the so-called Donetsk People’s Republic and so-called Luhansk People’s Republic regions of Ukraine and the non-government controlled areas of Kherson and Zaporizhzhia of Ukraine).

“Sanctions” means any economic, financial and trade sanctions administered by or enforced by the U.S. (including the U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. Department of State), the United Nations Security Council, the European Union and its member states and His Majesty’s Treasury.

“Secured Parties” means collectively, Administrative Agent, Collateral Agent and the Lenders.

“Security Agreement” means that certain Security Agreement, dated as of the Closing Date, by and among Borrower, Holdings, and Collateral Agent.

“Solvent” means, with respect to any Person, that as of the date of determination, (a) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on such date of determination; (c) such Person has not incurred and does not intend to incur, or believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (d) such Person is “solvent” within the meaning given that term and similar terms under any Bankruptcy Law and applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, (i) the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5), (ii) “debt” means liability on a “claim,” and (iii) “claim” means (A) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (B) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Sponsor” shall have the meaning assigned to such term in the recitals.

“Sponsor Equity Contribution and Guaranty Agreement” shall mean that certain Equity Contribution and Guaranty Agreement dated as of the date hereof, by and between Sponsor, Borrower and Collateral Agent.

“State” means (a) any state of the United States of America or (b) the District of Columbia.

“Storage Agreement” has the meaning assigned to such term in Schedule 5.20.

“Storage Service Providers” means collectively, each counterparty to a Warehousing Agreement or a Warehousing Security Agreement.

“Subsidiary” means, with respect to any Person, (a) any corporation more than fifty one percent (51%) of whose stock of any class or classes having by the terms of ordinary voting power to elect a majority of the directors of such corporation is at the time owned by such Person and/or one or more Subsidiaries of such Person; and (b) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has an equity or income interest greater than fifty one percent (51%) of all equity or income interests.

“Supply and Storage Agreements” shall mean, collectively, (a) the Equipment Supply Agreement, (b) the Surety Bond, (c) any Warehousing Agreement and (d) any Warehousing Security Agreement.

“Surety Bond” means (a) on the Closing Date and prior to the reissuance of the surety bond pursuant to Section 5.24, that certain Sale Purchase Agreement Payment Bond (Bond Number “SPA151142_002”), dated December 15, 2025, by the Surety Bond Provider, as surety, Fermi Equipment, as principal, and Siemens Energy, Inc. as obligee and (b) on and after the date of reissuance of the Surety Bond to the Equipment Supplier under the Equipment Supply Agreement, that certain reissued sale and purchase agreement payment bond issued by the Surety Bond Provider and delivered to, and accepted by, the Equipment Supplier, as obligee.

“Surety Bond Provider” SiriusPoint America Insurance Company.

“Taxable REIT Subsidiary” shall have the meaning given in Section 6.10 of this Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Loan Commitment” means an amount up to $165,000,000.00.

“Treasury” or “U.S. Treasury” means the United States Department of the Treasury.

“Turbine” means an SGT-800 (57MW) power generation turbine and any Turbine Options associated with such turbine.

“Turbine Options” means, for each Turbine, the Turbine options selected by Borrower to be provided by Siemens Energy, Inc., as described on Appendix 3 (Payment and Cancellation Schedule) of the Equipment Supply Agreement.

“Turbine Options Extension Change Order” means a change order under the Equipment Supply Agreement substantially in the form attached hereto as Exhibit I.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Updated Project and Equipment Deployment Forecast” shall have the meaning assigned to such term in Section 5.4(d) of this Agreement.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning assigned to such term in Section 2.4(f)(ii)(B)(3) of this Agreement.

“UCC” means the Uniform Commercial Code of the jurisdiction the law of which governs the document in which such term is used or which governs the creation or perfection of the Liens granted thereunder.

“Unasserted Obligations” means, with respect to any such agreement, any general obligations of the related Major Project Participant for taxes, costs, indemnifications, reimbursements, damages and other liabilities thereunder (which specifically shall not include equipment related repair, replacement or performance guarantees thereunder) in respect of which no claim or demand for payment has been made (or, in the case of obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.

“Warehousing Agreements” means collectively, the Storage Agreement, the Warehouse Lien Agreement, the Fermi Site Collateral Access Agreement and the FTZ Acknowledgement.

“Warehouse Lien Agreement” has the meaning assigned to such term in Schedule 5.20.

“Warehousing Security Agreements” means those certain agreements to provide round-the-clock security services for the protection of the Equipment, to be entered into by Sponsor or an Affiliate of Sponsor, including any Fermi Site Security Agreement and any FTZ Site Security Agreement.

“Withholding Agent” means Borrower and Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

RULES OF INTERPRETATION

1.	The singular includes the plural and the plural includes the singular.

2.	The word “or” is not exclusive.

3.	A reference to a Governmental Rule includes any amendment or modification to such Governmental Rule, and all regulations, rulings and other Governmental Rules promulgated under such Governmental Rule.

4.	A reference to a Person includes its successors and permitted assigns.

5.	Accounting terms have the meanings assigned to them by GAAP, as applied by the accounting entity to which they refer.

6.	The words “include,” “includes” and “including” are not limiting (i.e., “without limitation”).

7.	A reference in a document to an Article, Section, Exhibit, Schedule, Annex or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated. Exhibits, Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document.

8.	References to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time (to the extent permitted under the Financing Documents) and in effect at any given time.

9.	The words “hereof,” “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document.

10.	References to “days” shall mean calendar days, unless the term “Banking Days” shall be used. References to a time of day shall mean such time in New York, New York, unless otherwise specified.

11.	The Financing Documents are the result of negotiations between, and have been reviewed by Borrower, Administrative Agent, Collateral Agent, each Lender and their respective counsel. Accordingly, the Financing Documents shall be deemed to be the product of all parties thereto, and no ambiguity shall be construed in favor of or against Borrower, Administrative Agent, Collateral Agent or any Lender.

12.	The words “will” and “shall” shall be construed to have the same meaning and effect.

13.	For all purposes under the Financing Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

14.	Notwithstanding anything to the contrary contained in this Agreement or any other Financing Document, unless otherwise expressly set forth in this Agreement or other applicable Financing Document, all of the Lenders’, Collateral Agent’s and Administrative Agent’s actions, consents, acceptances, approvals, opinions, elections, determinations, selections, exercise of rights, reservation of rights, judgments, considerations, decisions regarding acceptability or requirement or necessity or otherwise, determinations as satisfactory or unsatisfactory or other similar acts, in each case, as set forth in or contemplated by any of the Financing Documents, whether or not so qualified, shall be in, and shall be read to be in, the sole and absolute discretion of the Lenders, Collateral Agent and/or Administrative Agent (as applicable).